As filed with the Securities And Exchange Commission on January 5, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

WIDEPOINT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2040275
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

One Lincoln Centre
Oakbrook Terrace, Illinois 60181
(630) 629-0003
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

_________________

Steve L. Komar
Chairman, President and Chief Executive Officer
WidePoint Corporation
One Lincoln Centre
Oakbrook Terrace, Illinois 60181
(630) 629-0003
(Name, Address, Including Zip Code, And Telephone Number,
Including Area Code, of Agent For Service)

_________________

Copies to:

Arthur H. Bill, Esq.
Thomas L. James, Esq.
Foley & Lardner LLP
3000 K Street, N.W., Suite 500
Washington, DC 20007
(202) 672-5300

_________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   |X|

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

_________________

CALCULATION OF REGISTRATION FEE
Title of Shares to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Common Stock issuable upon conversion	20,457,140	$0.68	$13,910,855.20	$1,637.31
of Series A Convertible Preferred Stock

Common Stock issuable upon exercise of	10,739,999	$0.68	$7,303,19.32	$ 859.59
warrants

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the bid and asked prices on the OTC Bulletin Board on December 30, 2004. Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares that may be issuable from time to time in connection with any stock split, stock dividend or similar transaction.

(2)	Calculated pursuant to Rule 457(c) based on an estimate of the proposed maximum aggregate offering price.

        WidePoint hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until WidePoint shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders named in this prospectus are soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated January 5, 2005

PROSPECTUS

WIDEPOINT CORPORATION
31,197,139 SHARES OF COMMON STOCK

        This prospectus relates to resale by the selling stockholders of up to 31,197,139 shares of our common stock, $0.001 par value per share, consisting of (i) 20,457,140 shares of our common stock issuable upon the conversion of outstanding shares of Series A Convertible Preferred Stock and (ii) 10,739,999 shares of our common stock issuable upon the exercise of outstanding warrants. We will not receive any proceeds from the sale of these shares.

        Our common stock is traded on the OTC Bulletin Board under the symbol “WDPT.” The last reported sale price for our common stock on the OTC Bulletin Board on December 30, 2004 was $0.66 per share. You are urged to obtain current market quotations for our common stock. The selling stockholders may offer their shares of common stock from time to time, in the open market, in privately negotiated transactions, or a combination of methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may engage brokers or dealers who may receive commissions or discounts from the selling stockholders. Any broker-dealer acquiring the common stock from the selling stockholders may sell these securities in normal market making activities, through other brokers on a principal or agency basis, in negotiated transactions, to its customers or through a combination of methods. See “Plan of Distribution” beginning on page 63. We will bear all of the expenses and fees incurred in registering the shares offered by this prospectus.

        Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 5 for a discussion of the risks associated with our business.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2005.

i

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. You should read the entire prospectus carefully, including “Risk Factors” beginning on page 5, before deciding to invest in our common stock. Unless the context otherwise requires references in this prospectus to “WidePoint,” “we,” “us,” and “our” refer to WidePoint Corporation.

WidePoint Corporation

        We are an information technology (“IT”) services firm with established competencies in federal government and private commercial sector IT consulting services, including planning, managing and implementing IT solutions, software and secure authentication processes, and specialized outsourcing arrangements. Our staff consists of business and computer specialists who help our government and civilian customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing technological environment in business.

        On October 25, 2004, we completed the acquisition of Operational Research Consultants, Inc., or ORC. ORC specializes in information technology, or IT, integration and secure authentication processes and software, and providing services to the United States Government. ORC has been at the forefront of implementing Public Key Infrastructure (“PKI”) technologies. PKI technology is rapidly becoming the technology of choice to enable security services within and between different computer systems utilized by various agencies and departments of the U.S. Government.  Based on asymmetric key cryptography, PKI technology uses a class of algorithms in which a user can receive two electronic keys, consisting of a public key and a private key, to encrypt any information and/or communication being transmitted to or from the user within a computer network and between different computer networks. The user provides his or her public key to any and all desired persons or entities. The user does not share the private key with anyone else. The public key will encrypt all information and/or communication from any sender and the private key will allow only the holder of the private key to unlock and decrypt such information and/or communication. Thus, the algorithms used in PKI technologies help to achieve authentication of users and information, integrity of all data and communications, non-repudiation or rejection of data and communications, and support confidentiality of data and communications.  PKI also speeds up and simplifies the delivery of products and services by providing electronic approaches to processes that historically have been paper based. These electronic solutions depend on PKI for identification and authentication; data integrity; confidentiality of information and transactions; and non-repudiation to facilitate mission-related and transactions internal to an organization and with external organizations. ORC is currently the only entity that has been designated by the United States Government as an External Certificate Authority for the U.S. Government. As such, ORC is authorized to issue all permissible certificate types and services in accordance with Defense Information Systems Agency and National Security Agency standards, necessary for the interoperable, secure exchange of information between U.S. Governmental agencies, contractors, and international allies such as members of NATO.

        We are actively seeking the acquisition of other companies with complementary technical capabilities and are focused on providing IT, software and related services to the federal government (both defense agencies and civilian agencies), state governments, local agencies, and corporate clients. If successful, we anticipate that we will become a significantly larger company with broader capabilities and resources than has been the case historically.

        Corporate Information

        Our executive offices are located at One Lincoln Centre, Oakbrook Terrace, Illinois 60181, and our telephone number is 630-629-0003. We maintain a website with the address www.widepoint.com. We are not including the information contained on our website as a part of, or incorporating it by reference into, this prospectus.

The Offering

Common stock offered by the selling stockholders	31,197,139 shares
Use of proceeds	WidePoint will not receive any proceeds from the sale
of shares in this offering.
OTC Bulletin Board Symbol	"WDPT"

SUMMARY FINANCIAL DATA

        The following table summarizes the financial data for our business obtained from our audited and unaudited financial statements for the years ended 1999, 2000, 2001, 2002, 2003 and the nine months ended September 30, 2003 and 2004. You should read this information with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31, (audited)					Nine Months Ended September 30, (unaudited)
	1999	2000	2001	2002	2003	2003	2004
Statement of Operations Data:
Revenues	$27,196,125	$12,834,474	$5,902,728	$3,495,160	$3,293,508	$2,497,145	$2,470,992
Cost of revenues	12,140,007	7,014,045	3,122,061	2,489,983	2,460,281	1,834,534	1,850,528
Research & development expense	325,651	--	--	--	--	--	--
Sales & marketing expense	2,617,117	1,856,694	614,786	525,322	430,065	338,748	377,238
General & administrative
expense	9,701,672	8,535,062	2,549,661	643,771	693,220	516,404	626,173
Facilities closing expense	--	376,289	43,500	--	--	--	--
Disposition of subsidiary	--	699,203	--	--	--	--	--
Impairment of goodwill	1,703,825	--	5,853,693	--	--	--	--
Depreciation and amortization	1,817,329	851,562	545,290	51,792	12,777	10,025	3,322

Loss from operations	(1,109,476)	(6,498,381)	(6,826,263)	(215,708)	(302,835)	(202,566)	(386,269)
Other income (expense):
Interest income	161,123	103,351	44,655	17,658	11,551	9,976	4,398
Interest expense	(76,296)	(198,971)	(5,231)	(1,559)	(1,304)	--	--
Other	(33,756)	--	--	140,000	1,500	--	--

Net loss before income taxes	(1,058,405)	(6,594,001)	(6,786,839)	(59,609)	(291,088)	(192,590)	(381,871)
Income taxes	37,648	--	--	--	--	--	--
Net loss	(1,096,053)	(6,594,001)	(6,786,839)	(59,609)	(291,088)	(192,590)	(381,871)

Net loss per share
basic and diluted	$(0.08)	$(0.51)	$(0.52)	$(0.00)	$(0.02)	$(0.01)	$(0.02)

Basic and diluted weighted
average shares outstanding	12,949,913	12,979,055	12,984,913	14,243,310	15,579,913	15,579,913	18,160,920

	December 31,			Sept. 30
	2001	2002	2003	2004
	(audited)	(audited)	(audited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,563,544	$1,208,660	$949,612	$598,111
Working capital	1,495,961	1,340,951	1,113,635	755,326
Total assets	2,193,339	1,736,812	1,465,645	2,772,043
Total liabilities	581,928	328,416	291,284	404,437
Accumulated deficit	(40,473,058)	(40,532,667)	(40,823,755)	(41,205,626)
Stockholders' equity	1,611,411	1,408,396	1,174,361	2,367,606

SELECTED PRO FORMA FINANCIAL INFORMATION

        The following table summarizes the pro forma financial information reflecting our acquisition of Operational Research Consultants, Inc. on October 25, 2004. The proforma information reflects the acquisition of ORC by WidePoint as if the acquisition had taken place on January 1, 2003 for the Statement of Operations of ORC for the year ended December 31, 2003 and respectively, January 1, 2004 for the Statement of Operations of ORC for the nine monthes ended September 30, 2004. You should read this information with the financial statements of Operational Research Consultants, Inc. and pro forma financial information set forth elsewhere in this prospectus.

WidePoint Pro Forma	Year Ended December 31, 2003	Nine Months Ended September 30, 2004
Statement of Operations Data:
Revenues, net	$18,250,123	$9,991,437
Operating expenses:
Cost of sales	12,838,397	6,805,020
Sales, general & administrative	4,262,469	2,632,115
Depreciation & amortization	308,773	109,910

Income from operations	840,484	364,212
Other income (expenses):
Interest income	11,551	5,006
Interest expenses	(223,888)	(175,468)
Other	(1,109)	4,823

Net income before provision for
Income taxes	627,038	198,573
Income tax provision	140	--
Net income	626,898	198,573

Basic net income per share	$0.04	$0.01
Diluted net income per share	$0.02	$0.00

Basic weighted-average shares
outstanding	16,552,413	19,133,420
Diluted weighted-average shares
outstanding	37,009,556	42,798,536

WidePoint Pro Forma	September 30, 2004
Balance Sheet Data:
Cash and cash equivalents	$299,200
Working capital	197,940
Total assets	9,393,458
Total liabilities	3,320,932
Accumulated deficit	(41,114,012)
Stockholders' equity	6,062,526

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before purchasing our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Risks Related to our Operations

We have a history of net losses, and while we expect to realize a substantial increase in future period revenues and we anticipate the realization of net income, there is no assurance that this will be the case and we may not achieve or maintain profitability.

        We are engaged primarily in the business of providing information technology (“IT “) services with established competencies in federal government and private consulting, planning, managing and implementing IT solutions, software and secure authentication processes. We have incurred substantial net losses through September 30, 2004. Although we anticipate a substantial increase in revenues and operational profitability in future quarters, there is no assurance that this will be the case. Revenues and profits generated from our services will depend upon numerous factors, including:

•	Demand of commercial and federal marketplaces for our range of services,

•	Effectiveness of our sales and marketing efforts,

•	Ability to deliver capabilities cost-effectively, and

•	Competitive environment.

We may need to obtain additional funding to meet our future capital needs. If we are unable to obtain such financings, we may be required to significantly cut back our operations, sell assets or cease operations.

        If we continue to have operating losses and without the realization of additional capital, or net profit from operations, and/or if we continue to seek out and make acquisitions which require a cash component, then we may need to raise additional capital. On October 25, 2004 and October 29, 2004, we issued and sold to Barron shares of our Series A Convertible Preferred Stock and warrants for an aggregate purchase price of approximately $3.58 million. In that financing transaction, we also issued a warrant to Westcap to purchase 511,428 shares of our common stock at an exercise price of $0.40 per share. Although we would receive additional funds upon exercise of the warrants issued in connection with those financings, the holders of those warrants is under no obligation to exercise all or any portion of those warrants. In the event that we do not meet our currently planned operations and capital expenditures, we may require additional funding to support our operations. Additional funding may be unavailable on favorable terms, if at all. If we are unable to obtain sufficient additional funding when needed, we may have to significantly cut back our operations, defer potentially favorable acquisitions, sell some or all of our assets and/or cease operations. In addition, if we raise additional capital by issuing additional equity or convertible debt securities, our existing stockholders may suffer significant dilution and the securities issued could have rights, preferences and privileges more favorable than those of our current stockholders.

We may have difficulty responding to changing technology.

        The IT industry is characterized by rapidly advancing technology. Our future success will depend, in large part, upon our ability to anticipate and keep pace with advancing technology and competitive innovations. However, we may not be successful in identifying, developing and marketing new products or services or enhancing our existing products or services. In addition, we can give no assurance that new products or services may be developed that will render our current or planned products or services obsolete or inferior. Rapid technological development by competitors may result in our products or services becoming obsolete before we recover a significant portion of the research and development expenses incurred with respect to such products or services.

We may be unable to implement our acquisition program.

        Demand for businesses with credible business relationships and capabilities to provide services to various government agencies at the federal, state and local levels is very competitive. To the extent that this competition causes the price for these businesses to elevate beyond reasonable levels where funding for such acquisitions is no longer available, WidePoint may not be able to implement our acquisition strategy. Any significant change in the spending pattern of the federal government could potentially have an adverse effect on acquisition targets and as such, argue against making such acquisitions.

We may have difficulty integrating acquisitions into our existing operations.

        To the extent that some acquisitions may have operational complexities due to the nature of their business, the election to not fully integrate such acquisitions may be made if such integration does not quantitatively improve operational or financial efficiencies. Some integration efforts will be phased in to ensure that desired efficiencies are quickly and cost effectively realized. Any element of integration must be justified rationally on potential cost savings realized by the business. If we are unable to successfully integrate some or all of the operations of ORC or future acquisitions this could have a material adverse effect on our business and operations.

We may not receive the full amount of our backlog, which could harm our business.

        Our total backlog includes both funded and unfunded orders for services under existing signed contracts, assuming the exercise of all options relating to those contracts that we reasonably believe will be exercised. Congress often appropriates funds for our clients on a yearly basis, even though their contracts with us may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contract.

        Our backlog was approximately $575 million as of October 1, 2004, of which approximately $42 million was funded, and of which approximately $20 million is expected to occur after the current fiscal year. Our backlog includes orders under contracts that in some cases extend for several years.

        There can be no assurance that our backlog will result in actual revenues in any particular period, or at all, or that any contract included in backlog will be profitable. This is because the actual receipt and timing of any of these revenues is subject to various contingencies, many of which are beyond our control. In addition, we may never realize revenues from some of the engagements that are included in our backlog, and there is a higher degree of risk in this regard with respect to unfunded backlog. The federal government’s ability to select multiple winners under multiple award schedule contracts, government-wide acquisition contracts, blanket purchase agreements and other indefinite delivery/indefinite quantity contracts, as well as its right to award subsequent task orders among such multiple winners, means that there is no assurance that unfunded contract backlog will result in actual orders. The actual receipt of revenues on engagements included in backlog may never occur or may change because a program schedule could change or the program could be canceled, or a contract could be reduced, modified, or terminated early. Moreover, under multiple award schedule contracts, government wide acquisition contracts, blanket purchase agreements, and other indefinite delivery/indefinite quantity contracts, the government is frequently not obligated to order more than a minimum quantity of goods or services.

Risks Related to Our Industry

The demand for business and technology consulting services weakened significantly in 2001 and 2002, and demand may remain weak if the current improvement in the economic climate does not continue.

        The market for our consulting services and the technologies used in our solutions has changed rapidly over the last five years. The market for advanced technology consulting services expanded dramatically during 1999 and most of 2000, but declined significantly in 2001 and 2002. Since the second half of 2000, many companies have experienced financial difficulties or uncertainty, and canceled or delayed spending on technology initiatives as a result. These companies typically are not demonstrating the same urgency regarding technology initiatives that existed during the economic expansion that stalled in 2000. This trend worsened for some companies following the September 11, 2001 terrorist attacks in the United States and the accounting scandals involving Enron, Worldcom, Tyco and other companies. The economic uncertainty caused by recent military actions in Afghanistan and Iraq further depressed technology spending in the Commercial sector, although increased requirements and capabilities have characterized spending levels in the Government sector. While the overall economic climate has begun to show signs of improvement since the third quarter of 2003, this improvement may not continue for a meaningful period of time. If the economic climate does not improve significantly, large companies may continue to cancel or delay their business and technology consulting initiatives because of the weak economic climate, or for other reasons, and our business, financial condition and results of operations would be materially and adversely affected.

Our market is highly competitive and we may not be able to continue to compete effectively.

        The markets for the services we provide are highly competitive. We currently compete with companies from a variety of market segments, including publicly and privately held firms, large accounting and consulting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies and other general management consulting firms. We also compete regularly with offshore outsourcing companies, and we expect competition from these companies to increase in the future, especially on development, application management services and outsourcing engagements. We compete frequently for client engagements against companies with far higher revenues and larger numbers of consultants than we have. Recent consolidations of large consulting companies within our market have further increased the size and resources of some of these competitors. These competitors are often able to offer more scale, which in some instances has enabled them to significantly discount their services in exchange for revenues in other areas or at later dates. Additionally, in an effort to maintain market share, many of our competitors are heavily discounting their services to unprofitable levels. Some of our competitors have gone out of business. If we cannot keep pace with the intense competition in our marketplace, our business, financial condition and results of operations will suffer.

We have significant fixed operating costs, which may be difficult to adjust in response to unanticipated fluctuations in revenues.

        A high percentage of our operating expenses, particularly personnel, rent and depreciation, are fixed in advance of any particular quarter. As a result, an unanticipated decrease in the number or average size of, or an unanticipated delay in the scheduling for, our projects may cause significant variations in operating results in any particular quarter and could have a material adverse effect on operations for that quarter.

        An unanticipated termination or decrease in size or scope of a major project, a client’s decision not to proceed with a project we anticipated or the completion during a quarter of several major client projects could require us to maintain underutilized employees and could have a material adverse effect on our business, financial condition and results of operations. Our revenues and earnings may also fluctuate from quarter to quarter because of such factors as:

•	the contractual terms and timing of completion of projects, including achievement of certain business results;

•	any delays incurred in connection with projects;

•	the adequacy of provisions for losses and bad debts;

•	the accuracy of our estimates of resources required to complete ongoing projects;

•	loss of key highly skilled personnel necessary to complete projects; and

•	general economic conditions.

We may lose money if we do not accurately estimate the costs of fixed-price engagements.

        Some of our projects may be based on fixed-price, fixed-time contracts, rather than contracts in which payment to us is determined on a time and materials basis. Our failure to accurately estimate the resources required for a project, or our failure to complete our contractual obligations in a manner consistent with the project plan upon which our fixed-price, fixed-time contract was based, could adversely affect our overall profitability and could have a material adverse effect on our business, financial condition and results of operations. In addition, we may fix the price for some projects at an early stage of the process, which could result in a fixed price that turns out to be too low and, therefore, could adversely affect our business, financial condition and results of operations.

Our clients could unexpectedly terminate their contracts for our services.

        In both our commercial and federal sector businesses, some of our contracts can be canceled by the client with limited advance notice and without significant penalty. Termination by any client of a contract for our services could result in a loss of expected revenues and additional expenses for staff that were allocated to that client’s project. We could be required to maintain underutilized employees who were assigned to the terminated contract. The unexpected cancellation or significant reduction in the scope of any of our large projects could have a material adverse effect on our business, financial condition and results of operations.

We may be liable to our clients for damages caused by our services or by our failure to remedy system failures.

        Many of our projects involve technology applications or systems that are critical to the operations of our clients’ businesses. If we fail to perform our services correctly, we may be unable to deliver applications or systems to our clients with the promised functionality or within the promised time frame, or to satisfy the required service levels for support and maintenance. While we have taken precautionary actions to create redundancy and back-up systems, any such failures by us could result in claims by our clients for substantial damages against us. Although we attempt to limit the amount and type of our contractual liability for defects in the applications or systems we provide, and carry insurance coverage that mitigates this liability in certain instances, we cannot be assured that these limitations and insurance coverages will be applicable and enforceable in all cases. Even if these limitations and insurance coverages are found to be applicable and enforceable, our liability to our clients for these types of claims could be material in amount and affect our business, financial condition and results of operations.

If we do not attract and retain qualified professional staff, we may not be able to adequately perform our client engagements and could be limited in accepting new client engagements.

        Our business is labor intensive, and our success depends upon our ability to attract, retain, train and motivate highly skilled employees. Intense competition exists for employees who have specialized skills or significant experience in business and technology consulting. The improvement in demand for business and technology consulting services that began in the third quarter of 2003 has also increased the need for highly skilled employees. We may not be successful in attracting enough employees to achieve our desired expansion or staffing plans. Furthermore, the industry turnover rates for these types of employees are high, and we may not be successful in retaining, training and motivating the employees we are able to attract. Any inability to attract, retain, train and motivate employees could impair our ability to adequately manage and complete existing projects and to bid for or accept new client engagements. Such inability may also force us to hire expensive independent contractors, which could increase our costs and reduce our profitability on client engagements. We must also devote substantial managerial and financial resources to monitoring and managing our workforce and other resources. Our future success will depend on our ability to manage the levels and related costs of our workforce and other resources effectively.

We may be unable to protect our proprietary methodology.

        Our success depends, in part, upon our proprietary methodology and other intellectual property rights. We rely upon a combination of trade secrets, nondisclosure and other contractual arrangements, and copyright and trademark laws to protect our proprietary rights. We generally enter into nondisclosure and confidentiality agreements with our employees, partners, consultants, independent sales agents and clients, and limit access to and distribution of our proprietary information. We cannot be certain that the steps we take in this regard will be adequate to deter misappropriation of our proprietary information or that we will be able to detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Specifically in the Government sector, statutory contracting regulations protect the rights of Federal Agencies to retain access to, and utilization of, proprietary intellectual property utilized in the delivery of contracted services to such Agencies. Although we believe that our services and products do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future, and, if asserted, these claims may be successful. A successful claim against us could materially adversely affect our business, financial condition and results of operations.

Our directors and officers have significant voting power and may substantially influence the outcome of any stockholder vote.

        Our directors and officers, in the aggregate, beneficially own approximately 21,125,393 shares of our common stock, or approximately 38% of our issued and outstanding shares of common stock. As a result, they have the ability to substantially influence, and may effectively control the outcome of corporate actions requiring stockholder approval, including the election of directors. This concentration of ownership may also have the effect of delaying or preventing a change in control of WidePoint, even if such a change in control would benefit other investors.

        We have a concentrated ownership structure and our directors and officers in conjunction with Barron, upon conversion by Barron of all of the Series A Convertible Preferred Stock and the exercise by Barron of all of its warrants that do not require shareholder approval of an increase in authorized shares, would beneficially own approximately 62% of the outstanding shares of our common stock if our stockholders do not approve the proposed increase in the total number of our authorized shares of common stock, or approximately 70% of the outstanding shares of our common stock if our stockholders do approve the proposed increase in the total number of our authorized shares of common stock.

We are dependent on our key employees.

        Our success will depend in large part upon the continued services of a number of key employees, including Steve Komar, our Chairman, President and Chief Executive Officer, James McCubbin, our Vice President, Secretary and Chief Financial Officer, and Mark Mirabile, our Vice President and Chief Operations Officer. On July 1, 2002, we entered into employment arrangements with Messrs. Komar, McCubbin and Mirabile. Each of these three employment agreements was for an initial term of two years, with four renewable one-year options.

        On March 24, 2004, we acquired Chesapeake Government Technologies, Inc., or Chesapeake, and in connection with that acquisition, we entered into employment agreements with Mark Fuller, the Chief Executive Officer of Chesapeake, and John Crowley, the President of Chesapeake. Each of those two employment agreements is on a month-to-month basis.

        On October 25, 2004, we acquired Operational Research Consultants, Inc., or ORC, and in connection with that acquisition, we entered into an employment agreement with Daniel Turissini, the Chief Executive Officer and President of ORC. Mr. Turissini’s employment with us will continue until terminated pursuant to the terms of his employment agreement.

        We generally do not have employment agreements with our other employees. The loss of the services of any of our key personnel could have a material adverse effect on our business, financial condition and results of operations. In addition, if our key employees resign from WidePoint or its subsidiaries to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations. Although we require our employees to sign agreements prohibiting them from joining a competitor, forming a competing company or soliciting our clients or employees for certain periods of time, we cannot be certain that these agreements will be effective in preventing our key employees from engaging in these actions or that courts or other adjudicative entities will substantially enforce these agreements. Furthermore, for those employees whom we involuntarily terminated in connection with our restructuring actions, we have waived the non- competition clause of their agreements in exchange for releases of claims. We granted these waivers only in connection with the restructuring actions, and our general practice is not to waive the non-competition obligations of other departing employees.

The loss of one or more significant customers could have an adverse impact on our results of operations.

        Historically, we have derived, and may in the future derive, a significant percentage of our total revenues from a relatively small number of clients. During 2003, four customers individually represented 18%, 14%, 13% and 13% of revenues, respectively. Although this concentration will be lessened by the acquisition of ORC, in the event we lose any one of those four significant customers, our results of operations could be materially adversely affected.

We may incur substantial costs in connection with contracts awarded through a competitive procurement process, which could negatively impact our operating results.

        Many federal government contracts are awarded through a competitive procurement process. We expect that much of the government business we seek in the foreseeable future will be awarded through competitive procedures. Competitive procurements impose substantial costs and present a number of risks, including:

•	the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may not be awarded to us; and

•	the expense and delay that we may face if our competitors protest or challenge contract awards made to us pursuant to competitive procedures, and the risk that any such protest or challenge could result in the resubmission of offers, or in termination, reduction, or modification of the awarded contract.

        The costs we incur in the competitive procurement process may be substantial and, to the extent we participate in competitive procurements and are unable to win particular contracts, these costs could negatively affect our operating results. In addition, GSA multiple award schedule contracts, government-wide acquisitions contracts, blanket purchase agreements, and other indefinite delivery/indefinite quantity contracts do not guarantee more than a minimal amount of work for us, but instead provide us access to work generally through further competitive procedures. This competitive process may result in increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenues under the relevant contract.

Unfavorable government audit results could subject us to a variety of penalties and sanctions, and could harm our reputation and relationships with our clients.

        The federal government audits and reviews our performance on contracts, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. Like most large government contractors, our contracts are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Audit Agency. An unfavorable audit of us, or of our subcontractors, could have a substantial adverse effect on our operating results. For example, any costs that were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may need to be refunded and future operating margins may be reduced.

        If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with U.S. government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true.

Security breaches in sensitive government systems could result in the loss of clients and negative publicity.

        Many of the services we provide involve managing and protecting information involved in intelligence, national security, and other sensitive or classified government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation, and prevent us from being eligible for further work on sensitive or classified systems for federal government clients. We could incur losses from such a security breach that could exceed the policy limits under our errors and omissions and product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install, and maintain could materially reduce our revenues.

Our failure to obtain and maintain necessary security clearances may limit our ability to perform classified work for government clients, which could cause us to lose business.

        Some government contracts require us to maintain facility security clearances, and require some of our employees to maintain individual security clearances. If our employees lose or are unable to timely obtain security clearances, or we lose a facility clearance, the government client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain or maintain the required security clearances for a particular contract, or we fail to obtain them on a timely basis, we may not derive the revenues anticipated from the contract, which, if not replaced with revenues from other contracts, could harm our operating results. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we will be unable to perform that contract and we may not be able to compete for or win new contracts for similar work.

Changes in the spending policies or budget priorities of the federal government could cause us to lose revenues.

        We derive a significant amount of our revenues from contracts funded by federal government agencies. We believe that contracts with federal government agencies, and defense agencies in particular, will be a significant source of our revenues for the foreseeable future. Accordingly, changes in federal government fiscal or spending policies or the U.S. defense budget could directly affect our financial performance. For example, the reduction in the U.S. defense budget during the early 1990s caused some defense-related government contractors to experience decreased sales, reduced operating margins and, in some cases, net losses. Among the factors that could harm our business are:

•	curtailment of the federal government's use of technology services firms;

•	a significant decline in spending by the federal government, in general, or by specific agencies such as the Department of Defense;

•	reductions in federal government programs or requirements;

•	a shift in spending to federal programs and agencies that we do not support or where we currently do not have contracts;

•	delays in the payment of our invoices by government payment offices;

•	federal governmental shutdowns, such as the shutdown that occurred during the government’s 1996 fiscal year, and other potential delays in the government appropriations process; and

•	general economic and political conditions, including any event that results in a change in spending priorities of the federal government.

        These or other factors could cause federal government agencies and departments to reduce their purchases under contracts, to exercise their right to terminate contracts, or not to exercise options to renew contracts, any of which could cause us to lose revenues. In addition, any limitations imposed on spending by U.S. government agencies that result from efforts to reduce the federal deficit may limit both the continued funding of our existing contracts and our ability to obtain additional contracts.

Federal government contracts contain provisions giving government clients a variety of rights that are unfavorable to us, including the ability to terminate a contract at any time for convenience.

        Federal government contracts contain provisions and are subject to laws and regulations that provide government clients with rights and remedies not typically found in commercial contracts. These rights and remedies allow government clients, among other things, to:

•	terminate existing contracts, with short notice, for convenience, as well as for default;

•	reduce orders under or otherwise modify contracts;

•	for larger contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor during negotiations furnished cost or pricing data that was not complete, accurate, and current;

•	for GSA multiple award schedule contracts, government-wide acquisition agreements, and blanket purchase agreements, demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process, or reduce the contract price under certain triggering circumstances, including the revision of pricelists or other documents upon which the contract award was predicated, the granting of more favorable discounts or terms and conditions than those contained in such documents, and the granting of certain special discounts to certain clients;

•	terminate our facility security clearances and thereby prevent us from receiving classified contracts;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	decline to exercise an option to renew a multi-year contract or issue task orders in connection with indefinite delivery/indefinite quantity contracts;

•	claim rights in solutions, systems, and technology produced by us;

•	prohibit future procurement awards with a particular agency due to a finding of organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors or the existence of conflicting roles that might bias a contractor’s judgment;

•	subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract; and

•	suspend or debar us from doing business with the federal government.

        If a federal government client terminates one of our contracts for convenience, we may recover only our incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If a federal government client were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts or suspend or debar us from doing business with the federal government, our revenues and operating results would be materially harmed.

Our failure to comply with complex procurement laws and regulations could cause us to lose business and subject us to a variety of penalties.

        We must comply with laws and regulations relating to the formation, administration, and performance of federal government contracts, which affect how we do business with our federal government clients and may impose added costs on our business. Among the most significant laws and regulations are:

•	the Federal Acquisition Regulation, and agency regulations analogous or supplemental to the Federal Acquisition Regulation, which comprehensively regulate the formation, administration, and performance of government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of all cost or pricing data in connection with some contract negotiations;

•	the Cost Accounting Standards, which impose cost accounting requirements that govern our right to reimbursement under some cost-based government contracts; and

•	laws, regulations, and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of specified solutions and technical data.

        If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including the termination of our contracts, the forfeiture of profits, the suspension of payments owed to us, fines, and our suspension or debarment from doing business with federal government agencies. In particular, the civil False Claims Act provides for treble damages and potentially substantial civil penalties where, for example, a contractor presents a false or fraudulent claim to the government for payment or approval, or makes a false statement in order to get a false or fraudulent claim paid or approved by the government. Actions under the civil False Claims Act may be brought by the government or by other persons on behalf of the government. These provisions of the civil False Claims Act permit parties, such as our employees, to sue us on behalf of the government and share a portion of any recovery. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the government, each of which could lead to a material reduction in our revenues.

The adoption of new procurement laws or regulations could reduce the amount of services that are outsourced by the federal government and cause us to experience reduced revenues.

        New legislation, procurement regulations, or labor organization pressure could cause federal agencies to adopt restrictive procurement practices regarding the use of outside IT providers. The American Federation of Government Employees, the largest federal employee union, strongly endorses legislation that may restrict the procedure by which services are outsourced to government contractors. One such proposal, the Truthfulness, Responsibility, and Accountability in Contracting Act, would have effectively reduced the volume of services that is outsourced by the federal government by requiring agencies to give in-house government employees expanded opportunities to compete against contractors for work that could be outsourced. Although the legislation did not pass committee in either house of Congress last term, and it has not been reintroduced in the current term, if such legislation, or similar legislation, were to be enacted, it would likely reduce the amount of IT services that could be outsourced by the federal government, which could materially reduce our revenues.

Risks Related To Our Common Stock and The Offering

Our stock price could be volatile, which could cause you to lose all or part of your investment.

        The stock market has, from time to time, experienced extreme price and volume fluctuations. The market prices of the securities of IT companies have been especially volatile. Broad market fluctuations of this type may adversely affect the market price of our common stock.

        The market price of our common stock has experienced, and may continue to be subject to volatility due to a variety of factors, including:

•	public announcements concerning us, our competitors or the IT industry;

•	fluctuations in operating results;

•	introductions of new products or services by us or our competitors;

•	changes in analysts' earnings estimates; and

•	announcements of technological innovations.

        In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation. If we were the object of securities class action litigation, we could incur substantial costs and experience a diversion of our management’s attention and resources and such securities class action litigation could have a material adverse effect on our business, financial condition and results of operations.

A third party could be prevented from acquiring your shares of stock at a premium to the market price because of our anti-takeover provisions.

        Various provisions of our certificate of incorporation, by-laws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to you and our other stockholders.

The future sale of shares of our common stock may negatively affect our stock price.

        If our stockholders sell substantial amounts of our common stock, including shares issuable upon the conversion of the Series A Convertible Preferred Stock and upon the exercise of outstanding warrants and options, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate.

The fact that our directors and officers own 38% of our outstanding common stock may decrease your influence on stockholder decisions.

        Our executive officers and directors, in the aggregate, beneficially own 38% of our outstanding common stock.  As a result, our officers and directors, will have the ability to influence our management and affairs and the outcome of matters submitted to stockholders for approval, including the election and removal of directors, amendments to our bylaws and any merger, consolidation or sale of all or substantially all of our assets.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

        There is currently only a limited public market for our common stock, which is traded on the Over-the-Counter Bulletin Board, and there can be no assurance that a trading market will develop further or be maintained in the future. As of December 30, 2004, the closing sale price of our common stock on the Over-the-Counter Bulletin Board was  $0.66.  As of December 22, 2004, we had approximately 176 stockholders of record not including shares held in street name. During the month of November 2004, our common stock traded an average of 11,830 shares per day with a trading range of $0.44 per share to $0.57 per share.    During the past year our common stock has traded an average of 32,392 shares of common stock per day and over the past three years our common stock has traded an average of 23,022 shares of common stock per day. In addition, during the past two years our common stock has had a trading range with a low price of $0.07 per share and a high price of $0.86 per share.

We could issue additional shares of common stock, which might dilute the book value of our common stock.

        We have a total of 50,000,000 authorized shares of common stock, of which 21,125,393 shares were issued and outstanding as of December 20, 2004, with another 5,555,556 shares issued but reserved and held in escrow under earnout provisions as a condition to our purchase agreement of our recent acquisition of ORC. In addition, we have warrants, options and convertible preferred stock outstanding with respect to which 43,919,783 shares of common stock are reserved for issuance. At an annual meeting of our stockholders to be held on January 27, 2005, our stockholders will vote on a proposal to increase the total number of our authorized shares of common stock from 50,000,000 to 110,000,000. Our board of directors has the authority, without action or vote of our stockholders in most cases, to issue all or a part of any authorized but unissued shares of our common stock. Such stock issuances may be made at a price that reflects a discount from the then-current trading price of our common stock. In addition, in order to raise capital for acquisitions or other general corporate purposes that we may need at today’s stock prices, we would likely need to issue securities that are convertible into or exercisable for a significant number of shares of our common stock. These issuances would dilute your percentage ownership interest, which would have the effect of reducing your influence on matters on which our stockholders vote, and might dilute the book value of our common stock. You may incur additional dilution of net tangible book value if holders of stock options or warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock.

Our stockholders may not approve an increase in our authorized stock.

        The 13,542,857 shares of common stock underlying the Series A Convertible Preferred Stock and warrants issued to Barron Partners L.P., or Barron, and the 511,428 shares of common stock underlying the warrant issued to Westcap Securities Inc., or Westcap, in our October 29, 2004 financing are subject to our stockholders approving an increase in the total number of authorized shares of our common stock. Under the terms of agreements we entered into with Barron in connection with the financing, we agreed to use all reasonable efforts to cause a stockholders meeting to be convened by December 31, 2004 or as soon thereafter as possible, at which meeting our stockholders will be asked to (i) approve an increase in the total number of authorized shares of our common stock to an amount which is mutually acceptable to Barron and us and (ii) to increase the number of shares of common stock underlying our 1997 Stock Option Plan to equal 10% of the total number of authorized shares of our common stock, including a vesting schedule of one third of the shares upon award, and one third in each of the two consecutive following years, after the increase in the total number of authorized shares referred to in clause (i) above. We have given notice to our stockholders for such a meeting to be held on January 27, 2005. We also agreed with Barron to not issue or otherwise utilize any common stock not currently reserved as of October 25, 2004, for any additional purposes until such time as our stockholders have approved the increase in the number of authorized shares in an amount sufficient to cover the shares of common stock underlying the Series A Convertible Preferred Stock and warrants issued to Barron. In the event that our stockholders do not approve the increase in the total number of authorized shares of our common stock, we would be required to convene additional meetings of our stockholders until such time as we receive such approval and we could incur significant costs in connection with the production and mailing of proxy solicitation materials and the administration of such meetings. Although members of our management who own approximately 38% of the outstanding shares of our common stock agreed as part of the Barron financing to vote their shares in favor of such an increase in the total number of authorized shares of our common stock, we cannot guarantee that such increase in the number of authorized shares of our common stock will be approved by our stockholders.

The sale of a large number of shares of our common stock could depress our stock price.

        As of December 20, 2004, we have reserved 25,574,640 shares of common stock for issuance upon exercise of stock options and warrants and 1,111,111 shares for future issuances under our stock plans, of which 1,111,111 shares are subject to the approval by our stockholders of an increase in the total number of our authorized shares of common stock. We have also reserved 11,428,571 shares of common stock for issuance upon conversion of our Series A Convertible Preferred Stock, with an additional 9,028,571 shares of common stock underlying our Series A Convertible Preferred Stock being subject to the approval by our stockholders of an increase in the total number of our authorized shares of common stock. As of December 20, 2004, holders of warrants and options to purchase an aggregate of 12,907,555 shares of our common stock may exercise those securities and transfer the underlying common stock at any time subject, in some cases, to SEC Rule 144. In addition, in connection with our financing with Barron, a selling stockholder, as discussed in further detail in the “Business” section of this prospectus, we have agreed to register (i) all of the shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock that we issued and sold in the financing and (ii) all of the shares of common stock that are issuable upon exercise of the warrants issued to Barron and Westcap in connection with the financing. The Series A Convertible Preferred Stock is initially convertible into 20,457,143 shares of our common stock and the warrants may be exercised to acquire an additional 10,228,571 shares of our common stock, of which 13,542,857 shares are subject to the approval by our stockholders of an increase in the total number of our authorized shares of common stock. The registration statement of which this prospectus is a part relates to all such shares of common stock. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to issue equity securities in the future at a price that we think is appropriate, or at all.

Financial investors may have interests different than you or WidePoint, and may be able to impact corporate actions requiring stockholder approval because they own a significant amount of our common stock.

        In connection with our financing with Barron, we issued securities that are convertible into or exercisable for approximately 31,197,142 shares of our common stock, of which 13,542,857 shares are subject to the approval by our stockholders of an increase in the total number of our authorized shares of common stock. If issued, such shares would constitute approximately 43% of the then outstanding shares of our common stock. In future financings, we may also issue securities that are convertible into or exercisable for a significant number of shares of our outstanding common stock. Financial investors may have short-term financial interests different from our long-term goals and the long-term goals of our management and other stockholders. In addition, based on the significant ownership of our outstanding common stock, financial investors may be able to impact corporate actions requiring stockholder approval.

THE WARRANTS ISSUED BY US RELATE TO AN AGGREGATE OF 20,239,529 SHARES OF COMMON STOCK, OF WHICH 14,183,974 SHARES ARE SUBJECT TO THE APPROVAL BY OUR STOCKHOLDERS OF AN INCREASE IN THE TOTAL NUMBER OF OUR AUTHORIZED SHARES OF COMMON STOCK. THESE WARRANTS ARE EXERCISABLE AT A VARIOUS PRICES BETWEEN $0.235 AND $0.45 PER SHARE, SUBJECT TO ADJUSTMENT IN CERTAIN CIRCUMSTANCES, WITH TERMS THAT EXTEND UNTIL AS LATE AS OCTOBER 28, 2009.  EXERCISE OF THE WARRANTS MAY CAUSE DILUTION TO THE INTERESTS OF OTHER STOCKHOLDERS AS A RESULT OF THE ADDITIONAL COMMON STOCK THAT WOULD BE ISSUED UPON EXERCISE.  IN ADDITION, SALES OF THE SHARES OF OUR COMMON STOCK ISSUABLE UPON EXERCISE OF THE WARRANTS COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR STOCK, PARTICULARLY IF THERE IS NOT A COINCIDING INCREASE IN DEMAND BY PURCHASERS OF OUR COMMON STOCK.   FURTHER, THE TERMS ON WHICH WE MAY OBTAIN ADDITIONAL FINANCING DURING THE PERIOD ANY OF THE WARRANTS REMAIN OUTSTANDING MAY BE ADVERSELY AFFECTED BY THE EXISTENCE OF THESE WARRANTS AS WELL.  SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the shares offered pursuant to this prospectus. The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered by this prospectus.

        The selling stockholders will pay any expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

DILUTION

        This offering is for sales of stock by the selling stockholders on a continuous or delayed basis in the future. Sales of common stock by the selling stockholders will not result in a change to the net tangible book value per share before or after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. The selected consolidated statement of operations data for the years ended December 31, 2001, 2002 and 2003, and the selected consolidated balance sheet data as of December 31, 2002 and 2003 are derived from our audited financial statements included elsewhere in this prospectus.

Selected Consolidated Financial Data to be provided by WidePoint

	Year Ended December 31, (audited)					Nine Months Ended September 30, (unaudited)
	1999	2000	2001	2002	2003	2003	2004
Statement of Operations Data:
Revenues	$27,196,125	$12,834,474	$5,902,728	$3,495,160	$3,293,508	$2,497,145	$2,470,992
Cost of revenues	12,140,007	7,014,045	3,122,061	2,489,983	2,460,281	1,834,534	1,850,528
Research & development expense	325,651	--	--	--	--	--	--
Sales & marketing expense	2,617,117	1,856,694	614,786	525,322	430,065	338,748	377,238
General & administrative
expense	9,701,672	8,535,062	2,549,661	643,771	693,220	516,404	626,173
Facilities closing expense	--	376,289	43,500	--	--	--	--
Disposition of subsidiary	--	699,203	--	--	--	--	--
Impairment of goodwill	1,703,825	--	5,853,693	--	--	--	--
Depreciation and amortization	1,817,329	851,562	545,290	51,792	12,777	10,025	3,322

Loss from operations	(1,109,476)	(6,498,381)	(6,826,263)	(215,708)	(302,835)	(202,566)	(386,269)
Other income (expense):
Interest income	161,123	103,351	44,655	17,658	11,551	9,976	4,398
Interest expense	(76,296)	(198,971)	(5,231)	(1,559)	(1,304)	--	--
Other	(33,756)	--	--	140,000	1,500	--	--

Net loss before income taxes	(1,058,405)	(6,594,001)	(6,786,839)	(59,609)	(291,088)	(192,590)	(381,871)
Income taxes	37,648	--	--	--	--	--	--
Net loss	(1,096,053)	(6,594,001)	(6,786,839)	(59,609)	(291,088)	(192,590)	(381,871)

Net loss per share
basic and diluted	$(0.08)	$(0.51)	$(0.52)	$(0.00)	$(0.02)	$(0.01)	$(0.02)

Basic and diluted weighted
average shares outstanding	12,949,913	12,979,055	12,984,913	14,243,310	15,579,913	15,579,913	18,160,920

	December 31,			Sept. 30
	2001	2002	2003	2004
	(audited)	(audited)	(audited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$1,563,544	$1,208,660	$949,612	$598,111
Working capital	1,495,961	1,340,951	1,113,635	755,326
Total assets	2,193,339	1,736,812	1,465,645	2,772,043
Total liabilities	581,928	328,416	291,284	404,437
Accumulated deficit	(40,473,058)	(40,532,667)	(40,823,755)	(41,205,626)
Stockholders' equity	1,611,411	1,408,396	1,174,361	2,367,606

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read with “Selected Consolidated Financial Data” and our consolidated financial statements and notes included elsewhere in this prospectus.

Overview

        We are an information technology (“IT”) services firm with established competencies in federal government and commercial sector IT consulting services, including planning, managing and implementing IT solutions, software and secure authentication processes, and specialized outsourcing arrangements. Our staff consists of business and computer specialists who help our government and civilian customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing technological environment in business.

        During 2002 and 2003, we witnessed a highly competitive economic environment within the commercial IT sector due to a combination of constrained business investment and an excessive supply of IT consultants. As a result of these conditions, we experienced both reduced gross margins and decreased demand for the IT services that we provide. In the continuing effort to differentiate WidePoint and to overcome the highly competitive environment that has been an obstacle to the expansion of our revenue streams, we have modified our strategic plan; including the launch of a federal sector business initiative, continued development of new technologies and capabilities tied to wireless technologies, and the initiation and expansion of several alliances and relationships to expand our ability to penetrate new market segments.

        For the year ended December 31, 2003, our revenues decreased by 6% from approximately $3.5 million in 2002 to approximately $3.3 million in 2003. This decrease was materially due to the negative pricing pressures that resulted from the highly competitive economic environment that reduced average billing rates for our consultants.

        Most of our current costs consist primarily of the salaries and benefits paid to our technical, marketing and administrative personnel. As a result of our plan to expand our operations through a combination of internal growth initiatives and merger and acquisition opportunities, we expect such costs to increase. Our profitability depends upon both the volume of services performed and our ability to manage costs. As a significant portion of our cost structure is labor related, we must effectively manage these costs to achieve and grow our profitability. To date, we have attempted to maximize our operating margins through efficiencies achieved by the use of our proprietary methodologies, and by offsetting increases in consultant salaries with increases in consultant fees received from our clients.

Critical Accounting Policies

        Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the acquired entities since their respective dates of acquisition. All significant intercompany amounts have been eliminated.

        Use of Estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Cash and Cash Equivalents

        Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these condensed consolidated financial statements. We maintain cash and cash equivalents with various major financial institutions. At September 30, 2004 and December 31, 2003, cash and cash equivalents included $150,987 and $250,144, respectively, of investments in interest bearing accounts. At times, cash balances held at financial institutions were in excess of federally insured limits. We place our temporary cash investments with high-credit, quality financial institutions, and as a result, we believe that no significant concentration of credit risk exists with respect to these cash investments.

        Accounts Receivable

        The majority of our accounts receivable are due from established companies in the following industries: manufacturing, consumer product goods, direct marketing, healthcare and other service companies.

        Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts, if one is necessary. Accounts outstanding longer than the contractual payment terms are considered past due. We determine our allowance by considering a number of factors, including the length of time trade accounts receivable are past due, our previous loss history, the customer’s current ability to pay its obligation to us and the condition of the general economy and the industry as a whole. We write-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The following table sets forth the rolling forward balances of the allowance for our doubtful accounts.

        Unbilled accounts receivable on time-and-materials contracts represent costs incurred and gross profit recognized near the period-end but not billed until the following period. Unbilled accounts receivable on fixed-price contracts consist of amounts incurred that are not yet billable under contract terms. Unbilled accounts receivable totaled $0 and $6,207 at September 30, 2004 and December 31, 2003, respectively.

        Concentrations of Credit Risk

        Financial instruments that potentially subject us to credit risk consist of cash and cash equivalents and accounts receivable. As of September 30, 2004, three customers represented 24%, 23%, and 13% of accounts receivable, respectively. As of December 31, 2003, three customers individually represented 26%, 11%, and 10% of accounts receivable, respectively.

        Fair Value of Financial Instruments

        Our financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of September 30, 2004, due to their short-term nature.

        Revenue Recognition

        Revenue on time-and-materials contracts is recognized based upon hours incurred at contract rates plus direct costs. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated losses are recognized as soon as they become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Out of pocket expenses for billable work are recognized as revenues and such out of pocket expenses are expensed in Cost of Revenues.

        Significant Customers

        During the third quarter of 2004, three customers individually represented 19%, 18%, and 13% of revenue, respectively. During the third quarter of 2003, four customers individually represented 19%, 16%, 16%, and 11% of revenue, respectively.

        Income Taxes

        We account for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. We continue to reduce our net deferred taxes by a 100% valuation allowance.

        Stock Based Performance Warrants

        We have entered into several stock performance incentive arrangements utilizing warrants with members of our management team. These warrants are accounted for as variable plans under APB 25 because vesting of the warrants are tied to specific performance parameters which cannot be determined until such performance has been achieved. Presently, no warrants have satisfied any performance requirements.

        Basic and Diluted Net Loss Per Share

        Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue our common stock were exercised or converted into our common stock. The treasury stock effect of options and warrants to purchase 2,112,000 and 1,816,000 shares of our common stock outstanding at September 30, 2004 and 2003, respectively, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for all periods presented are identical.

        Goodwill and other intangibles

        Goodwill represents costs in excess of fair values assigned to the underlying net assets acquired. We have adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These standards require the use of the purchase method of accounting for business combinations, set forth the accounting for the initial recognition of acquired intangible assets and goodwill and describe the accounting for intangible assets and goodwill subsequent to initial recognition. Under the provisions of these standards, goodwill is not subject to amortization and annual review is required for impairment. The impairment test under SFAS No. 142 is based on a two-step process involving (i) comparing the estimated fair value of the related reporting unit to its net book value and (ii) comparing the estimated implied fair value of goodwill to its carrying value. Impairment losses are recognized whenever the implied fair value of goodwill is less than its carrying value. Our annual impairment testing date is December 31.

        We recognize an acquired intangible apart from goodwill whenever the intangible arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value. We are currently in the process of identifying such intangible assets acquired.

        Reclassifications

        Certain amounts in prior years’ financial statements have been reclassified to conform with the current year presentation.

Results of Operations

        Nine Months Ended September 30, 2004 as Compared to Nine Months Ended September 30, 2003

        Revenue. Revenue for the nine month period ended September 30, 2004 was approximately $2,471,000 as compared to approximately $2,497,000 for the nine month period ended September 30, 2003. The revenue decrease was attributable to a lower average bill rate by consultants and fewer billable hours in the nine months ending September 30, 2004 as compared to the nine months ended September 30, 2003. This decrease in revenue was materially due to lower levels of billable hours in the first quarter of 2004 as compared to the same period in 2003.

        Gross profit. Gross profit for the nine month period ended September 30, 2004, was approximately $620,000, or 25% of revenues, a decrease of approximately $43,000 from gross profit of approximately $663,000, or 27% of revenues, for the nine month period ended September 30, 2003. The decline of gross profit was materially attributable to a reduction in gross margin as a result of negative pricing pressures that were present within the current IT marketplace for our services within the first quarter comparative periods.

        Sales and marketing. Sales and marketing expenses for the nine month period ended September 30, 2004, were approximately $377,000, or 15% of revenues, an increase of approximately $38,000, as compared to approximately $339,000, or 14% of revenues, for the nine month period ended September 30, 2003. The increase was materially attributable to an increase in sales payroll for sales and marketing efforts we instituted.

        General and administrative. General and administrative expenses for the nine month period ended September 30, 2004, were approximately $626,000, or 25% of revenues, an increase of approximately $110,000, as compared to approximately $516,000, or 21% of revenues, we incurred for the nine month period ended September 30, 2003. The increase in general and administrative expenses for the nine months ended September 30, 2004, was primarily attributable to the one time issuance of stock for services associated with our mergers and acquisitions activities. Approximately $72,000 of this expense was non-recurring and associated with a stock issuance for services associated with our mergers and acquisitions efforts.

        Depreciation and amortization. Depreciation and amortization expenses for the nine month period ended September 30, 2004, was $3,322, or less than 1% of revenues, a decrease of $6,703, as compared to $10,025 of such expenses, or less than 1% of revenues, we incurred for the nine month period ended September 30, 2003. The decrease in depreciation and amortization expenses for the nine month period ended September 30, 2004, was primarily attributable to a lesser amount of depreciable assets as a result of the reduced equipments requirements of a smaller consultant base.

        Other income (expense). Interest income (expense), net for the nine month period ended September 30, 2004, was $4,398, or less than 1% of revenues, a decrease of $5,578 as compared to $9,976, or less than 1% of revenues, for the nine month period ended September 30, 2003. The decrease in interest income (expense), net for the nine month period ended September 30, 2004, was primarily attributable to lesser amounts of cash and cash equivalents along with lower short term interest rates that were available to us on investments in interest-bearing accounts.

        Net loss. As a result of the above, the net loss for the nine month period ended September 30, 2004, was approximately $382,000 as compared to the net loss of approximately $193,000 for the nine months ended June 30, 2003.

        Year Ended December 31, 2003 Compared to the Year ended December 31, 2002

        Revenues. Revenues for the year ended December 31, 2003, were approximately $3.3 million, a decrease of $0.2 million, as compared to revenues of approximately $3.5 million for the year ended December 31, 2002. The 6% decrease in revenues in 2003 was primarily attributable to negative pricing pressures that resulted from the highly competitive economic environment that reduced average billing rates for our consultants.

        Gross profit. Gross profit for the year ended December 31, 2003, was $0.8 million, or 25% of revenues, a decrease of $0.2 million as compared to gross profit of $1.0 million, or 29% of revenues, for the year ended December 31, 2002. The decrease in the amount of gross profit was attributable to a reduction in revenues and a decrease in operating margins caused by our inability to completely offset lower average bill rates with a decrease in corresponding consultant costs.

        Sales and marketing. Sales and marketing expenses for the year ended December 31, 2003 were $0.4 million, or 13% of revenues, as compared to $0.5 million, or 15% of revenues, for the year ended December 31, 2002. The $0.1 million decrease in sales and marketing expenses for the year ended December 31, 2003, was primarily attributable to our attempt to match the size of our sales force with the operational requirements of our business.

        General and administrative. General and administrative expenses for the year ended December 31, 2003 were $0.7 million, or 21% of revenues, as compared to $0.6 million, or 18% of revenues, for the year ended December 31, 2002. The $0.1 million increase in general and administrative expenses in 2003 was primarily attributable to increases in administrative labor cost.

        Interest income (expense). Interest income for the year ended December 31, 2003 was $11,551, a decrease of $6,107 or 35%, as compared to $17,658 for the year ended December 31, 2002. The decrease in interest income in 2003 was primarily attributable to lower interest rates. Interest expense for the year ended December 31, 2003 was $1,304, a decrease of $255 or 16%, as compared to $1,559 in interest expense for the year ended December 31, 2002. The decrease in interest expense in 2003 was primarily attributable to the elimination of the capital lease obligations.

        Net loss. As a result of the above, the net loss for the year ended December 31, 2003 was approximately $0.3 million, an increase of $0.2 million, as compared to the net loss of approximately $0.1 million for the year ended December 31, 2002.

        Year Ended December 31, 2002 Compared to the Year ended December 31, 2001

    Revenues. Revenues for the year ended December 31, 2002, were approximately $3.5 million, a decrease of $2.4 million, as compared to revenues of approximately $5.9 million for the year ended December 31, 2001. The 41% decrease in revenues in 2002 was primarily attributable to the severe contraction of IT based initiatives among our clients as a result of economic instability that resulted in a materially reduced level of capital investment in new technologies during 2002.

        Gross profit. Gross profit for the year ended December 31, 2002, was $1.0 million, or 29% of revenues, a decrease of $1.8 million as compared to gross profit of $2.8 million, or 47% of revenues, for the year ended December 31, 2001. The decrease in the amount of gross profit was attributable to a reduction in revenues and a degradation of operating margins caused by a decrease in demand for our services as a result of the difficult economic marketplace during 2002 as compared to 2001.

        Sales and marketing. Sales and marketing expenses for the year ended December 31, 2002 were $0.5 million, or 15% of revenues, as compared to $0.6 million, or 10% of revenues, for the year ended December 31, 2001. The $0.1 million decrease in sales and marketing expenses for the year ended December 31, 2002, was primarily attributable to our attempt to match the size of our sales force with the operational requirements of our business.

        General and administrative. General and administrative expenses for the year ended December 31, 2002 were $0.6 million, or 18% of revenues, as compared to $2.5 million, or 43% of revenues, for the year ended December 31, 2001. The $1.9 million decrease in general and administrative expenses in 2002 was primarily attributable to our efforts to match general and administrative expenses to the operational requirements of our business which resulted in a reduction in employees and overhead expenses.

        Interest income (expense). Interest income for the year ended December 31, 2002 was $17,658, a decrease of $26,996 or 50%, as compared to $44,654 for the year ended December 31, 2001. The decrease in interest income in 2002 was primarily attributable to lower interest rates. Interest expense for the year ended December 31, 2002 was $1,559, a decrease of $3,672 or 70%, as compared to $5,231 in interest expense for the year ended December 31, 2001. The decrease in interest expense in 2002 was primarily attributable to the elimination of the long-term portion of capital lease obligations.

        Facilities closing expense. The loss from operations for the year ended December 31, 2001 included a one-time charge of $43,500 for facilities closing expense related to the closure of our Ohio office.

        Asset Impairment. The impairment of assets for the year ended December 31, 2001 included a charge of approximately $5.9 million related to the write-down of intangible assets associated with the purchase of Eclipse Information Systems, Inc. in December 1998.

        Net loss. As a result of the above, the net loss for the year ended December 31, 2002 was $0.06 million, a decrease of $6.8 million, as compared to the net loss of $6.8 million for the year ended December 31, 2001.

Liquidity and Capital Resources

        We have, since inception, financed our operations and capital expenditures through the sale of stock, seller notes, convertible notes, convertible exchangeable debentures and the proceeds from the exercise of the warrants related to a convertible exchangeable debenture. During 2004 and 2003 we have materially financed our operations with our working capital.

        Cash used in operating activities for the quarter ended September 30, 2004, was approximately $171,000 as compared to cash provided by operating activities of approximately $30,000 for the quarter ended September 30, 2003. The decrease in cash used by operations during the third quarter of 2004 as compared to the third quarter ending 2003 was primarily a result of an increase in days sales outstanding in accounts receivable and cash investments in its strategy to expand its revenues through targeted mergers and acquisition activities. Capital expenditures in property and equipment was approximately $4,000 for the quarter ended September 30, 2004, while there was no material amount of capital expenditures on property for the quarter ended September 30, 2003.

        As of September 30, 2004, we had net working capital of approximately $0.8 million. Our primary source of liquidity consists of approximately $0.6 million in cash and cash equivalents and approximately $0.5 million of accounts receivable. Our current liabilities include approximately $0.4 million in accounts payable and accrued expenses.

        The market for our services is experiencing an environment of constrained technology investment as a result of an economic slowdown that has reduced new technology initiatives. As a result of this negative environment, the demand for IT consultants ranging from software programmers to network engineers has been negatively affected. This has reduced demand for our consultants, as well as created an increase in competition from both domestic and foreign firms for the diminished amount of new and ongoing IT initiatives. We anticipate in the future a reversal of these negative events as economic growth is restored, the constrained environment in new technology initiatives ebb, and we execute our current mergers and acquisitions strategy. Therefore, our business environment is characterized by rapid technological changes, experiences times of high growth and contraction, and material events such as mergers and acquisitions can materially change our profile.

        Since 2002, we have embarked upon several new initiatives to counter the current negative environment within our industry and expand our capacity to restore revenue growth. We require substantial working capital to fund the future growth of our business, particularly to finance accounts receivable, sales and marketing efforts, and capital expenditures. We currently have no commitments for capital expenditures. Our future capital requirements will depend on many factors including the rate of revenue growth, if any, the timing and extent of spending for new product and service development, technological changes and market acceptance of our services.

        We believe that our current cash position is sufficient to meet our capital expenditure and working capital requirements for the near term. However, the growth and technological change of the market make it difficult for us to predict future liquidity requirements with certainty. Over the longer term, we must successfully execute our plans to increase revenue and income streams that will generate significant positive cash flows if we are to sustain adequate liquidity without impairing growth or requiring the infusion of additional funds from external sources. Additionally, a major expansion, such as occurred with the acquisition of ORC and any other major new subsidiaries, might require external financing that could include additional debt or equity capital. We obtained a one year senior line of credit from RBC-Centura Bank in October 2004 for up to $2.5 million dollars, collateralized against our assets, that also allows for the expansion of this line of credit up to $5.0 million upon the successful completion of an additional acquisition by us. The interest rate on the line of credit variable based upon the prime lending rate. Approximately $1.2 million dollars of the senior line of credit was utilized in the acquisition of ORC. We additionally raised approximately $3.6 million dollars in equity investments by Barron that were used in the acquisition of ORC. There can be no assurance that additional financing, if required, will be available on acceptable terms, if at all, for our future acquisitions and growth strategy.

Contractual Obligations

        The following table summarizes our contractual obligations at December 31, 2003 and the effect such obligations are expected to have on our liquidity and cash flow in future periods.

Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1- 3 years	3-4 years	More than 5 years
Long-Term	$--	$--	$--	$--	$--
Capital Lease	--	--	--	--	--
Convertible debt	--	--	--	--	--
Operating lease (1)	--	--	--	--	--
Purchase Obligations	--	--	--	--	--
Other Long-Term Liabilities	--	--	--	--	--

Total	$--	$--	$--	$--	$--

(1)	We had no operating lease obligations at December 31, 2003. On February 1, 2004, we entered into an operating lease for the Company’s office located at One Lincoln Center, Oakbrook Terrace, Illinois 60181. The lease runs through July 31, 2007, with payments in 2004 representing an obligation of approximately $27,800.00 and payments from 2005 to 2007 representing obligations of approximately $113,400.00.

Other

        Inflation has not had a significant effect on our operations, as increased costs have generally been offset by increased prices of products and services sold, although this has been more recently compromised as the result of an increase in competitive pricing pressures.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Off-Balance Sheet Arrangements

        We have no existing off-balance sheet arrangements as defined under SEC regulations.

PRO FORMA FINANCIAL INFORMATION

WIDEPOINT CORPORATION
UNAUDITED PRO FORMA CONDENSED
CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information has been prepared by WidePoint Corporation (“WidePoint”) and gives effect to the acquisition of Operational Research Consultants, Inc. (“ORC”) completed on October 25, 2004.

The unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2003 has been prepared to give effect to the ORC acquisition as if it had occurred on January 1, 2003. The unaudited pro forma condensed consolidated statement of operations for the nine month period ended September 30, 2004 has been prepared to give effect to the ORC acquisition as if it had occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 has been prepared to give effect to the ORC acquisition as if it has occurred on September 30, 2004.

The pro forma adjustments, which are based on available information and certain assumptions that WidePoint believes are reasonable under the circumstances, are applied to the historical financial statements of WidePoint and ORC. WidePoint’s preliminary allocation of the ORC purchase price is based upon preliminary estimates of the fair value of net assets acquired. Management believes that the preliminary allocation of the purchase price is reasonable, however, in some cases, the final allocation will be based upon an independent valuation that is not yet complete. As a result, the allocation is subject to revision as additional information becomes available, and such revised allocation could differ from the preliminary allocation.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the historical financial statements and the notes thereto for WidePoint and the ORC. The unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what WidePoint’s financial position or results of operations would actually have been had the acquisition occurred on such dates or to project WidePoint’s results of operations or financial position for any future period.

These pro forma financial statements contain certain costs, including expenses allocated to ORC, that WidePoint’s management does not expect will continue. As a result, actual results may differ significantly from the pro forma information presented herein.

WIDEPOINT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Twelve months ended December 31, 2003

	Twelve Months Ended December 31, 2003
	Historical WidePoint (a)	Historical ORC (b)	Pro Forma Adjustments		Pro Forma WidePoint
Revenues, net	$3,293,508	$14,956,615	$--		$18,250,123
Operating expenses:
Cost of sales	2,460,281	10,378,116	--		12,838,397
Sales, general & administrative	1,123,285	4,345,638	(1,206,454	)(c)	4,262,469
Depreciation & amortization	12,777	95,996	200,000	(d)	308,773

(Loss) income from operations	(302,835)	136,865			840,484
Other income (expenses):
Interest income	11,551	--	--		11,551
Interest expenses	(1,304)	(55,584)	(167,000	)(e)	(223,888)
Other	1,500	(2,609)	--		(1,109)

Net income (loss) before provision
for income taxes	(291,088)	78,672			627,038
Income tax provision	--	140			140

Net (loss) income	$(291,088)	$78,532	$--		$626,898

Basic net (loss) income per share	$(0.02)				$0.04
Diluted net (loss) income per share	$(0.02)				$0.02
Basic weighted-average shares
outstanding	15,579,913		972,500	(g)	16,552,413
Diluted weighted-average shares
outstanding	15,579,913		21,429,643	(h)	37,009,556

WIDEPOINT CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Nine months ended September 30, 2004

	Nine Months Ended September 30, 2004
	Historical WidePoint (a)	Historical ORC (b)	Pro Forma Adjustments		Pro Forma WidePoint
Revenues, net	$2,470,992	$7,520,445	$--		$9,991,437
Operating expenses:
Cost of sales	1,850,528	4,954,492	--		6,805,020
Sales, general & administrative	1,003,411	2,185,332	(556,628	)(c)	2,632,115
Depreciation & amortization	3,322	36,768	150,000	(d)	190,090

(Loss) income from operations	(386,269)	343,853			364,212
Other income (expenses):
Interest income	5,006	--	--		5,006
Interest expenses	(608)	(45,860)	(129,000	)(e)	(175,468)
Other	--	4,823	--		4,823

Net income before provision for
Income taxes	(381,871)	302,816			198,573
Income tax provision	--	91,614	(91,614	)(f)	--

Net (loss) income	$(381,871)	$211,202	$--		$198,573

Basic net (loss) income per share	$(0.02)				$0.01
Diluted net (loss) income per share	$(0.02)				$0.00
Basic weighted-average shares
outstanding	18,160,920		972,500	(g)	19,133,420
Diluted weighted-average shares
outstanding	18,160,920		24,637,616	(h)	42,798,536

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

The following notes relate to the Unaudited Pro Forma Condensed Consolidated Statements of Operations:

a)	To reflect the reported historical operating results of WidePoint for the year ended December 31, 2003 and the unaudited operating results for the nine months ended September 30, 2004 which included its acquisition of Chesapeake.
b)	To reflect the historical results of operations of ORC for the twelve month period ended December 31, 2003, which is the same as WidePoint’s fiscal year. The unaudited quarterly statements of operations were derived from the historical results of operations of ORC for the nine month period ended September 30, 2004.
c)	To reflect the elimination of non-recurring expenses associated with the former shareholders of ORC and to reflect the elimination of prior period expenses that are no longer associated with the operation of ORC for the year ended December 31, 2003 and nine months ended September 30, 2004.
d)	To record estimated amortization expense related to the identifiable intangible assets associated with the acquisition of ORC. WidePoint will retain an outside firm to do an independent appraisal for the allocation of the purchase price related to the acquisition of ORC. As this appraisal has not yet been completed, the total allocation, the useful lives, and the method of amortization may change. Based upon the most current projections, WidePoint recorded an intangible asset associated with the PKI Certificate Service offered by ORC and applied a $1,000,000 value with an estimated useful life of five years in which event WidePoint realized an amortization expense of approximately $200,000 for the twelve month period ended December 31, 2003 and $150,000 for the nine month period ended September 30, 2004.
e)	In conjunction with the acquisition of ORC, WidePoint secured a $2,500,000, prime rate, secured line of credit of which WidePoint utilized approximately $1,200,000 towards the purchase price requirements of ORC. The line of credit was in the form of a term loan that expires in November of 2005. The adjustment records an incremental interest expense at a rate of 4.75% of $1,200,000 and additionally includes amortized costs associated with the loan that includes document preparation fees, legal fees, and various consulting fees.
f)	To reverse federal and state income taxes at ORC for the twelve months ended December 31, 2003 as a result of the application of a net deferred tax asset and the application of associated losses at Historic WidePoint against gains at ORC which reduced the estimated taxes withheld during the twelve months ended December 31, 2003.
g)	To reflect the issuance of 972,500 common shares of WidePoint’s stock as part of the purchase consideration of ORC.
h)	To reflect the increase in the issuance of the 972,500 common shares of WidePoint’s stock as part of the purchase consideration, assume the dilutive calculation of the conversion of the preferred stock into common shares issued as part of an equity financing to raise sufficient funds for the specific purpose of acquiring ORC, and allowing for the assumption of the dilutive treasury stock calculation of granted outstanding options.

WIDEPOINT CORPORATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of September 30, 2004

	September 30, 2004
	Historical WidePoint (a)	Historical ORC (b)	Pro Forma Adjustments		Pro Forma WidePoint
ASSETS
Current assets:
Cash and cash equivalents	$598,111	$85,089	$(384,000	)(c)	$299,200
Accounts receivable	511,527	2,270,361	--		2,781,888
Prepaid expenses and other assets	42,361	60,353	327,306	(d)	430,020

Total current assets	1,151,999	2,415,803	--		3,511,108
Property and equipment, net	7,858	80,585	--		88,443
Accumulated software certificate
development costs	496,613	--	496,613
Goodwill and other intangibles	1,540,319	--	3,646,649	(e)	5,186,969
Other assets	71,867	28,459	--		100,326

Total assets	$2,772,043	$605,657			$9,383,458
LIABILITIES &
SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$94,155	$617,947	$--		$712,102
Accrued expenses	300,111	496,047	173,386	(f)	969,544
Short-term portion of deferred rent	2,407	--	--		2,407
Line of credit	--	429,115	1,200,000	(g)	1,629,115

Total current liabilities	396,673	1,543,109	1,200,000		3,313,168
Long-term portion of deferred rent	7,764	--	--		7,764

Total Liabilities	$404,437	1,543,109			3,320,932
Shareholders' equity
Preferred stock			2,046	(h)	2,046
Common stock	20,163		963	(i)	21,126
Related party notes receivable	(121,100)	--	(121,100)
Additional paid-in capital	43,674,169		3,600,297	(j)	47,274,466
Accumulated (deficit) income	(41,205,626)	~	91,614	(k)	(41,114,012)

Total shareholders' equity	2,367,606	1,478,351			6,062,526

Total liabilities & shareholders' equity	$2,772,043	$3,021,460			$9,383,458

WIDEPOINT CORPORATION
NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED BALANCE SHEET

The following notes relate to the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

a)	To reflect the historical unaudited financial position of WidePoint including its acquisition of Chesapeake.
b)	To reflect the historical unaudited financial position of the ORC.
c)	To recognize the net cash reduction after adjusting for the proceeds and disbursements of proceeds for the acquisition of ORC.
d)	To adjust for a working capital deficiency under the terms of the purchase agreement that requires a minimum working capital requirement by creating a short-term other asset (note payable) until such time as the former stockholders of ORC cure the deficiency.
e)	The ORC acquisition has been accounted for as a stock purchase by WidePoint and pursuant to the provisions of Statement of Financial Accounting Standards No. 141, Business Combinations, the identifiable net tangible and separately identifiable intangible assets acquired and liabilities assumed were recognized at their estimated fair values as of the date of the acquisition. The pro format adjustments herein are based on management’s preliminary estimates of fair value. The final allocation of the purchase price, when completed, may differ materially from the preliminary purchase price allocation herein. The total consideration paid for the acquisition of ORC was obtained through partial borrowings against a term loan and through a preferred equity capital infusion by the WidePoint. The preliminary allocation of the purchase price assumed a net estimated fair value of assets purchased of approximately $1,500,000, approximately $1,000,000 in estimated intangible assets, and approximately $2,600,000 in goodwill.
f)	To adjust for accrued expenses associated with the purchase of ORC which were not yet paid.
g)	To adjust for the $1,200,000 in associated short-term debt utilized in the purchase of ORC by WidePoint.
h)	To adjust for the par value of $0.001 per share associated with the preferred equity financing proceeds which were utilized for the purchase of ORC by WidePoint.
i)	To adjust for the par value of $0.001 per share of common stock issued to the former stockholders of ORC in connection with the purchase of all the outstanding shares of ORC by WidePoint.
j)	To adjust for the paid in capital as a result of the equity financing which proceeds were utilized in the purchase of ORC by WidePoint.
k)	To adjust for the recapture of the tax liability of ORC by WidePoint.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We do not maintain an investment portfolio and therefore are not subject to market risk typically associated with such portfolios. We invest any cash primarily in money market mutual funds and U.S. government and other investment grade debt securities. We have implemented policies regarding the amount and credit ratings of certain investments. Due to the conservative nature of these policies, we do not believe our cash investments have material exposure due to market risk.

        All of our sales are in U.S. dollars and within the United States, therefore, we do not have any material exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets.

BUSINESS

Background and Environment

        WidePoint was incorporated in Delaware on May 30, 1997. WidePoint is an information technology (“IT”) services firm with established competencies in federal government and commercial sector IT consulting services, including planning, managing and implementing IT solutions, software and secure authentication processes, and specialized outsourcing arrangements. WidePoint’s staff consists of business and computer specialists who help our government and civilian customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing technological environment in business.

        From 1999 through 2002, WidePoint undertook several initiatives in an effort to transition from a millennium solutions provider to an integrated IT services company. In addition to establishing our corporate identity and brand imagery and optimizing our organizational structure, management implemented a services strategy that was responsive to the evolving requirements of our markets, customers and target markets.

        During 2002 and 2003, WidePoint witnessed a highly competitive economic environment within the commercial IT sector due to a combination of constrained business investment and an excessive supply of IT consultants. As a result of these conditions, we experienced both reduced gross margins and decreased demand for the IT services that we provide.

        In 2004, WidePoint acquired Chesapeake Government Technologies, Inc. and Operational Research Consultants, Inc. as part of our strategy to refocus the companies business development initiatives toward the substantial increase in Government spending on infrastructure and automation (approaching $60 Billion in 2005) that has been accelerated by recent geopolitical events that have created an unprecedented need for systems and process expertise across most Government markets, Federal, State and Local. This market is also growing due to the fact that many Government legacy systems and processes are at the end of their useful life, requiring significant upgrade and enhancement.

        Specifically HIPPA, Privacy Act, concern over lack of critical infrastructure protection, increasing preoccupation over proprietary design information, requirement for digital information archiving, legal and political expectations for businesses and citizens to be able to conduct business with state and federal agencies in a secure environment, have increased expectations by everyone for 24 hours a day, 7 days a week (24x7) service and information availability, efficiency and cost savings of providing electronic/digital forms processing. With the establishment by the U.S. Government of the Department of Homeland Security (DHS), the Government is focused on the requirement to ensure the integrity of sensitive or confidential information. Addressing the threats to our country’s information infrastructure, such as the spread of the Code-Red Worm (CRv2)1 to 359,000 computer servers in less than 14 hours, has become a vital component in information assurance and security.

        Looking forward, this market expands by orders of magnitude as information is increasingly circulated on the Internet among limited, but frequently changing audiences of specifically named people. Legal challenges of a digital transaction must prove who (by name, not simply office) the provider of a piece of information is and it must be provable that no one has modified the information subsequent to its issuance. There must be no question as to exactly when information is published. There must be a means of reviewing an auditable history of transactions and there must also be a means to archive all information securely as well as a means to recall the information from the secure archive at a later time. The information age has placed an urgency that these requirements be met in an environment that is easy to use, suitable for senior executives and managers, highly reliable, and support the mobility of our society.

[1]	David Moore (dmoore@caida.org), analysis on the spread of the Code-Red (CRv2) Worm.

        As Federal agencies and commercial concerns are separately trying to implementing meaningful and efficient security into Internet/Intranet operations to protect sensitive information and billions of dollars in transactions each day, WidePoint and its wholly-owned subsidiary ORC are postured to help these organizations meet the requirements by leveraging already existing infrastructures and creating a digital credential for each individual and device recognized and accepted both internally to an organization and externally by any other infrastructure recognizing Federally authorized credentials as trustworthy. ORC’s Common Identity Enabling Infrastructure (CIEI)© and services fully support these needs.

        WidePoint, through its ORC subsidiary, has solidly established its reputation as an elite provider of information assurance and security of digital transactions for the U.S. Department of Defense (DoD), Navy, Air Force, National Security Agency (NSA), US Coast Guard, Office of Management and Budget (OMB), General Services Administration (GSA), General Accounting Office (GAO), commercial clients and several state governments. ORC has distinguished itself by providing the highest levels of professionalism, on-time delivery of products and services, exceptional engineering, and superior management.

        WidePoint, through its ORC subsidiary, offers iDentity Management and eAuthentication Services© based on existing technology and open systems standards. ORC provides Identification and Authentication (I&A) interoperability among users and relying parties (Government, Businesses, trading partners, and citizens) at the assurance level and rigor required by the owner of the protected resource. These services include three major US Government Certifications:

•	GSA eAuthentication Service Provider for Assurance Levels 1, 2, and 3
•	US Government External Certificate Authority (ECA)
•	GSA Access Certificates for Electronic Services (ACES)

        iDentity Management and eAuthentication Services© fully support Business-to-Government, Government-to-Government, and Citizen-to-Government secure digital transaction requirements, and, because ORC-provided digital credentials are an allowable direct charge or ODC under the Federal Acquisition Regulation rules, the cost of our services and products can be “passed-on” to others by our customers in a contract and/or proposal.

        WidePoint’s organization reflects strong value in our people, our customers, and our combined success. As a services organization, the focus of WidePoint is our customers. WidePoint has developed thorough, comprehensive policies, procedures and controls to mitigate the threat, or potential threat, of compromise or disruption to any portion of the WidePoint systems as a result of intentional, unintentional, physical, natural or electronic means. The talent and technology are available, and the teams are experienced in working together to make these things happen quickly and seamlessly. Contract instruments are already in place and substantive references with Federal Agencies are available.

        The iDentity Management and eAuthentication Services© are expected to be a growing market in which WidePoint’s ORC subsidiary anticipates capturing a market share that should provide significant revenue growth potential.

        Most of WidePoint’s current costs consist of salaries and benefits paid to our technical, marketing and administrative personnel and the products and services required to maintain the secure facilities that support our information assurance and security offerings. As a result of our plan to expand our operations through a combination of internal growth initiatives and acquisition opportunities, we expect such costs to increase. Our profitability depends upon both the volume of services performed and our ability to manage costs. As a significant portion of our cost structure is labor related, we must effectively manage these costs in order to achieve and grow its profitability. To date, we have attempted to maximize our operating margins through efficiencies achieved by the use of our proprietary methodologies and by offsetting increases in consultant salaries with increases in consultant fees charged to our clients.

Enterprise Strategy

        In the continuing effort to differentiate WidePoint and overcome the highly competitive environment that has been an obstacle to the expansion of our revenue streams, we have modified our strategic plan; including the launch of a federal sector business initiative, continued development of new technologies and capabilities tied to wireless technologies, and the initiation and expansion of several alliances and relationships to expand our ability to penetrate new market segments.

        As a result of our 2003 efforts, we were awarded a GSA Corporate Schedule in February 2004 enhancing our ability to market to federal government markets. In addition, we acquired Chesapeake Government Technologies, Inc. (“Chesapeake”) on March 24, 2004. The acquisition of Chesapeake accelerates the timing of our ability to compete for federal business due to Chesapeake’s existing alliances and expertise within the federal marketplace. We intend to leverage both Chesapeake’s capabilities and our GSA Corporate Schedule to expand our revenue base, as we continue to look for and analyze growth alternatives via selected merger and acquisition opportunities.

        On October 25, 2004, we completed the acquisition of Operational Research Consultants, Inc., or ORC. ORC specializes in information technology, or IT, including the provision of integration and secure authentication processes and software and related IT services to the United States Government. ORC has been at the forefront of implementing Public Key Infrastructure (“PKI”) technologies and ORC is currently the only External Certificate Authority for the United States Government. As such, it is authorized to issue all permissible certificate types and services in accordance with Defense Information Systems Agency and National Security Agency standards, necessary for the interoperable, secure exchange of information between U.S. Governmental agencies, contractors, and international allies such as members of NATO.

        We intend to leverage both ORC’s and Chesapeake’s capabilities, in concert with our GSA Corporate Schedule, to expand our revenue base, as we continue to seek and analyze growth alternatives via selective merger and acquisition growth opportunities. In addition, we are actively seeking the acquisition of other companies with complementary technical capabilities in IT, software and related services to the federal government (both defense and civilian), state governments and local government agencies. If successful, we anticipate that we will become a significantly larger company with broader capabilities and resources than has been the case historically.

        At the heart of our enterprise strategy is the vision of a “commonwealth” of semi-autonomous but tightly intertwined business units, focused on the provision of a broad range of IT-based products and services to a clearly defined target market. While leveraging financial and support resources, and motivated to aggressively cross-market and cross-sell, these business units would retain their entrepreneurial cultures and management teams and be accountable for the performance and growth of their own lines of business and relationships. We believe this model to be quite attractive to individuals who have built quality businesses with inherent value, but who seek assistance and support in driving their businesses to the next level of growth and maturity, as they are provided the opportunity to participate in the growth and performance of the total Widepoint enterprise and potentially capitalize upon the investment value they have helped build over the years within their organizations, if acquired by WidePoint.

Business Strategy and Services

        Our strategy for our project-based initiatives has been to apply a structured delivery methodology based on industry standard best practices, enhanced with a set of deliverable templates that boost productivity and effectiveness through our consultants. We focus on providing end results with significant, tangible business benefits through our consultants that possess recognized industry-standard certifications and years of successful project experience. Our strategy for our staff augmentation services has been to provide a value added service based upon the “best to market” practices we developed which utilizes a rapid response to our clients by our highly trained consultants.

        We presently focus on planning, implementing and supporting IT-based initiatives with the following services:

Systems Engineering and Integration: working with Government and commercial clients to develop a plan, policies and specific requirements that are tailored to their unique needs. An electronic information approach, policy and implementation plan for any customer is developed after conduct of an analysis of that customer’s requirements, including:

•	Survey of existing systems hardware and software;
•	Review/ audit of current requirements, directives, etc.;
•	Presentation of tools, systems and techniques available to support customer needs;
•	Consultation with and advice to customer concerning optimum investment options within available budget, including phasing recommendations;
•	Information Assurance and Security technology update and refresh;
•	Support Services such as training, education and Help Desk;
•	Data archiving; and
•	Consulting for application development, establishment of enterprise directories and establishment of validation capabilities across a heterogeneous environment.

Architecture and Planning Services

IT Strategic Planning

Preparing an IA plan requires analysis, evaluation, integration, administration and maintenance. We are in an era where many government and commercial entities have an increasingly urgent need to protect sensitive business and personal information from the Internet information thieves of our time. Indeed, some would argue that the protection of shared information and the opportunity to guarantee trusted digital identity verification must be assured before full communications can take place. The use of digital signatures and Public Key enablement are becoming requirements for many who do business electronically with Federal, State and local government agencies, but there are many other aspects of electronic information assurance that are important for users to consider. WidePoint’s ORC subsidiary and WidePoint’s commercial operations have an established reputation for developing solutions individually tailored to a customer’s many needs, remaining within the schedule and time constraints established by that customer. Attaining required information security standards for electronic communications and computer systems need not be seen as requiring huge dollar outlays, inevitably requiring wholesale replacement of existing systems, servers, hardware, software and security tools/firewalls, etc. WidePoint sees itself as an advisor to the user, not a sales organization for specific equipment or solutions.

Software Selection

WidePoint through its operating subsidiaries applies open systems technology and Commercial Off-The-Shelf (COTS) tools, complementing rather than replacing existing systems wherever possible. Further, our preferred recommendation is to migrate as many existing systems as possible from their current capabilities to more secure, robust capabilities by augmenting those systems with COTS products. One objective is to make changes that are largely invisible to operators and managers so there is little in the way of training challenges for the customer and only modest requirements for equipment investment. We do not design unique and proprietary software that forces the customer to work through us when subsequent (and inevitable) upgrades are required. WidePoint’s ORC subsidiary is GSA and DoD certified in the PKI arena, mandating that we remain current with policy, technical and security requirements for IA work on behalf of those who include the Federal Government or DoD among those with whom they communicate.

Management

The strength of WidePoint is that we value our people, our customers, and our combined success. It is important that our organization reflects this by defining the roles and responsibilities of our members. As a services organization, the focus of our business is our customers. For that reason our organizational discussion starts with WidePoint’s primary customer interface.

WidePoint has developed thorough, comprehensive policies, procedures and controls to mitigate the threat, or potential threat, of compromise or disruption to any portion of the WidePoint systems as a result of intentional, unintentional, physical, natural or electronic means. These policies, procedures and controls are implemented and adhered to by those individuals fulfilling trusted roles.

The people selected to fill trusted roles have proven to be diligent and trustworthy. The functions performed in these roles form the basis of trust in each our systems. As an added precaution, WidePoint assigns roles and functions responsible for security among several people, so that any malicious activity requires collusion. Through sound security planning based on proven techniques and industry standards, the WidePoint systems were developed and are operated and maintained to provide digital credentials asserting the appropriate level of assurance to protect SBU information.

The policies, procedures and controls are periodically reviewed for currency and possible upgrade. Random testing is performed and documented for use as a tool to further refine the means and methods used to maintain the integrity of each system. All actions performed by individuals fulfilling trusted roles are done with the authorization of the executive management of our Company.

Program/ Project Management

WidePoint and its subsidiary’s Project Managers are “people-oriented systems engineering professionals with leadership competence” capable of determining the most effective ways to meet the customer’s requirements. Project Managers are facilitators, integrators, team builders, and relationship managers. Within our requirements-driven, performance-based, people oriented environment, our Project Managers have responsibility and authority for project requirements. They are responsible for applying the systems engineering discipline to ensure that the technical, cost and schedule requirements are clearly defined and communicated and quality products and/or services are rendered. The Project Manager is responsible for designating resource allocation and for documenting requirements and the assessment of project performance. Our Project Managers are responsible for getting the job done correctly, on time, and on budget. This is accomplished by authorizing schedule/tasks with efficient and effective resources.

Our Team Leads and Supervisors are “people-oriented engineering professionals” capable of determining the most effective ways to execute assignment(s) delegated by the Project Manager. A Team Lead may be on a systems engineering or other competency/professional track. Our Team Leads are responsible to the Project Manager for the planning, and execution of assignments, and to ensure performance parameters are met within timelines. Team Leads are responsible for identifying and mitigating risks associated with meeting requirements. If technical, schedule or resource obstacles cannot be overcome it is the responsibility of Team Leads to communicate to the Project Manager to achieve resolution.

Our Competency Leads are specialists or subject matter experts focused on area(s) of expertise that meet our customer requirements and provide quality products and services. Development of our competencies, from the apprentice through expert level, will be accomplished by matching task assignments with skill and knowledge. Competency Leads guide and recommend resource allocation to our Project Managers. Competency expertise will vary depending on project requirements. Individuals with certain skills may be added or removed from projects, as required. On the job training at our company is key to developing expertise.

IT Outsource Solutions

Infrastructure Management

Common Identity Enabling Infrastructure (CIEI)©: On-site and out-source services that support an organizations Business-to Government (B2G), Business-to-Business (B2G), Citizen -to-Business (C2B), Government-to-Government (G2G), and Citizen-to-Government (C2G) enterprise requirements for:

•	Secure and trusted identity creation and management;
•	Authoritative sources for credentials and entitlements; and,
•	Convenient access to Enterprise resources while maintaining appropriate security.

Applications Management

Focused in the medium to high assurance level market our CIEI© allows enterprise and application owners to begin where they currently are architecturally and migrate toward a vision of a secure network identity model. We are poised to support these secure network identity enterprise requirements (in-house or outsourced), by providing seamless integration of four services that make up our CIEI©:

•	iDentity Management – providing infrastructure and processes that provide for creation and maintenance of an identity, including centralized administration and self-service of user accounts.
•	eAuthentication – providing authoritative repositories for identity, network and/or resource profiles combined with security services that enable identification, validation and support for authorization.
•	Access Management – providing authorization, audit functions and session management that enable enterprise and application owners to define access rights for individuals carrying out roles such as a business partners, suppliers, customers or employees.
•	Provisioning and Workflow – implementing business policies across enterprises, applications and data that support a higher degree of automation (devices such as identity tokens, credit cards, cell phones and personal computers).

Architecture and Design

By leverage standards based, mature commercial-off-the-shelf components that have been proven in the technology market, our CIEI© and other services offer the efficiency of a common solution for multiple applications within an enterprise and interoperability with the Federal Government and trading partners. We can also replicate these services (in part or whole) to provide an Enterprise the following advantages:

•	Enabling organization's applications with multiple I&A/validation interfaces rapidly;
•	Enabling enterprise applications to have enterprise or local access to account data;
•	Centralizing enterprise configuration management, managing information with multiple authentication methods;
•	Enabling local policy to determine trusted authentications by each application (i.e., application does not inherit trust that is not wanted);
•	Implementing of components designed to manage specific tasks so that applications do not have to support all authentication functions natively;
•	Enabling an easy migration path from less elegant eAuthentication schemes through higher assurance, including full PKI implementations and Federated Identities; and,
•	Enabling organizations to leverage a Government approved solution.

Software and Authentication Technology

        By leveraging its systems engineering experiences we strive to become one of the nation’s premier systems engineering firms with a specialization in information assurance and security. This is evidenced by the following accomplishments:

•	Our ORC subsidiary was distinguished as the first designated DoD Interim External Certificate Authority (IECA-1) and more recently the first US Government External Certificate Authority.
•	Our ORC subsidiary is distinguished as one of only three GSA Access Certificates for Electronic Services contract recipients.
•	Our ORC subsidiary is distinguished as the first commercial GSA eAuthentication Service Provider.
•	Our ORC subsidiary has been engaged as the lead systems engineer for the DoD PKI, which is currently issuing 15,000 to 20,000 Common Access Cards (with DoD certificates) daily.

        Our ORC subsidiary is certified by the GSA eAuthentication Program Management Office as a eAuthentication Service Provider to facilitate public access to the services offered by Government agencies through use of information technologies, including on-line access to computers for purposes of reviewing, retrieving, providing, and exchanging information. Our ORC subsidiary offers various authentication credentials that include Userid/Password (Level 1 and 2 assurance), as well as digital Certificates (Level 3 assurance).

        ORC’s eAuthentication, defined by the “System Security Plan for Operational Research Consultants (ORC) Information Assurance/ Identity Management (IA/ IDM)©” supports multiple authentication methods, from Level 1 Userid/ Password to Level 3 Digital Certificates to authenticate users and validate their credentials. Real-time consumer and business authentication methods are used to extend ORC’s eAuthentication offering, allowing an organization to address broad audiences of users for eGovernment and internal applications in a timely manner. These are proven capabilities that are compliant with existing laws and regulations that can be integrated and rapidly deployed. ORC’s eAuthentication services apply a variety of proven methods that can be incorporated and validated quickly, developing confidence among your users and relying application.

        ORC is certified as a trusted third party under the US Government ECA program, as defined by the “ORC External Certification Authority (ECA) Certification Practice Statement©” and the “ORC External Certification Authority (ECA) Key Recovery Practice Statement©". ORC is currently the only ECA authorized to issue Server (Device) Certificates and Code Signing Certificates, in addition to personal certificates:

•	Server Certificates provide trusted verification of the identity of web/application servers and enable those servers to support encrypted (Secure Sockets Layer) transaction protection.
•	Code Signing Certificates provide trusted verification of the integrity of software and documents.

        ORC is a certified trusted third party under the GSA ACES program to provide digital certificates to the citizenry of the United States, as defined by the “ORC ACES Certification Practice Statement©". The ACES certificates are available to provide each and every American citizen, as well as, Federal, State and Local government and business entities the accepted digital certificate to conduct business electronically with Federal agencies such as the Veteran’s Administration, Social Security Administration and any other agency offering services via the Internet. In addition to an the ACES contract, ORC is authorized as a trusted third party to sell ACES certificates directly to the business and private citizen communities. This offering is currently migrating to an ORC ACES/Shared Service Provider (SSP) capability that will expand the ACES program to offering full B2G and G2G PKI services.

        The documents, described above, define the system and process intellectual property that allows us to be the leader in this market.

        Our ability to successfully expand requires significant revenue growth from increased services performed for existing and new clients, as well the potential for strategic acquisitions and/or mergers. The realization of these events depends on many factors, including successful strategic sales and marketing efforts and the identification and acquisition of appropriate businesses. Any difficulties encountered in our expansion through successful sales and marketing efforts and/or acquisitions could have an adverse impact on our revenues and operating results.

Clients

        Our commercial client base is located predominantly in the Midwestern region of the United States. Our government client base is located in the East Coast region of the United States. We have experience and expertise in the successful completion and staff augmentation of projects in the following industries: federal government agencies and associated contractor/suppliers, manufacturing, consumer product goods, direct marketing, healthcare and financial services.

        Historically, we derived, and may in the future derive, a significant percentage of our total revenues from a relatively small number of clients. During 2003, four customers individually represented 18%, 14%, 13% and 13% of revenues, respectively. Due to the nature of our business and the relative size of certain contracts, the loss of any single significant customer could have a material adverse effect on our results of operations. With the acquisition of our ORC subsidiary we have expanded our clientele dramatically with the following additional clients:

•	United States Treasury
•	United States Patent & Trademark Office
•	Administrative Office of U.S. Courts
•	Department of Agriculture
•	Census Bureau
•	Maritime Administration
•	General Services Administration
•	Commonwealth of Pennsylvania
•	Northrop Grumman IT
•	Lockheed Martin
•	Boeing
•	Maryland Procurement Office
•	Central Intelligence Agency
•	Department of Defense
•	Defense Information Systems Agency
•	Dependent Schools System
•	White House Communication Agency
•	U.S. Navy
•	U.S. Marine Corps
•	U.S. Air Force
•	U.S. Army
•	U.S. Coast Guard

Marketing and Sales

        We focus our sales and marketing efforts on targeting federal government and corporate clients with significant IT budgets and requirements. While we perform work for companies in various industries, the majority of our revenues for 2003 and 2004 were derived from contracts and projects with manufacturing clients, consumer products clients, healthcare clients, and financial services clients. Prospectively, we expect a majority of our revenue to be derived from contracts with the federal government and related contracting opportunities.

        We market our solutions through our direct sales force, and alliances with several strategic partnerships in specific industries. The direct sales force is responsible for providing highly responsive, quality service and ensuring client satisfaction with our services. Our strategic partnerships and alliances provide us with additional access to potential clients.

        Because time is of the essence (and cost is always a factor), we believe our proven CIEI© and services will scale well to the commercial market. By eliminating the lead-time needed to become operational while waiting for in-house development efforts, we can enable an organization to quickly deploy a fully operational capability, providing the highest levels of I&A of users and devices, securing of sensitive data, time-stamping and archiving of data, and an auditable process flow. Further, the credentials used to accomplish all of these requirements are interoperable with any other agency or organization choosing to accept Federal-compliant credentials. And, of equal or greater importance, because the trial and error phase has been previously facilitated, the resulting answers can be immediately gleaned, thereby mitigating overall costs dramatically.

Backlog

WidePoint through its operating subsidiaries maintains a significant backlog of multiple award government contracts that include:

GSA contracts that allow us to actively market specific tasking and initiative throughout the Federal Government, including:

•	Access Certificates for Electronic Services (ACES), Contract Number GS00T99ALD0007, http://aces.orc.com/
•	Information Technology Professional Services FSC Group 70, Contract Number GS-35F-0164J, http://www.orc.com/contract_vehicles/gsa_fss/it/index.html
•	Worldwide FSS for Professional Engineering Services (PES) FSC Class 871, Contract Number GS-23F-0162L, http://www.orc.com/contract_vehicles/gsa_fss/pes/index.html
•	GSA Solutions and More (SAM) FSC Group 61 Part V, Contract Number GS-07F-0099L, http://www.orc.com/contract_vehicles/gsa_fss/s&m/index.html

We also hold various Government OMNIBUS contracts through our ORC subsidiary, including:

•	Naval Sea Systems Command multiple award SEAPORT
•	US Air Force ITSP
•	Pennsylvania

We also hold contracts with specific Government agencies, including:

•	Naval Supply Systems Command
•	Department of Homeland Security
•	US Patent and Trademark Office (Subcontract to PPC)
•	Defense Information Systems Agency (Subcontract to Tangible)
•	US Air Force PKI System Project Office (Subcontract to Anteon)

Additionally, WidePoint’s ORC subsidiary has over two-dozen iDentity Management and eAuthentication Services© pricing agreements with commercial companies for lots of 1000, 5000 and 10,000 credentials and associated services in various stages of agreement. The iDentity Management and eAuthentication Services© are expected to be WidePoint’s largest growth market.

WidePoint also holds several non-governmental contracts and preferred vendor relationships with major international corporations to provide IT manpower and consulting support and various outscourcing services.

Our backlog was approximately $575 million as of October 1, 2004, of which approximately $42 million was funded, and of which approximately $20 million is expected to occur after the current fiscal year.

Competition

        The market for the services that we provide is highly competitive, includes a large number of competitors, and is subject to rapid change. Our primary competitors include participants from a variety of market segments, including publicly and privately held firms, large accounting and consulting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, and other general management consulting firms. Increasingly, companies with third-world and emerging markets operations bases are also targeting this market. Competition generally is based on quality, timeliness, cost of services, and relevant targeted expertise.

        With relation to systems engineering in the governmental sector, the long-range concern to WidePoint is the uncertainty in the Federal budget, and its impact upon competition among the many contractors. We believe that the best way to meet the challenge of this market is to maintain a low overhead, employ quality personnel, and continue to deliver a product of the highest quality. Many corporations that play in this market have reputable corporate histories and a great number of employees from which to draw. They have the ability to absorb losses in operation. Additionally, they have an established network to assimilate data and formulate strategy in today’s competitive environment. Their strength is often their mass, that gives them flexibility in both proposing and responding to new requirements. Also, while there are advantages to being small, name recognition is a problem in major contracts even if performance is in our favor.

        However, many of these same corporations have higher overhead costs. They have policies and procedures in effect that quite frequently cause a longer response time to meet the needs of the customer. Management personnel are far removed from their workforce thus fostering employee dissatisfaction.

        Within the information security market the competition is still minimal. The most significant competition is in the planning and analysis portion of the market, which many of the same companies refer to above, also play, such as: Booz-Allen Hamilton, SAIC, CACI/ AMS, BAE Systems, Northrop Gruman, etc. However, the market that we provide our CIEI© products and services has limited competition. Most of that competition (that includes: Verisign, Digital Signature Trust, BeTrusted, and GeoTrust) are focused on low to medium levels of assurance. We believe we are presently the only company that has satisfied all of the certification requirements to serve the more meaningful medium to high level assurance market, and we believe that we maintain a twelve to eighteen month advantage over our competition.

        Additionally, we believe our advantages in each of the markets described above are two-fold: highly experienced personnel; and relatively low overhead. Our professional staff have a proven record of success in meeting service needs of both private industry and public sector clients. Our senior staff personnel include advanced degrees in science, engineering, and operations research, specializing in the resolution of complex operational problems. Experienced personnel, competitive overhead, and being first to market will allow us to be very competitive.

Intellectual Property

        Our intellectual property primarily consists of methodologies developed for use in application development solutions. The services, described above, define the system and process intellectual property that allows us to be the leader our markets. WidePoint’s ORC subsidiary also holds a Patent for a Digital Parsing Tool, that provides a secure repository gateway that will allow users, including first time users, the ability to immediately establish and access accounts by presenting their certificates to a directory validated by the gateway. We rely upon a combination of trade secrets, copyright and trademark laws, and contractual restrictions to establish and protect our ownership of our proprietary methodologies. We generally enter into nondisclosure and confidentiality agreements with our employees, partners, consultants, independent sales agents and clients. As the number of competitors providing services similar to our services increases, the likelihood of similar methodologies being used by competitors increases. Although our methodologies have never been subject to an infringement claim, there can be no assurance that third parties will not assert infringement claims against us in the future, that the assertion of such claims will not result in litigation, or that we would prevail in such litigation or be able to obtain the license for the use of any allegedly infringed intellectual property from a third party on commercially reasonable terms. Further, litigation regardless of its outcome could result in substantial cost to us and divert management’s attention from our operations. Although we are not aware of any basis upon which a third party could assert an infringement claim, any infringement claim or litigation against us could materially adversely affect our business, operating results and financial condition.

Personnel

        As of December 21, 2004, we had 76 full time employees and 4 part-time employees including 6 persons in sales and recruiting, 62 persons in consulting, and 8 persons in management and administration. We also periodically employ additional consultants and temporary employees.

        Our facilities are located in areas populated by military (both retired and active duty) and highly skilled civilian personnel. Potential employees possessing unique qualifications are readily available for both part-time and full-time employment. The primary method of soliciting personnel is through personal networks of friends and former coworkers.

        We believe that our future success will depend in part on our continued ability to attract and retain highly skilled managerial, technical, sales and support personnel. There can be no assurance that we will be able to continue to attract and retain personnel necessary for the development of its business. We generally do not have employment contracts with our employees, but do maintain employment agreements with our key employees. However, we do have confidentiality and non-disclosure agreements with many of our employees. None of our employees are subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Properties

        Our principal executive office consists of approximately 3,500 square feet of office space located at One Lincoln Centre, Suite 1100, Oakbrook Terrace, Illinois, which is currently being leased by us through July 2007 for approximately $3,500 per month. Our rent in 2003 under a prior sublease for the office at One Lincoln Centre was approximately $66,000.

        Our subsidiary, ORC, has its principal offices at 1723 South Park Court, Chesapeake, Virginia in approximately 2,400 square feet under a lease that expires on April 30, 2006. Our annual rent for this office is approximately $2,200 per month. We also pay our pro rata share of increases in real estate taxes and operating expenses for this office.

        ORC also maintains two secure facilities in the Northern Virginia area. Our Alexandria office is located at 1625 Prince Street, Suite 350, Alexandria, Virginia, which is currently being leased by us through January 31, 2008 for approximately $7,400 per month. Our Fairfax office is located at 11250 Waples Mill Road, South Tower, Suite 210, Fairfax, Virginia 22030, which is currently being leased by us through February 28, 2009 for approximately $28,000 per month. The Alexandria office consists of approximately 3,100 square feet of office space and our Fairfax office consists of approximately 11,900 square feet of office space. We also pay our pro rata share of increases in real estate taxes and operating expenses for this office.

        Access to ORC’s secure facilities is restricted to authorized personnel. All unknown or unidentified persons are accompanied or challenged by personnel to prevent unauthorized access and/or disclosure of sensitive data. Non-cleared maintenance and cleaning personnel are escorted at all times while in central computer rooms and facilities. ORC employs five levels of physical access control and two separate physical access alarm systems:

Level 1 – ORC facilities are located in two buildings each employing security-guarded entrances during normal working hours and 24-hour security patrolling the premises after hours and on weekends. Proximity card access is required after hours for building and elevator access. Cameras are located at all entry points.

Level 2 – ORC proximity cards, issued to all employees requiring access to ORC general access areas, activate the card reader at the suite doors. Cameras are located at all entry points.

Level 3 – ORC personnel who have successfully completed the required screening process validating a routine requirement to work in the operations center are granted access controlled by ORC Proximity card readers programmed for this level.

Level 4 – ORC personnel who have successfully completed the required screening process validating a routine requirement to work in this level and have met the appropriate “clearance” requirements are granted access to this level controlled by ORC proximity readers programmed for this level. All personnel must present their proximity card to enter and leave this level. (Note: Level 3 and 4 are combined in ORC’s secondary facility.)

Level 5 – ORC personnel who have successfully completed the required screening process and authorized to work on equipment and have met the appropriate “clearance”requirements, are granted access to this controlled area via cipher/ proximity reader lock programmed for this level. All personnel must log in and log out when they enter and leave this level.

        A GSA approved five-drawer security container (Mosler Safe), located at each ORC facility, provides physical protection of information related to the privileged access roles. At least two parties are necessary to do any key management or audit log operations. Separation of activation mechanism components is protected in separate safe drawer accessible only to personnel in each separate role. A security check of the facility housing the ORC IA/ IDM resources is made at least once every 24 hours.

        All of ORC’s facilities maintain an interim Top Secret Facility Clearance.

        We also leased a branch office located at 4401 Rockside Road, Suite 405, Independence, Ohio, in approximately 1,131 square feet under a lease that expired on June 30, 2003. Our annual rent in 2003 for such branch office was approximately $12,000. We also paid our pro rata share of increases in real estate taxes and operating expenses for this office.

        During 2000, several of our offices were closed and their leases were either sublet, assigned, or have expired. The Michigan office lease located at 32000 Northwestern Highway, Suite 165, Farmington Hills, Michigan was sublet to Galaxy Builders in June 2000 for the same terms as those of our lease for that location. Our annual rent in 2003 for that property was approximately $38,000 and the lease expired on February 24, 2004. The lease for our former corporate headquarters office located at 20251 Century Boulevard, Germantown, Maryland was assigned on December 1, 2000 to GHG Holdings, Inc., which assigned lease expires on September 30, 2005. We are secondarily liable if GHG Holdings, Inc were to default on that assigned lease.

        We believe that we can obtain additional facilities required to accommodate its projected needs without difficulty and at commercially reasonable prices, although no assurance can be given that we will be able to do so.

Recent Developments

        Acquisition of Operational Research Consultants, Inc. On October 25, 2004, we completed the acquisition of Operational Research Consultants, Inc., or ORC, a privately held IT and engineering firm providing mission-critical sensitive and strategic information security solutions to the United States Government. To finance the acquisition, we completed a financing with Barron, an accredited investor, and utilized a line of credit which we maintain with RBC-Centura Bank. We entered into a stock purchase agreement with ORC and its stockholders to effectuate the acquisition, and entered into a preferred stock purchase agreement and a registration rights agreement with Barron in connection with the financing. The warrants issued to Westcap in that financing transaction with Barron also contained piggy-back registration rights.

        ORC specializes in IT integration and secure authentication processes and software, providing services to the Department of Defense, General Services Administration, and associated federal agencies and trading partners. ORC was at the forefront of implementing Public Key Infrastructure (“PKI”) technologies. ORC maintains secure facilities and is currently the only commercial credential service provider (at Assurance Levels 1, 2, 3 and 4) to the Federal Government, contractors to the Department of Defense and the United States Government, and individuals transacting electronic business with or for the United States Government. Secure authentication is a key element to the success of many secured integration e-Government initiatives emerging in the government sector.

        ORC is currently the only External Certificate Authority for the United States Government. As such, it is authorized to issue all permissible certificate types and services in accordance with Defense Information Systems Agency and National Security Agency standards, necessary for the interoperable, secure exchange of information between U.S. Governmental agencies, contractors, and international allies such as members of NATO. The Federal market for secured authentication software and e-Government IT initiatives collectively represent major growth markets, within which ORC is prominently positioned.

        Pursuant to the stock purchase agreement between us, ORC and the stockholders of ORC, we agreed to purchase and acquire all of ORC’s outstanding common stock from the ORC stockholders. In consideration for the ORC stock, we paid the ORC stockholders an aggregate of $5,000,000 payable in a combination of cash, promissory note and our common stock, less a receivables holdback. The receivables holdback will be held in escrow and released at certain milestone dates, over a three year period after the closing of that transaction pursuant to a certain formula.

        The aggregate consideration payable by us to the ORC stockholders shall be adjusted in the event that ORC’s 2004 revenue is less than $8,000,000 and for any set-offs, recoupments and/or payments of losses. The agreement also provides a clawback provision in the event that the losses or indemnity amounts exceed the receivables holdback.

        Barron Partners L.P. Financing. On October 25 and 29, 2004, we completed financings with Barron Partners L.P., or Barron, a private equity fund that engages in investing primarily in private investments in publicly traded entities, for an aggregate amount of $3,580,000, under a preferred stock purchase agreement and related agreements. Net proceeds from the financing after costs and expenses, including fees of finders and agents, were approximately $3,030,000. We issued an aggregate of 2,045,714 shares of our Series A Convertible Preferred Stock that are convertible into an aggregate of 20,457,143 shares of our common stock at a conversion rate equal to $0.175 per share. In addition, we issued to Barron a warrant to purchase up to an additional 10,228,571 shares of our common stock at an exercise price of $0.40 per common share. The shares of our common stock which may be acquired by Barron upon its conversion of its Series A Convertible Preferred Stock and/or the exercise of its warrant are subject to contractual restrictions which restrict the ability of Barron and its affiliates to acquire shares of common stock which equal no more than 4.99% of the outstanding shares of our common stock at any time. This contractual restriction may be removed upon 61 days notice to us from Barron, but in the event Barron elects to remove this restriction, then Barron and its affiliates agreed that Barron and its affiliates can only vote the shares of our common stock held by Barron and its affiliates which result in Barron and its affiliates having no more than 22% of the total voting power of all outstanding shares of our common stock at any time. As a result of the Barron financing transaction, we issued a warrant to Westcap Securities, Inc., a registered broker-dealer and our placement agent in such transaction, on October 29, 2004 to purchase 511,428 shares of our common stock at an exercise price of $0.40 per share, which warrants expires on October 17, 2009.

        Under a registration rights agreement, between Barron and us, related to the stock issuances described in the preceding paragraphs, we are obligated to file a registration statement on or prior to December 20, 2004 covering the resale of the shares of our common stock issuable upon conversion and/or exercise of the Series A Convertible Preferred Stock and the warrants issued to Barron, except only that the shares of common stock issuable upon conversion of the 902,857 shares of the Series A Convertible Preferred Stock and the exercise of warrants to acquire a total of 13,542,857 shares of our common stock as sold to Barron in such financing transactions, as well as 511,428 shares of our common stock issuable to Westcap upon the exercise of the warrant issued by us to Westcap in such financing transactions, are subject to the prior approval by our stockholders of an increase in the total number of authorized shares of our common stock at an annual meeting of stockholders. We have agreed to use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission on or prior to February 22, 2005. If our registration statement is not declared effective by the Securities and Exchange Commission by April 23, 2005 and thereafter kept effective through October 20, 2007, subject to permissible blackout periods and registration maintenance periods, then we will be required to pay Barron a maximum penalty of up to $20,000 for each month the registration statement is not effective.

        The future issuance of shares of our common stock underlying the additional preferred stock and the additional warrants is subject to the approval by our stockholders of an increase in the total number of authorized shares of our common stock at an Annual Meeting of Stockholders which must be convened by December 31, 2004 or as soon thereafter as possible pursuant to the terms of the master amendment. We have given notice to our stockholders for such a meeting to be held on January 27, 2005.

        The above financings were made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of the Act. The securities issued in the financings have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. With this registration statement and prospectus, we are fulfilling our obligations to register these securities under the registration rights agreement referenced above.

        Acquisition of Chesapeake Government Technologies, Inc. On April 30, 2004, we closed upon the acquisition of all the issued and outstanding shares of Chesapeake, pursuant to the terms of an Agreement and Plan of Merger, dated as of March 24, 2004, by and among us, Chesapeake Acquisition Corporation, Chesapeake and Mark C. Fuller, John D. Crowley and Jay O. Wright, who were the sole stockholders of Chesapeake. Chesapeake is based in Potomac, Maryland and is engaged in the business of serving government clients by providing leading technologies and services. We issued 4,082,980 shares of our common stock to Messrs. Fuller, Crowley and Wright, as the sole stockholders of Chesapeake in consideration for all of the issued and outstanding shares of Chesapeake owned by them. In conjunction with this closing, the sole stockholders also entered into an escrow agreement with us and deposited 3,266,384 shares of the 4,082,980 newly issued shares of our common stock into escrow.

        The 3,266,384 shares of common stock placed into escrow will be released to Messrs. Fuller, Crowley and Wright in the event of the satisfaction of certain conditions set forth in the merger agreement, which provides that during the period commencing after the closing of the merger and ending on December 31, 2005, the 3,266,384 shares of common stock will be released to Messrs. Fuller, Crowley and Wright in a ratio based on the amount of revenues actually received by us from the business acquired from Chesapeake. The December 31, 2005 escrow expiration date may be extended for one additional year by us in the event we determine that Chesapeake has achieved certain performance levels in the latter part of 2005. In the event we do not receive certain levels of revenues from the business acquired from Chesapeake, then any of the 3,266,384 shares of common stock to which Messrs. Fuller, Crowley and Wright have not become entitled to receive will be returned to us.

        The merger agreement also provides that in the event the revenues actually received by us from the business acquired from Chesapeake equals or exceeds certain levels before December 31, 2005, then we will prepare a proxy statement for its then next ensuing Annual Meeting of Stockholders to ask our stockholders to vote upon a proposal to increase the size of our board of directors from a total of seven persons to a total of nine persons, with one of the candidates for such two newly created director positions to be nominated by Messrs. Fuller, Crowley and Wright and with the other candidate to be mutually agreed upon between us and Messrs. Fuller, Crowley and Wright; provided, however that at any time after Messrs. Fuller, Crowley and/or Wright are no longer affiliated with us, then the persons who are serving on our board of directors as their designees shall resign from their positions as directors of WidePoint.

        Pursuant to the terms of the merger agreement, we caused Chesapeake to enter into employment/non-competition agreements with each of Mark C. Fuller and John D. Crowley and a consulting agreement with Jay O. Wright. As part of the potential compensation that may be earned by each of Messrs. Fuller, Crowley and Wright, we issued to each such person a warrant to purchase 1,814,658 additional shares of our common stock at an exercise price of $0.235 per share, with each such warrant only being exercisable in the event that the revenues actually received by us from the business acquired from Chesapeake exceed the maximum levels required for Messrs. Fuller, Crowley and Wright to receive all of the 3,266,384 shares of common stock placed in escrow.

        In order to allow WidePoint to consummate the financing transactions with Barron in which WidePoint needed a sufficient number of authorized but unreserved shares of common stock to underlie a portion of the shares of Series A Convertible Preferred Stock and a portion of the warrants issued by WidePoint to Barron and Westcap, Messrs. Komar, McCubbin, Mirabile, Fuller, Crowley and Wright agreed in October 2004 with WidePoint to make the aggregate amount of 9,443,974 shares of common stock underlying their warrants to be thereafter subject to the approval by WidePoint’s stockholders of an increase in the total number of authorized shares of common stock of WidePoint.

Legal Proceedings

        ORC is currently the defendant in a lawsuit entitled Fleuette v. ORC, C.A. No. 1:04-cv-1054, in the Eastern District of Virginia, in which Renee Fleuette Gallagher, a former employee of ORC, is alleging that her employment with ORC was wrongfully terminated by ORC. The plaintiff seeks an unspecified amount of damages from ORC. Prior administrative and judicial proceedings instituted by Ms. Gallagher against ORC have been dismissed or found to be without merit. ORC does not believe that it has committed any wrong against Ms. Gallagher and ORC intends to vigorously defend itself in the current lawsuit filed by Ms. Gallagher against ORC. As part of the agreements entered into between WidePoint, ORC and the former stockholders of ORC at the time of WidePoint’s acquisition of ORC, the former stockholders of ORC have agreed to indemnify WidePoint and ORC from any liability involving the claims by Ms. Gallagher against ORC, including the above-captioned lawsuit.

        Other than as described above, we are not involved in any material legal proceedings.

Additional Information

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. Our annual reports are available on our website at www.widepoint.com.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth (i) the names and ages of our current executive officers and directors; (ii) the position(s) presently held by each person named; and (iii) the principal occupations held by each person named for at least the past five years.

Name	Age	Position
Steve L. Komar	63	Chief Executive Officer and Chairman
James T. McCubbin	40	Vice President, Chief Financial Officer, Secretary and
		Director
James M. Ritter	59	Director and Assistant Secretary
G.W. Norman Wareham	50	Director
Mark Mirabile	41	Vice President, Chief Operations Officer and Director
Daniel Turissini	45	Chief Executive Officer and President-Operational Research
		Consultants, Inc.
Mark C. Fuller	48	Chief Executive Officer - Chesapeake Government
		Technologies, Inc.
John D. Crowley	43	President - Chesapeake Government Technologies, Inc.

        Steve L. Komar has served as a director since December 1997 and became Chairman of the Board of Directors in October 2001. Mr. Komar has also served as our Chief Executive Officer since December 2001. From June 2000 until December 2001, Mr. Komar served as a founding partner in C-III Holdings, a development stage financial services company. From 1991 to June 2000, Mr. Komar served as Group Executive Vice President of Fiserv, Inc., a company that provides advanced data processing services and related products to the financial industry. Mr. Komar is a graduate of the City University of New York with a Bachelor of Science Degree in Accounting and holds a Masters Degree in Finance from Pace University.

        James T. McCubbin has served as a director and as our Secretary and Treasurer since November 1998. Since August 1998, Mr. McCubbin has also served as our Vice President and Chief Financial Officer. Prior to that time, from December 1997 to August 1998, Mr. McCubbin served as our Vice President, Controller, Assistant Secretary and Treasurer. Prior to the commencement of his employment with WidePoint in November 1997, Mr. McCubbin held various financial management positions with a wide range of companies. Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management.

        James M. Ritter has served as a director since December 1999 and as our Assistant Secretary since December 2002. Mr. Ritter is the retired Corporate Headquarters Chief Information Officer of Lockheed Martin Corporation. Prior to his retirement in February 2001, Mr. Ritter was employed at Lockheed Martin Corporation for over 32 years in various positions involving high level IT strategic planning and implementation, e-commerce development, integrated financial systems, and large-scale distributed systems.

        G.W. Norman Wareham has served as a director since December 1997. Mr. Wareham served as our Vice President, Secretary and Chief Financial Officer from September 1996 until August 1998. Mr. Wareham is President of Wareham Management Ltd. and provides management consulting and accounting services to public companies in Canada and the United States. Mr. Wareham is a certified general accountant and has been engaged in the public practice of accounting for over 20 years.

        Mark Mirabile has served as a director since his appointment in April 2002. Mr. Mirabile has also served as our Vice President and Chief Operations Officer since December 2001. From June 2000 to November 2001, Mr. Mirabile served as our Vice President of Sales and Marketing. Prior to that time, from November 1992 to May 2000, Mr. Mirabile served as the Vice President of Eclipse Information Systems, Inc., a wholly-owned subsidiary of WidePoint. Mr. Mirabile was a co-founder of Eclipse Information Systems, Inc. prior to its acquisition by WidePoint in December 1998. Mr. Mirabile has over 20 years experience in IT at both the executive and technical levels. He has an Associates Degree in Applied Science-Accounting from Daley Community College in Chicago.

        Mr. Turissini presently serves as the Chief Executive Officer of Operational Research Consultants, Inc. (“ORC”), a wholly-owned subsidiary of the Company. The Company acquired ORC on October 25, 2004. Mr. Turissini was a founding partner of ORC in 1991 and served as its Chief Operations Officer since its inception. An innovator in systems engineering and integration, Mr. Turissini has focused in the field of Information Assurance and Information Security while at ORC. While under his leadership, ORC has played a key systems integrator role for the DoD Public Key Infrastructure (PKI), the standard information assurance program being implemented across all branches of the DoD (a user community of approximately 36 million personnel, devices, and applications) and has been certified as the first of three certificate authorities for the Department of Defense’s External Certificate Authority (ECA) program and by the General Services Administration to provide Access Certificates for Electronic Services (ACES). From 1982 until 1991, Mr. Turissini held various systems engineering and acquisition management positions in support of the U.S. Federal Government with a variety of companies including Tracor Applied Sciences, Inc, National Technologies Associates, Inc., and Gibbs and Cox, Inc. From 1981 to 1982, Mr. Turissini served in the Merchant Marine on various vessels as Engineer and Mate. Mr. Turissini is a graduate of the United States Merchant Marine Academy with a Bachelor of Science Degree in Engineering and holds a Masters of Engineering Administration from The George Washington University.

        Mark Fuller is being nominated as a Class III director and presently serves as the Chief Executive Officer of Chesapeake, a wholly-owned subsidiary of the Company. The Company acquired Chesapeake on March 24, 2004. Mr. Fuller was a co-founder of Chesapeake and has served as its Chief Executive Officer since its inception in February 2004. Mr. Fuller has also served as Chairman and CEO of Chesapeake Partners, Inc., a business consulting company, since October 2001. From December 2000 to October 2002, Mr. Fuller served as President of Network Services for Verizon Avenue, a wholly-owned subsidiary of Verizon Communications Inc. Verizon Avenue was originally founded as One Point Communications, where Mr. Fuller served as President of Network Services from January 1999 to December 2000. Prior thereto, Mr. Fuller served as Vice President of ACSI (which later became known as e.spire), from November 1994 to November 1998. From August 1993 to November 1994, Mr. Fuller served as Director of MCI Sales for Teleport Communications Group. From March 1988 to August 1993, Mr. Fuller held various management positions with MCI Telecommunications, Inc. Mr. Fuller also served 9 years in the United States Army where he rose to the rank of Major prior to leaving active duty in March 1988. Mr. Fuller is a graduate of the United States Military Academy at West Point, New York where he received a Bachelor of Science degree in Applied Science and Engineering.

        John Crowley is being nominated as a Class III director and presently serves as the President of Chesapeake, a wholly-owned subsidiary of the Company. The Company acquired Chesapeake on March 24, 2004. Mr. Crowley was a co-founder of Chesapeake and has served as its President since its inception in February 2004. From September 2002 to March 2004, Mr. Crowley served as Vice President of Strategic Partnerships and Alliances at AT&T Corp. From March 1992 to September 2002, Mr. Crowley served as Vice President of Strategic Ventures and Alliances at MCI Telecommunications, Inc. From 1983 to 1992, Mr. Crowley held various management and consulting positions with different companies, including United City Traders and PricewaterhouseCoopers. Mr. Crowley received his Bachelor of Science degree in Business Administration from Georgetown University.

        Our executive officers are elected by and serve at the discretion of the board of directors. There are no family relationships among any of our executive officers or directors.

The following Summary Compensation Table sets forth the annual salary (column c) and bonus (column d) paid and options granted (column g) during each of the past three years to the Chief Executive Officer of the Company, as well as the executive officers of the Company at December 31, 2003 whose annual salary and bonus in 2003 exceeded $100,000.

Summary Compensation Table
					Long-Term Compensation
Annual Compensation					Awards		Payouts
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Other Annual Compensation[1] ($)	(f) Restricted Stock Award(s) $	(g) Securities Underlying Options (#)	(h) LTIP Payouts ($)
Steve Komar	2003	$ 40,000	$ 22,000	$ -0-	$ -0-	100,000	$ -0-
Chief Executive Officer	2002	$ 12,000	$ -0-	$ -0-	$ -0-	500,000	$ -0-
and President	2001	$ 12,000	$ -0-	$ -0-	$ -0-	-0-	$ -0-

James McCubbin	2003	$119,000	$ 31,500	$ -0-	$ -0-	-0-	$ -0-
Vice President & Chief	2002	$119,000	$ -0-	$ -0-	$ -0-	-0-	$ -0-
Financial Officer	2001	$134,302	$ -0-	$ -0-	$ -0-	500,000	$ -0-

Mark Mirabile	2003	$119,000	$ 43,500	$ -0-	$ -0-	-0-	$ -0-
Vice President & Chief	2002	$119,000	$ -0-	$ -0-	$ -0-	-0-	$ -0-
Operations Officer	2001	$133,681	$ -0-	$ -0-	$ -0-	500,000	$ -0-

[1]	Does not report the approximate cost to the Company of an automobile allowance furnished to the above persons, which amounts do not exceed the lesser of either $50,000 or 10% of the total of the person’s annual salary and bonuses for 2003.

The following Option Grants Table sets forth, for each of the named executive officers, information regarding individual grants of options granted in 2003 and their potential realizable value. Information regarding individual option grants includes the number of options granted, the percentage of total grants to employees represented by each grant, the per-share exercise price and the expiration date. The potential realizable value of the options are based on assumed annual 0%, 5% and 10% rates of stock price appreciation over the term of the option.

Option Grants Table
Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[4]
Name	Options Granted (#)[1]	% of Total Options Granted to Employees in Fiscal Year[2]	Exercise Price($/SH)[3]	Expiration Date	0%	5%	10%
Steve Komar	50,000	12.5%	$0.09	4/21/2013	$ 0	$ 2,830	$ 7,172
Steve Komar	50,000	12.5%	$0.13	12/31/2013	$ 0	$ 4,088	$10,359

1    The reported options were granted by the Company to the named executive officer under the Company’s 1997 Stock Incentive Plan. The option expiring on April 21, 2013 for 50,000 shares of the Company’s Common Stock vests as to 25,000 shares on July 21, 2003, 12,500 shares on April 21, 2004 and 12,500 shares on April 21, 2005. The option expiring on December 31, 2013 for 50,000 shares of the Company’s Common Stock vests on December 31, 2004 as to 100% of the shares of Common Stock underlying the option.

2    Based on options for a total of 400,000 shares of Common Stock granted to all employees or directors in 2003.

3    The per share exercise price is equal to the fair market value per share of Common Stock on the date of grant of the option.

4    The potential realizable values shown in the columns are net of the option exercise price. These amounts assume annual compounded rates of stock price appreciation of 0%, 5%, and 10% from the date of grant to the option expiration date, a term of ten years. These rates have been set by the U.S. Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of the Company’s Common Stock. Actual gains, if any, on stock option exercises are dependent on several factors including the future performance of the Company’s Common Stock, overall stock market conditions, and the optionee’s continued employment through the vesting period. The amounts reflected in this table may not actually be realized.

        The following Option Exercises and Year-End Value Table is set forth herein because it sets forth, for each of the named executive officers, information regarding the number and value of unexercised options at December 31, 2003. No options were exercised by such persons during 2003.

Aggregate Option Exercises and Fiscal Year-End Option Value Table
(a) Name	(b) Number of Shares Acquired on Exercise	(c) Value Realized ($)	(d) Number of Securities Underlying Unexercised Options at FY-End (#) [1] Exercisable/Unexercisable	(e) Value of Unexercised In- The-Money Options at FY- End ($) Exercisable/Unexercisable [2]
Steve Komar	-0-	-0-	425,000/175,000[3]	$25,000/ $7,000

James McCubbin	-0-	-0-	401,000/100,000[4]	$0 / $0

Mark Mirabile	-0-	-0-	401,000/100,000[5]	$0 / $0

1    The reported options were granted by the Company to the named executive officer under the Company’s 1997 Stock Incentive Plan (the “Plan”).

2    Market value of underlying shares at December 31, 2003, minus the exercise price.

3    The above-reported options entitle Mr. Komar to purchase from the Company (i) 400,000 shares of Common Stock at an exercise price of $0.07 per share through July 7, 2012, pursuant to a stock option granted to him on July 7, 2002 under the Plan, all of which shares are currently vested and exercisable, and (ii) 25,000 shares of Common Stock at an exercise price of $0.09 per share through April 24, 2013 pursuant to a stock option granted to him on April 24, 2003 and which fully vested on July 24, 2003, and (iii) 100,000 shares of Common Stock at an exercise price of $0.07 per share through July 7, 2012, pursuant to a stock option granted to him on July 7, 2002, with such shares vested on January 3, 2004, (iv) 25,000 shares of Common Stock at an exercise price of $0.09 per share through April 24, 2013 pursuant to a stock option granted to him on April 24, 2003 of which 12,500 shares fully vested on April 21, 2004 and for which 12,500 shares will vest on April 21, 2005 or by an earlier vesting decision as may be granted by the Compensation Committee, (v) 50,000 shares of Common Stock at an exercise price of $0.13 per share through December 31, 2013 pursuant to a stock option granted to him on December 31, 2003, with all such shares fully vesting on December 31, 2004 or by an earlier vesting decision as may be granted by the Compensation Committee.

4    The above-reported options entitle Mr. McCubbin to purchase from the Company (i) 1,000 shares of Common Stock at an exercise price of $1.35 per share through July 3, 2010 pursuant to a stock option granted to him on July 3, 2000, of which all such shares are currently exercisable, (ii) 400,000 shares of Common Stock at an exercise price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, of which all such shares are currently exercisable, (iii) 100,000 shares of Common Stock at an exercise price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, with such shares vested on January 2, 2004.

5    The above-reported options entitle Mr. Mirabile to purchase from the Company (i) 1,000 shares of Common Stock at an exercise price of $1.35 per share through July 3, 2010 pursuant to a stock option granted to him on July 3, 2000, of which all such shares are currently exercisable, (ii) 400,000 shares of Common Stock at an exercise price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, of which all such shares are currently exercisable, and (iii) 100,000 shares of Common Stock at an exercise price of $0.17 per share through January 2, 2011, pursuant to a stock option granted to him on January 2, 2001, with such shares vested on January 2, 2004.

        No Long-Term Incentive Plan Awards Table is set forth herein because no long-term incentive plan awards were made to the above-named executive officers during 2003.

Equity Compensation Plan Information

        The following table sets forth information as of December 31, 2003, with respect to the Company’s compensation plans under which its Common Stock is authorized for issuance:

	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity Compensation Plans:
approved by security holders	2,112,000	$0.14	888,000
not approved by security holders	- 0 -	$ -0-	- 0 -
Total	2,112,000		888,000

Employment Agreements and Arrangements

        On July 1, 2002, the Company entered into an employment agreement with Steve Komar, Chief Executive Officer and President of the Company. The employment agreement had an initial term expiring on July 1, 2004 with four renewable one-year options remaining. On July 1, 2004, the Company and Mr. Komar exercised the first of such one-year renewal options. The agreement provides for (1) a base salary of $40,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of Company business; (3) a phone allowance of $100 per month to cover such expenses incurred in the pursuit of Company business; (4) reimbursement for additional actual business expenses consistent with the Company’s existing policies that have been incurred for the benefit of the Company; (5) paid medical and other benefits consistent with the Company’s existing policies with respect to key executives of the Company, as such policies may be amended from time to time in the future; and (6) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        On July 1, 2002, the Company entered into an employment agreement with James McCubbin, Chief Financial Officer of the Company. The employment agreement had an initial term expiring on July 1, 2004 with four renewable one-year options remaining. On July 1, 2004, the Company and Mr. McCubbin exercised the first of such one-year renewal options. The agreement provides for (1) a base salary of $119,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of Company business; (3) reimbursement for additional actual business expenses consistent with the Company’s existing policies that have been incurred for the benefit of the Company; (4) paid medical and other benefits consistent with the Company’s existing policies with respect to key executives of the Company, as such policies may be amended from time to time in the future; and (5) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        On July 1, 2002, the Company entered into an employment agreement with Mark Mirabile, Chief Operations Officer of the Company. The employment agreement had an initial term expiring on July 1, 2004 with four renewable one-year options remaining. On July 1, 2004, the Company and Mr. Mirabile exercised the first of such one-year renewal options. The agreement provides for (1) a base salary of $119,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of Company business; (3) reimbursement for additional actual business expenses consistent with the Company’s existing policies that have been incurred for the benefit of the Company; (4) paid medical and other benefits consistent with the Company’s existing policies with respect to key executives of the Company, as such policies may be amended from time to time in the future; and (5) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

Stock Options

        1997 Stock Incentive Plan. In May 1997, the Board of Directors adopted, and in December 1997 the stockholders of the Company approved, the Company’s 1997 Stock Incentive Plan (the “Plan”), which provides for the award of a variety of equity-based incentives, including stock awards, stock options, stock appreciation rights, phantom shares, performance unit appreciation rights and dividend equivalents (collectively, “Stock Incentives”). The Plan is administered by the Compensation Committee and provides for the grant of Stock Incentives to officers, key employees and consultants of the Company to purchase up to an aggregate of 3,000,000 shares of Common Stock at not less than 100% of fair market value of the Common Stock on the date granted. The vesting and exercisability of any Stock Incentives granted under the Incentive Plan is subject to the determination of and criteria set by the Committee. As of December 20, 2004, options to purchase a total of 2,112,000 shares of Common Stock under the Plan, at prices ranging from $0.07 to $1.35 per share, were outstanding, of which options to purchase 1,886,340 shares were presently exercisable.

        1997 Directors Formula Stock Option Plan. In May 1997, the Board of Directors adopted, and in December 1997 the stockholders of the Company approved, the Company’s 1997 Directors Formula Stock Option Plan (the “Director Plan”). Other than Messrs. Wareham and Ritter, directors of the Company who are not employed by the Company and who do not perform services for the Company are eligible to receive options under the Director Plan. The Director Plan is administered by a committee that presently consists of Messrs. Komar and McCubbin. Options become exercisable when vested and expire ten years after the date of grant, subject to such shorter period as may be provided in the agreement. A total of 140,000 shares of Common Stock are reserved for possible issuance upon the exercise of options under the Director Plan. During 2003, options granted to and vested with the directors were returned to the Company. There are no options presently outstanding under the Director Plan.

        Other Options. Options were granted on April 21, 2003 by the Board of Directors outside of the Director Plan to Messrs. Ritter and Wareham, who abstained from voting on such matter, for each of Messrs. Ritter and Wareham to purchase (i) 50,000 shares of Common Stock at a price of $0.09 per share through April 21, 2013, of which options to purchase 25,000 shares vested on July 21, 2003, 12,500 shares vested on April 21, 2004, and the remaining 12,500 shares will vest on April 21, 2005, and (ii) 50,000 shares of Common Stock at a price of $0.13 per share through December 31, 2013 with all of the shares vesting on December 31, 2004.

Directors’ Fees

        Directors who are not officers or employees of the Company receive an annual fee of $12,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of Common Stock beneficially owned as of December 20, 2004 by: (i) each person known by the Company to be the beneficial owner of 5% or more of such class of securities, (ii) each director of the Company and (iii) all directors and officers of the Company as a group.

Directors, Nominees and 5% Stockholders	Number of Shares of Common Stock(1)	Percent of Outstanding Common Stock(1)
Michael Higgins (2)	1,488,000	7.0%
Steve Komar (3)	1,427,500	6.8%
Norman Wareham (4)	87,500	0.1%
James McCubbin (5)	1,366,000	6.5%
James Ritter (6)	89,000	0.1%
Mark Mirabile (7)	1,536,000	7.3%
Mark Fuller (8)	1,360,991	6.4%
John Crowley (9)	1,360,993	6.4%
Jay Wright (10)	1,360,993	6.4%
Daniel Turissini (11)	875,000	4.1%
All directors and
officers as a group
(8 persons) (12)	8,102,984	38.4%

(1)     Assumes in the case of each stockholder listed in the above list that all presently exercisable warrants or options held by such stockholder were fully exercised by such stockholder, without the exercise of any warrants or options held by any other stockholders.

(2)     The address of Mr. Higgins is 12408 Rivers Edge Drive, Potomac, Maryland 20854.

(3)     Includes (i) 865,000 shares of Common Stock purchased by Mr. Komar from the Company on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 500,000 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $0.07 per share until July 7, 2012, pursuant to a stock option grant to him on January 7, 2002, (iii) 37,500 shares of Common Stock at an exercise price of $0.09 per share through April 24, 2013 pursuant to a stock option granted to him on April 24, 2003, and (iv) 50,000 shares of Common Stock at an exercise price of $0.13 per share through December 31, 2013 pursuant to a stock option granted to him on December 31, 2003, with all such shares fully vesting on December 31, 2004 or by an earlier vesting decision as may be granted by the Compensation Committee. Does not include (i) 12,500 shares of Common Stock that may be purchased by Mr. Komar from the Company at a price of $0.09 per share until April 24, 2013 pursuant to a stock option grant to him on April 24, 2003 which shall vest on April 21, 2005 or by an earlier vesting decision as may be granted by the Compensation Committee,, and (ii) a warrant to purchase up to 1,333,333 shares of Common Stock at an exercise price of $0.235 granted to Mr. Komar on July 14, 2004, which shall vest upon a determination by the Compensation Committee that the Company has achieved certain performance goals which change each year.

(4)     Includes (i) 37,500 shares of Common Stock that may be purchased by Mr. Wareham from the Company at a price of $0.09 per share until April 24, 2013, pursuant to a stock option granted to him on April 24, 2003 under the Plan, and (ii) 50,000 shares of Common Stock that may be purchased by him at a price of $0.13 per share through December 31, 2013, under an option granted on December 31, 2003, with all such shares vesting on December 31, 2004. Does not include 12,500 shares of Common Stock that may be purchased by him at a price of $0.09 per share through April 24 2013, under an option granted on April 24, 2003, with all such shares vesting on April 24, 2005.

(5)     Includes (i) 865,000 shares of Common Stock purchased by Mr. McCubbin from the Company on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 500,000 shares of Common Stock that may be purchased by Mr. McCubbin from the Company at a price of $0.17 per share until January 2, 2011, pursuant to a stock option grant to him on January 2, 2001, and (iii) includes 1,000 shares of Common stock that may be purchased by Mr. McCubbin from the Company at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000. Does not include a warrant to purchase up to 1,333,333 shares of Common Stock at an exercise price of $0.235 granted to Mr. McCubbin on July 14, 2004, which shall vest upon a determination by the Compensation Committee that the Company has achieved certain performance goals which change each year.

(6)     Includes (i) 1,500 shares of Common Stock owned directly by Mr. Ritter, (ii) 37,500 shares of Common Stock that may be purchased by Mr. Ritter from the Company at a price of $0.09 per share until April 24, 2013, pursuant to a stock option granted to him on April 24, 2003 under the Plan, and (iii) 50,000 shares of Common Stock that may be purchased by him at a price of $0.13 per share through December 31, 2013, under an option granted on December 31, 2003, with all such shares vesting on December 31, 2004. Does not include 12,500 shares of Common Stock that may be purchased by him at a price of $0.09 per share through April 24 2013, under an option granted on April 24, 2003, with all such shares vesting on April 24, 2005.

(7)     Includes (i) 865,000 shares of Common Stock purchased by Mr. Mirabile from the Company on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 170,000 shares of Common Stock issued to Mr. Mirabile in December 1998 in connection with the Company’s prior acquisition of Eclipse, (iii) 500,000 shares of Common Stock that may be purchased by Mr. Mirabile from the Company at a price of $0.17 per share until January 2, 2011, pursuant to a stock option grant to him on January 2, 2001, and (iv) 1,000 shares of Common Stock that may be purchased by Mr. Mirabile from the Company at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000. Does not include a warrant to purchase up to 1,333,333 shares of Common Stock at an exercise price of $0.235 granted to Mr. Mirabile on July 14, 2004, which shall vest upon a determination by the Compensation Committee that the Company has achieved certain performance goals which change each year.

(8)     Includes 1,360,991 shares of Common Stock issued to Mr. Fuller in March 2004 in connection with the Company’s acquisition of Chesapeake Government Technologies, Inc. (“Chesapeake”). Does not include a warrant to purchase up to 1,814,658 shares of Common Stock at an exercise price of $0.235 issued to Mr. Fuller in connection with the Company’s acquisition of Chesapeake, which warrant will become exercisable in the event Mr. Fuller achieves certain performance criteria as set forth in the acquisition agreements entered into between the Company, Chesapeake and Mr. Fuller in connection with such acquisition. Mr. Fuller serves as the CEO of Chesapeake, a wholly-owned subsidiary of the Company.

(9)     Includes 1,360,993 shares of Common Stock issued to Mr. Crowley in March 2004 in connection with the Company’s acquisition of Chesapeake. Does not include a warrant to purchase up to 1,814,658 shares of Common Stock at an exercise price of $0.235 issued to Mr. Crowley in connection with the Company’s acquisition of Chesapeake, which warrant will become exercisable in the event Mr. Crowley achieves certain performance criteria as set forth in the acquisition agreements entered into between the Company, Chesapeake and Mr. Crowley in connection with such acquisition. Mr. Crowley serves as the President of Chesapeake, a wholly-owned subsidiary of the Company.

(10)     Includes 1,360,993 shares of Common Stock issued to Mr. Wright in March 2004 in connection with the Company’s acquisition of Chesapeake. Does not include a warrant to purchase up to 1,814,658 shares of Common Stock at an exercise price of $0.235 issued to Mr. Wright in connection with the Company’s acquisition of Chesapeake, which warrant will become exercisable in the event Mr. Wright achieves certain performance criteria as set forth in the acquisition agreements entered into between the Company, Chesapeake and Mr. Wright in connection with such acquisition. Mr. Wright serves as a consultant to the Company.

(11)     Includes 875,000 shares of Common Stock issued to Mr. Turissini in connection with the Company’s acquisition in October 2004 of Operational Research Consultants, Inc. (“ORC”). Does not include 1,851,852 shares which are held in escrow and subject to possible return to the Company in the event ORC does not achieve certain performance levels of a post-closing basis as provided in such acquisition agreements. Mr. Turissini serves as the C.E.O. of ORC, a wholly-owned subsidiary of the Company.

(12)     Includes the shares referred to as included in notes (3), (4), (5), (6), (7), (8), (9) and (11) above. Does not include the shares referred to as not included in notes (2), (3), (4), (5), (6), (7), (8), (9), (10) and (11) above.

Barron Partners Stock Ownership

        In October 2004, the Company completed a financing with Barron Partners L.P. (“Barron”) for an aggregate amount of $3,580,000, under a preferred stock purchase agreement and related agreements. As a result of the financing, Barron owns 2,045,714 shares of the Company’s Series A Convertible Preferred Stock, which are convertible into a total of 20,457,140 shares of Common Stock, of which 9,028,571 shares of common stock are subject to the approval of the WidePoint stockholders of an increase in the total number of authorized shares of common stock of WidePoint, and Barron owns warrants entitling it to purchase a total of 10,228,571 shares of Common Stock, of which 4,514,286 shares of common stock are subject to the approval of the WidePoint stockholders of an increase in the total number of authorized shares of common stock of WidePoint. Barron’s rights to convert such Series A Convertible Preferred Stock and/or to exercise such warrants are subject to contractual limitations which restrict its ability to acquire such shares at any time in the event Barron would own more than a total of 4.99% of the outstanding shares of Common Stock following such conversion and/or exercise. The aforementioned restriction may be removed by Barron upon 61 days notice to the Company from Barron, but in the event that Barron elects to remove such restriction, then Barron and its affiliates can only vote the shares of Common Stock held by Barron and its affiliates which result in Barron and its affiliates having no more than 22% of the total voting power of all outstanding shares of Common Stock at any time. Assuming that Barron elects to remove the restriction on its ability to own no more than 4.99% of the outstanding shares of Common Stock and assuming that the Company’s stockholders approve the proposed increase in the total amount of authorized shares of Common Stock of the Company, then in the event Barron were to convert all of its Series A Convertible Preferred Stock into shares of Common Stock and Barron were to exercise all of its warrants to purchase shares of Common Stock, then it would own an aggregate of 43% of the then outstanding shares of Common Stock, subject to the above-described voting restriction.

Certain Relationships and Related Transactions

Promissory Notes with Executive Officers of the Company

        Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Messrs. Komar, McCubbin and Mirabile, the Company privately sold 865,000 shares of Common Stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration for the issuance by each such person to the Company of a three-year full-recourse promissory note in the principal amount of $181,650 (which equals $0.07 per share, being the closing price of the Common Stock on July 8, 2002) and bearing interest at 5% per annum, with equal annual principal payments of $60,550 being due on July 5th of each year. In 2003, the largest aggregate amount of indebtedness outstanding under these promissory notes equaled the total of the following approximate amounts for each such person: Mr. Komar – $64,000; Mr. McCubbin – $64,000; and Mr. Mirabile – $64,000. As of December 21, 2004, the amount of indebtedness outstanding under these promissory notes equaled the total of the following approximate amounts for each such person: Mr. Komar — $24,000; Mr. McCubbin — $24,000; and Mr. Mirabile — $24,000.

Acquisition of Chesapeake Government Technologies, Inc.

        On April 30, 2004, the Company closed upon the acquisition of all the issued and outstanding shares of Chesapeake Government Technologies, Inc. (“Chesapeake”), pursuant to the terms of an Agreement and Plan of Merger, dated as of March 24, 2004, by and among the Company, Chesapeake Acquisition Corporation, Chesapeake and Mark Fuller, John Crowley and Jay Wright, who were the sole stockholders of Chesapeake. The Company issued 4,082,980 shares of Common Stock to Messrs. Fuller, Crowley and Wright as the sole stockholders in consideration for all of the issued and outstanding shares of Chesapeake owned by them. In conjunction with this closing, the sole stockholders also entered into an escrow agreement with the Company and deposited 3,266,384 shares of the 4,082,980 newly issued shares of Common Stock into escrow.

        The 3,266,384 shares of Common Stock placed into escrow will be released to Messrs. Fuller, Crowley and Wright in the event of the satisfaction of certain conditions set forth in the merger agreement, which provides that during the period commencing after the closing of the merger and ending on December 31, 2005, the 3,266,384 shares of common stock will be released to Messrs. Fuller, Crowley and Wright in a ratio based on the amount of revenues actually received by the Company from the business acquired from Chesapeake. The December 31, 2005, escrow expiration date may be extended for one additional year by the Company in the event we determine that Messrs. Fuller, Crowley and Wright have achieved certain performance levels in the latter part of 2005. In the event the Company does not receive certain levels of revenues from the business acquired from Chesapeake, then any of the 3,266,384 shares of Common Stock to which Messrs. Fuller, Crowley and Wright have not become entitled to receive will be returned to the Company.

        The merger agreement also provides that in the event the revenues actually received by the Company from the business acquired from Chesapeake equals or exceeds certain levels before December 31, 2005, then the Company will prepare a proxy statement for its then next ensuing Annual Meeting of Stockholders to ask the Company’s stockholders to vote upon a proposal to increase the size of the Board of Directors from a total of seven persons to a total of nine persons, with one of the candidates for such two newly created director positions to be nominated by the sole stockholders and with the other candidate to be mutually agreed upon between the Company and the sole stockholders; provided, however that at any time after Messrs. Fuller, Crowley or Wright are no longer employed by the Company, then the persons who are serving on our Board of Directors as designees of Messrs. Fuller, Crowley and Wright shall resign from their positions as directors of WidePoint.

        Pursuant to the terms of the merger agreement, the Company caused Chesapeake to enter into employment/non-competition agreements with each of Mark Fuller and John Crowley and a consulting agreement with Jay Wright. As part of the potential compensation that may be earned by each of Messrs. Fuller, Crowley and Wright, the Company issued to each such person a warrant to purchase 1,814,658 additional shares of Common Stock at an exercise price of $0.235 per share, with each such warrant only being exercisable in the event that the revenues actually received by the Company from the business acquired from Chesapeake exceed the maximum levels required for the sole stockholders to receive all of the 3,266,384 shares of Common Stock placed in escrow.

        In order to allow WidePoint to consummate the financing transactions with Barron in which WidePoint needed a sufficient number of authorized but unreserved shares of common stock to underlie a portion of the shares of Series A Convertible Preferred Stock and a portion of the warrants issued by WidePoint to Barron and Westcap, Messrs. Komar, McCubbin, Mirabile, Fuller, Crowley and Wright agreed in October 2004 with WidePoint to make the aggregate amount of 9,443,974 shares of common stock underlying their warrants to be thereafter subject to the approval by WidePoint’s stockholders of an increase in the total number of authorized shares of common stock of WidePoint.

Acquisition of Operational Research Consultants, Inc.

        On October 25, 2004, the Company completed the acquisition of Operational Research Consultants, Inc. (“ORC”) a privately held IT and engineering firm providing mission-critical sensitive and strategic information security solutions to the United States Government. To finance the acquisition, the Company completed a convertible preferred financing with Barron, an accredited investor, and utilized a line of credit which the Company maintains with RBC-Centura Bank. The Company entered into a stock purchase agreement with ORC and Fred Thornton, Richard Montgomery and Daniel Turissini, the sole stockholders of ORC, to effectuate the acquisition, and entered into a preferred stock purchase agreement and a registration rights agreement with Barron in connection with the financing.

        Pursuant to the stock purchase agreement between the Company, ORC and Messrs. Thornton, Montgomery and Turissini, the Company agreed to purchase and acquire all of ORC’s outstanding common stock. In consideration for the ORC stock, the Company will pay Messrs. Thornton, Montgomery and Turissini an aggregate of $5,000,000 payable in a combination of cash, promissory note and Common Stock, less a receivables holdback. The receivables holdback will be held in escrow and released at certain milestone dates, over a three year period pursuant to a certain formula.

        The aggregate consideration to be paid by the Company to Messrs. Thornton, Montgomery and Turissini shall be adjusted in the event that ORC’s 2004 revenue is less than $8,000,000 and for any set-offs, recoupments and/or payments of losses. The agreement also provides a clawback provision in the event that the losses or indemnity amounts exceed the receivables holdback.

MARKET PRICE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is quoted on the OTC Bulletin Board under the symbol “WDPT” and the Frankfurt and Berlin exchanges under the symbol “ZMX.” From July 5, 2000 to March 1, 2001, our common stock was traded on the NASDAQ SmallCap Market under the symbol “WDPT.” The following table sets out the high and low bid prices of our common stock for the two most recent fiscal years and the first, second and third quarters of 2004.

	High	Low
Fiscal Year Ended December 31, 2002
First Quarter ended March 31, 2003	$0.19	$0.07
Second Quarter ended June 30, 2003	$0.13	$0.06
Third Quarter ended September 30, 2003	$0.15	$0.06
Fourth Quarter ended December 31, 2003	$0.16	$0.07
Fiscal Year Ended December 31, 2003
First Quarter ended March 31, 2003	$0.17	$0.08
Second Quarter ended June 30, 2003	$0.19	$0.09
Third Quarter ended September 30, 2003	$0.14	$0.09
Fourth Quarter ended December 31, 2003	$0.17	$0.09
Fiscal Year Ended December 31, 2004
First Quarter ended March 31, 2004	$0.54	$0.13
Second Quarter ended June 30, 2004	$0.53	$0.29
Third Quarter ended September 30, 2004	$0.38	$0.26
Fourth Quarter ended December 31, 2004	$0.86	$0.31

        On December 30, 2004, the last reported sale price of our common stock on the OTC Bulletin Board was $0.66 per share. As of the close of business on December 20, 2004, we had 176 holders of record of our common stock.

        We have never paid cash dividends on our common stock and intend to continue this policy for the foreseeable future. We plan to retain earnings for use in our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent on our results of operations, financial condition, contractual and legal restrictions and any other factors deemed to be relevant.

SELLING STOCKHOLDERS

        The shares of common stock covered by this prospectus are issuable upon (i) the conversion of outstanding shares of Series A Convertible Preferred Stock we issued to Barron in connection with financings that occurred on October 25, 2004 and October 29, 2004, respectively, (ii) the exercise of warrants which were issued to Barron in connection with these financings, and (iii) the exercise of warrants which were issued to Westcap for its services in that transaction. These warrants expire on October 17, 2009. Barron is the only holder of our Series A Convertible Preferred Stock.

        We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may or may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the selling stockholder after completion of the offering. For purposes of the table set forth below, however, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders. To our knowledge, each of the selling stockholders has sole voting and investment power with respect to its shares of common stock, except to the extent authority is shared by spouses under applicable law.

        The selling stockholders have the right, subject to certain restrictions, to acquire up to a total of 31,197,139 shares of our common stock, consisting of (i) 20,457,140 shares of common stock upon the conversion of 2,045,714 shares of Series A Convertible Preferred Stock, representing a conversion rate equal to $0.175 per share of common stock, of which 9,028,571 shares of common stock are subject to the approval of the WidePoint stockholders of an increase in the total number of authorized shares of common stock of WidePoint; and (ii) 10,739,999 shares of common stock upon the exercise of warrants, on or before October 17, 2009, at an exercise price of $0.40 per share of common stock, of which 4,740,000 shares of common stock are subject to the approval of the WidePoint stockholders of an increase in the total number of authorized shares of common stock of WidePoint,. In addition, Barron’s rights to convert its Series A Convertible Preferred Stock and/or to exercise its warrants are subject to limitations which restrict the ability of Barron to acquire such shares at any time in the event Barron and its affiliates would own more than a total of 4.99% of our outstanding shares of common stock following such conversion and/or exercise, which restriction may be removed upon 61 days notice to us by Barron (such restriction is described in greater detail below under “Description of Capital Stock — Preferred Stock; Warrants”). The following table assumes that all of such shares of Series A Convertible Preferred Stock held by Barron have been converted and all such warrants held by Barron and Westcap have been exercised.

        The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person.  Furthermore, pursuant to Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares offered hereby.  The offering will terminate when the selling stockholders have sold their shares pursuant to this prospectus or in reliance on exemption or safe harbor available pursuant to the Securities Act or until the shares are freely tradable under the Securities Act.

	Shares of Common Stock Beneficially Owned Prior to Offering (1)			Shares of Common Stock to be Beneficially Owned After Offering (6)
Name of Selling Stockholder(2)	Number	Percentage of Outstanding(5)	Number of Shares of Common Stock Being Offered	Number	Percentage of Outstanding
Barron Partners L.P. (3)	30,685,711	43	30,685,711	0	0
Westcap Securities, Inc (4)	511,428	1	511,428	0	0

(1)	Assumes the conversion by the selling stockholders of all of the Series A Convertible Preferred Stock owned by them and the exercise by the selling stockholders of all of the warrants owned by them, notwithstanding the limitation on the right of Barron Partners LP to convert its Series A Convertible Preferred Stock and/or to exercise its warrants if Barron Partners and its affiliates would own in excess of 4.99% of the outstanding shares of our common stock following such conversion and/or exercise.

(2)	The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer.

(3)	Barron Partners L.P. is a Delaware limited partnership. The general manager of Barron Partners L.P. is Andrew Barron Worden and its principal business office is 730 Fifth Avenue, 9th floor, New York, New York 10019.

(4)	Westcap Securities, Inc., a registered broker-dealer, was the placement agent for the Company in regards to the financing with Barron Partners L.P. Westcap Securities, Inc. principal business office is 18201 Von Karmen Avenue, Suite 550, Irvine, California 92612.

(5)	The percentage of outstanding calculation assumes that all of the shares of common stock underlying the selling stockholders Series A Convertible Preferred Stock and warrants are outstanding as well as options and warrants issued and outstanding by the Company.

(6)	Assumes the sale of all such shares of common stock by the selling stockholders.

        On October 25, 2004 and October 29, 2004, we issued and sold an aggregate amount of 2,045,714 shares of our Series A Convertible Preferred Stock and warrants to purchase up to 10,228,571 shares of our common stock for an aggregate price of $3,580,000 to the selling stockholders. In connection with these financing transactions, we executed a preferred stock purchase agreement, master amendment, warrant agreements and a registration rights agreement. For a detailed description of these agreements and the financing transactions, please refer to “Business – Recent Developments” of this prospectus.

        The 13,768,571 shares of common stock underlying the Series A Convertible Preferred Stock and warrants issued to Barron Partners L.P., or Barron, and Westcap Securities, Inc., or Westcap, in our October 29, 2004 financing are subject to our stockholders approving an increase in the total number of authorized shares of our common stock. Under the terms of the master amendment we entered into with Barron in connection with the financing, we agreed to use all reasonable efforts to cause a stockholders meeting to be convened by December 31, 2004 or as soon thereafter as possible, at which meeting our stockholders will be asked to (i) approve an increase in the total number of authorized shares of our common stock to an amount which is mutually acceptable to Barron and us and (ii) to increase the number of shares of common stock underlying our 1997 Stock Option Plan to equal 10% of the total number of authorized shares of our common stock, including a vesting schedule for any shares issued thereunder of one third of the shares upon award, and one third in each of the two consecutive years following such award, after the increase referred to in clause (i) above. We also agreed with Barron to not issue or otherwise utilize any common stock not currently reserved as of October 25, 2004, for any additional purposes until such time as our stockholders have approved the increase in the number of authorized shares in an amount sufficient to cover the shares of common stock underlying the Series A Convertible Preferred Stock and warrants issuable to Barron.

PLAN OF DISTRIBUTION

        This prospectus covers 31,197,139 shares of our common stock that are issuable upon: (i) the conversion of 2,045,714 shares of our Series A Convertible Preferred Stock into 20,457,142 shares of our common stock, and (ii) the exercise of warrants to purchase up to 10,739,999 shares of our common stock. All of the shares offered are being sold by the selling stockholders. We will not realize any proceeds from the sale of the shares by the selling stockholders.

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the selling stockholders as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution;

•	in privately negotiated transactions; and

•	in options transactions.

        In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

        In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

        In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

        We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF CAPITAL STOCK

Common Stock

        We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share. At the annual meeting of stockholders to be held on January 27, 2005, our stockholders will vote on a proposal to increase the authorized shares of commons stock from 50,000,000 to 110,000,000. As of December 20, 2004, there were 21,125,393 shares of common stock outstanding, held of record by approximately 176 registered stockholders. Our common stock is traded on the OTC Bulletin Board under the symbol “WDPT.” Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to a preferential dividend right of outstanding preferred stock. Upon the liquidation, dissolution or our winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares Series A Convertible Preferred Stock and of any additional series of preferred stock that we may designate and issue in the future.

Preferred Stock

        Our certificate of incorporation authorizes us to issue up to 10,000,000 shares of preferred stock, $0.001 par value per share, of which 2,045,714 shares are outstanding. Under the terms of our certificate of incorporation, the board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue such shares of preferred stock in one or more series. Each such series of preferred stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the board of directors.

        The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third part to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any additional shares of preferred stock.

        Pursuant to our Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on November 9, 2004, 2,045,714 shares of our preferred stock are designated as Series A Convertible Preferred Stock having the following rights:

        Each share of Series A Convertible Preferred Stock has a conversion rate equal to $0.175 per share and is convertible into ten shares of common stock.

The conversion of the Series A Convertible Preferred Stock is subject to the following conditions:

•	Subject to waiver, holders of Series A Convertible Preferred Stock do not have the right to convert any portion of the preferred stock to the extent that after giving effect to such conversion, the holder (together with any affiliates of the holder), would beneficially own in excess of 4.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion. In the event the converted shares when issued and combined with all other shares of common stock beneficially owned by the holder and its affiliates equals, at any time, more than 4.99% of the total number of then outstanding shares of common stock, then for so long as such holder and its affiliates beneficially owns more than 4.99% of the total number of then outstanding shares of common stock, the holder of the converted shares and its affiliates shall have no more than 22% of the total voting power of all outstanding shares of common stock at any time.

        Holders of our Series A Convertible Preferred Stock are entitled to receive a liquidation preference equal to $1.75 per share in the event of the liquidation, dissolution, or winding up of our business.

        Holders of Series A Convertible Preferred Stock are not entitled to voting rights. However, unless approved by the holders of the outstanding Series A Convertible Preferred Stock, we cannot: (a) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the certificate of designation relating to the Series A Convertible Preferred Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series A Convertible Preferred Stock, (c) amend our certificate of incorporation or other charter documents in breach of the certificate of designations, or (d) increase the authorized number of shares of Series A Convertible Preferred Stock.

        Dividends are not payable with respect to the Series A Convertible Preferred Stock.

         Shares of Series A Convertible Preferred Stock are subject to automatic conversion generally under the following circumstances: (i) a change in control of WidePoint, (ii) the consummation of a public offering (with a value of at least $5 million or more) of our common stock, (iii) upon receipt of the consent of all holders of the Series A Convertible Preferred Stock, or (iv) in the event that the fair market value of the outstanding shares of our common stock exceeds $100 million.

        Pursuant to the terms of a preferred stock purchase agreement, master amendment, warrants and other related agreements between us and Barron, on October 25, 2004 and October 29, 2004, we issued and sold, an aggregate of 2,045,714 shares of our Series A Convertible Preferred Stock and warrants to purchase up to 10,228,571 shares of our common stock for an aggregate price of $3,580,000. For a detailed description of these transactions, please refer to “Business – Recent Developments” of this prospectus.

Warrants

        Barron Partners L.P. Warrants

        Pursuant to the terms of a preferred stock purchase agreement, master amendment, warrants and other related agreements between us and Barron Partners L.P., or Barron, on October 25, 2004 and October 29, 2004, we issued and sold, an aggregate of 2,045,714 shares of our Series A Convertible Preferred Stock and warrants to purchase up to 10,228,571 shares of our common stock for an aggregate price of $3,580,000. The warrants, which expire on October 17, 2009, have a per share exercise price of $0.40. For a detailed description of these transactions, please refer to “Business – Recent Developments” of this prospectus.

        The per share exercise price of the warrants issued to Barron is subject to adjustment in certain events including the following:

•	if we declare a dividend or make any distribution to stockholders payable in common stock, subdivide or combine our common stock or reclassify our common stock; or

•	merger, consolidation or reorganization of WidePoint.

        Subject to limited exception, the terms of the agreements underlying the financing with Barron provided that the shares of our common stock which may be acquired by Barron upon its exercise of its warrant to purchase up to 10,228,572 shares of our common stock were subject to limitations restrictions regarding the ability of Barron and its affiliates to acquire shares of common stock whereby as a result of which Barron would own more than a total of 4.99% of the outstanding shares of our common stock at any time. This restriction was removable upon 61 days notice to us from Barron, but in the event Barron elected to remove this restriction, then Barron and its affiliates can only vote the shares of our common stock held by Barron and its affiliates which result in Barron and its affiliates having no more than 22% of the total voting power of all outstanding shares of our common stock at any time.

        Westcap Warrants

        Pursuant to the terms of an agreement we executed with Westcap Securities, Inc. on October 1, 2004 to act as a placement agent for the Company, we agreed to provide Westcap or its designees with warrant coverage of 2.5% of the amount of equity raised under the same terms as Barron. As a result of the Barron financing transaction, we issued a warrant to Westcap on October 29, 2004 to purchase 511,428 shares of our common stock at an exercise price of $0.40 per share, which warrant expires on October 17, 2009.

        Chesapeake Warrants

        Pursuant to the terms of the agreement and plan of merger agreement we executed with Chesapeake Government Technologies, Inc., or Chesapeake, on April 30, 2004, we acquired all of the outstanding stock of Chesapeake. In connection with the merger transaction, we issued to each of Mark C. Fuller, John D. Crowley and Jay O. Wright, who together were the prior sole stockholders of Chesapeake, a warrant to purchase up to 1,814,658 shares of our common stock at an exercise price of $0.235 per share, with each such warrant only being exercisable in the event that the revenues received by us from the business acquired from Chesapeake in the merger transaction exceeds certain established threshold levels. For a detailed description of the Chesapeake merger transaction, please refer to “Business – Recent Developments” of this prospectus.

        In order to allow WidePoint to consummate the financing transactions with Barron in which WidePoint needed a sufficient number of authorized but unreserved shares of common stock to underlie a portion of the shares of Series A Convertible Preferred Stock and a portion of the warrants issued by WidePoint to Barron and Westcap, Messrs Fuller, Crowley and Wright agreed in October 2004 with WidePoint to make the aggregate amount of 5,443,974 shares of common stock underlying their warrants to be thereafter subject to the approval by WidePoint’s stockholders of an increase in the total number of authorized shares of common stock of WidePoint.

        Management Warrants

        Pursuant to the terms of the warrant agreements we executed on July 14, 2004 with Steve Komar, James McCubbin and Mark Mirabile, we issued to each of them a warrant to purchase 1,333,333 shares of the common stock at $0.235 per share which shall vest upon a determination by the Compensation Committee that the Company has achieved certain pre-defined long term performance goals.

        In order to allow WidePoint to consummate the financing transactions with Barron in which WidePoint needed a sufficient number of authorized but unreserved shares of common stock to underlie a portion of the shares of Series A Convertible Preferred Stock and a portion of the warrants issued by WidePoint to Barron and Westcap, Messrs. Komar, McCubbin and Mirabile agreed in October 2004 with WidePoint to make the aggregate amount of 4,000,000 shares of common stock underlying their warrants to be thereafter subject to the approval by WidePoint’s stockholders of an increase in the total number of authorized shares of common stock of WidePoint.

Registration Rights

        As part of our issuances of Series A Convertible Preferred Stock and warrants to Barron on October 25, 2004, and October 29, 2004, we executed a registration rights agreement with Barron and granted piggy-back registration rights to Westcap pursuant to which we agreed to register 20,457,140 shares of our common stock issuable upon the conversion of those shares of Series A Convertible Preferred Stock and 10,228,571 shares of our common stock issuable upon the exercise of those warrants.

        Under a registration rights agreement, between Barron and us, related to the stock issuances described in the preceding paragraph, we are obligated to file a registration statement on or prior to December 24, 2004 covering the resale of the shares of our common stock issuable upon conversion and/or exercise of the Series A Convertible Preferred Stock and the warrants issued to Barron in the two above-described transactions, except only that 13,542,857 shares of common stock issuable upon conversion of the 902,857 shares of the Series A Convertible Preferred Stock and the warrants sold to Barron on October 29, 2004 are subject to the prior approval by our stockholders of an increase in the total number of authorized shares of our common stock at an annual meeting of stockholders. We have agreed to use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission by April 23, 2005 and thereafter kept effective through October 20, 2007, subject to permissible blackout periods and registration maintenance periods, then we will be required to pay Barron a maximum penalty equaling $20,000 for each month the registration statement is not effective. With this registration statement and prospectus, we are fulfilling our obligations to register these shares.

Delaware Law And Certain Charter And By-Law Provisions

        We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is (i) a person who, together with affiliates and associates, owns 15% or more of our voting stock or (ii) an affiliate or associate of WidePoint who was the owner, together with affiliates and associates, of 15% or more of our outstanding voting stock at any time within the 3-year period prior to the date for determining whether such person is “interested.”

        Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without such meeting only by the unanimous consent of all stockholders entitled to vote on the particular action. Under our by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with certain requirements regarding advance notice to WidePoint. The foregoing provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders’ meeting, and not by written consent.

        The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws do not require a greater percentage vote. Our board of directors is classified into three classes of directors, with approximately one-third of the directors serving in each such class of directors and with one class of directors being elected at each annual meeting of stockholders to serve for a term of three years or until their successors are elected and take office. Our by-laws provide that the board of directors will determine the number of directors to serve on the board. Our board of directors presently consists of five members.

        Our certificate of incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate, to the fullest extent permitted by the General Corporation Law of Delaware, a director’s personal liability to WidePoint or its stockholders with respect to any act or omission in the performance of his or her duties as a director of WidePoint. Our certificate of incorporation also allows us to indemnify our directors, to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by Foley & Lardner LLP, Washington, D.C.

EXPERTS

        The financial statements of WidePoint as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of Grant Thornton LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of Operational Research Consultants, Inc. as of December 31, 2002 and 2003 and for each of the two years in the period ending December 31, 2003, have been so included in reliance on the report of Stephen Earl Edwards, CPA, independent accountant, given on the authority of him as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

        This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s internet site.

INDEX TO FINANCIAL STATEMENTS

Page
FINANCIAL STATEMENTS OF WIDEPOINT CORPORATION
Report of Independent Registered Public Accountin Firm of WidePoint Corporation	F-2
Consolidated Balance Sheets of WidePoint Corporation as of December 31, 2003 and 2002	F-3
Consolidated Statements of Operations of WidePoint Corporation for the Years ended
December 31, 2003, 2002, and 2001	F-4
Consolidated Statements of Stockholders' Equity of WidePoint Corporation for the Years
ended December 31, 2003, 2002, and 2001	F-5
Consolidated Statements of Cashflows of WidePoint Corporation for the Years ended
December 31, 2003, 2002, and 2001	F-6
Notes to Consolidated Financial Statements of WidePoint Corporation	F-7
Consolidated Balance Sheets of WidePoint Corporation as of September 31, 2004 and
December 31, 2003	F-16
Consolidated Statements of Operations of WidePoint Corporation for the nine month periods
ended September 30, 2003 and 2002	F-17
Consolidated Statements of Cashflows of WidePoint Corporation for the nine month periods
ended September 30, 2003 and 2002	F-18
Notes to Consolidated Financial Statements of WidePoint Corporation	F-19
FINANCIAL STATEMENTS OF OPERATIONAL RESEARCH CONSULTANTS, INC
Report of Independent Public Accountants of Operational Research Consultants, Inc.	F-24
Balance Sheets of of Operational Research Consultants, Inc. as of December 31,
2003 and 2002	F-25
Statements of Operations and Retained Earnings of Operational Research Consultants, Inc.
for the Years ended December 31, 2003 and 2002	F-26
Consolidated Statements of Cashflows of Operational Research Consultants, Inc. for
the Years ended December 31, 2003, 2002, and 2001	F-27
Notes to Consolidated Financial Statements of of Operational Research Consultants, Inc.	F-28
Consolidated Balance Sheets of Operational Research Consultants, Inc. as of
September 31, 2004 and December 31, 2003	F-33
Consolidated Statements of Operations of Operational Research Consultants, Inc. for the
nine month periods ended September 30, 2003 and 2002	F-34
Consolidated Statements of Cashflows of Operational Research Consultants, Inc. for the
nine month periods ended September 30, 2003 and 2002	F-35
Notes to Consolidated Financial Statements of Operational Research Consultants, Inc.	F-36

The accompanying notes are an integral part of these consolidated statements

REPORT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

Board of Directors
WidePoint Corporation

We have audited the accompanying consolidated balance sheet of WidePoint Corporation (a Delaware corporation) and subsidiaries, as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards OF Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WidePoint Corporation and subsidiaries at December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting standards generally accepted in the United States of America.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois
March 26, 2004

The accompanying notes are an integral part of these consolidated statements

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$949,612	$1,208,660
Accounts receivable, net of allowance of $18,819 and $3,950, in 2003 and
2002 respectively	405,662	394,227
Prepaid expenses and other assets	49,645	66,480

Total current assets	1,404,919	1,669,367

Property and equipment, net	6,990	11,965
Other assets	53,736	55,480

Total assets	$1,465,645	$1,736,812

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$52,382	$78,384
Accrued expenses	238,902	243,611
Current portion of capital lease obligation	--	6,421

Total current liabilities	291,284	328,416

Commitments and contingencies (Note 9)	--	--
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; none
issued and outstanding	--	--
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,579,913
shares issued and outstanding as of December 31, 2003 and 2002	15,580	15,580
Related party notes receivable	(128,003)	(185,056)
Additional paid-in capital	42,110,539	42,110,539
Accumulated deficit	(40,823,755)	(40,532,667)

Total stockholders' equity	1,174,361	1,408,396

Total liabilities and stockholders' equity	$1,465,645	$1,736,812

The accompanying notes are an integral part of these consolidated statements

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated statements of operations

	For the Years Ended December 31,
	2003	2002	2001
Revenues, net	$3,293,508	$3,495,160	$5,902,728
Operating expenses:
Cost of revenues	2,460,281	2,489,983	3,122,061
Sales and marketing	430,065	525,322	614,786
General and administrative	693,220	643,771	2,549,661
Facilities closing expense	--	--	43,500
Impairment of goodwill	--	--	5,853,693
Depreciation and amortization	12,777	51,792	545,290

Loss from operations	(302,835)	(215,708)	(6,826,263)
Other income (expenses):
Interest income	11,551	17,658	44,655
Interest expense	(1,304)	(1,559)	(5,231)
Other	1,500	140,000	--

Net loss before provision for income taxes	(291,088)	(59,609)	(6,786,839)

Income tax provision	--	--	--

Net loss	$(291,088)	$(59,609)	$(6,786,839)

Basic and diluted net loss per share	$(0.02)	$(0.00)	$(0.52)

Basic and diluted weighted-average shares outstanding	15,579,913	14,243,310	12,984,913

The accompanying notes are an integral part of these consolidated statements

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

	Preferred Stock		Common Stock		Stock	Related Party Notes	Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Warrants	Receivable	Capital	Deficit	Total
Balance, January 1, 2001	--	$--	12,984,913	$12,985	$140,000	$--	$41,931,484	$(33,686,219)	$8,398,250
Net loss	--	--	--	--	--	--	--	(6,786,839)	(6,786,839)

Balance, December 31, 2001	--	--	12,984,913	12,985	140,000	--	41,931,484	(40,473,058)	1,611,411

Adjustment of warrant valuation	--	--	--	--	(140,000)	--	--	--	(140,000)
Sale of common stock	--	--	2,595,000	2,595	--	--	179,055	--	181,650
Issuance of related party
notes receivable	--	--	--	--	--	$(185,056)	--	--	(185,056)
Net loss	--	--	--	--	--	--	--	(59,609)	(59,609)

Balance, December 31, 2002	--	--	15,579,913	15,580	--	(185,056)	42,110,539	(40,532,667)	1,408,396

Collections on related party
notes receivable	--	--	--	--	--	57,053	--	--	57,053
Net loss	--	--	--	--	--	--	--	(291,088)	(291,088)

Balance, December 31, 2003	--	$--	15,579,913	$15,580	$--	$(128,003)	$42,110,539	$(40,823,755)	$1,174,361

The accompanying notes are an integral part of these consolidated statements

WIDEPOINT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net loss	$(291,088)	$(59,609)	$(6,786,839)
Adjustments to reconcile net loss to net cash (used in)
provided by operating activities
Depreciation and amortization expense	12,777	51,792	545,290
Impairment of long-term assets	--	--	5,853,693
(Gain) Loss on sale of property and equipment	(1,500)	(750)	43,527
Adjustment of warrant valuation	--	(140,000)	--
Changes in assets and liabilities-
Accounts receivable	(11,435)	65,756	1,420,182
Prepaid expenses and other assets	18,579	(19,312)	126,689
Accounts payable and accrued expenses	(30,711)	(235,502)	(680,381)

Net cash (used in) provided by operating activities	(303,378)	(337,625)	522,161

Cashflows from investing activities:
Purchases of property and equipment	(7,802)	--	(17,733)
Proceeds from sale of property and equipment	1,500	750	3,250

Cashflows (used in) provided by investing activities	(6,302)	750	(14,483)

Cashflows from financing activities:
Collections on related party notes	57,053	--	--

Net payments on long-term obligations	(6,421)	(18,009)	(29,830)

Cashflows used in financing activities	50,632	(18,009)	(29,830)

Net (decrease) increase in cash	(259,048)	(354,884)	477,848
Cash, beginning of period	1,208,660	1,563,544	1,085,696

Cash, ending of period	949,612	1,208,660	$1,563,544

Supplementary cash flow information:
Cash paid for-
Interest	$--	$--	$--

Income taxes	$--	$--	$--

The accompanying notes are an integral part of these consolidated statements

Notes to Consolidated Financial Statements

1.   Basis of Presentation, Organization and Nature of Operations:

WidePoint Corporation (“WidePoint” or “the Company”) is a consulting services firm specializing in planning, managing and implementing Information Technology (“IT”) solutions. Its staff consists of business and computer literate specialists who help customers augment and expand their resident technologic skills and competencies, drive technical innovation, and help develop and maintain a competitive edge in today’s rapidly changing business technology environment.

From 1999 through 2002, the Company undertook several initiatives in an effort to transition the Company from a Millennium solutions provider to an integrated IT Services company.  During 2002 and 2003, the Company witnessed a highly competitive economic environment within the commercial IT sector due to a combination of constrained business investment and an excessive supply of IT consultants.  In the continuing effort to differentiate itself and to overcome the highly competitive environment that has been an obstacle to the expansion of its revenue streams, the Company has modified its strategic plan; including the launch of a federal sector business initiative, continued development of new technologies and capabilities tied to wireless technologies, and the initiation or expansion of several alliances and relationships to expand the Company’s ability to penetrate new market segments.

As a result of the Company’s 2003 efforts, the Company was awarded a GSA Corporate Schedule enhancing its ability to market into federal government markets.  In addition, the Company agreed to acquire Chesapeake Government Technologies, Inc. (“Chesapeake”), on March 24, 2004.  The acquisition of Chesapeake accelerates the Company’s ability to compete for federal government business due to Chesapeake’s existing alliances and expertise within the federal sector marketplace.  The Company will leverage Chesapeake and its GSA Schedule to expand its Revenue base, even as it continues to look for and analyze growth alternatives via selected merger and acquisition opportunities.

The Company’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel.  As a result of its plan to expand its operations through a combination of internal growth initiatives and merger and acquisition opportunities, the Company expects such costs to increase.  The Company’s profitability depends upon both the volume of services performed and the Company’s ability to manage costs.  As a significant portion of the Company’s cost structure is labor related, the Company must effectively manage these costs to achieve and grow its profitability.  To date, the Company has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies, and by offsetting increases in consultant salaries with increases in consultant fees received from its clients. The Company may need to raise additional working and investment capital through either the use of debt and/or the issuance of additional equity instruments to fund its growth initiatives. The Company believes that its cash on hand is adequate to finance operations through 2004.

2.   Significant Accounting Policies:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of acquired entities since their respective dates of acquisition. All significant intercompany amounts have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these consolidated financial statements. The Company maintains cash and cash equivalents with various major financial institutions. At December 31, 2003 and 2002, cash and cash equivalents of investments in money market and overnight sweep accounts were $250,144 and $1,207,847, respectively. At times, cash balances held at financial institutions were in excess of federally insured limits. The Company places its temporary cash investments with high-credit, quality financial institutions, and as a result, the Company believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of the Company’s accounts receivable are due from established companies in the following industries: manufacturing, consumer product goods, direct marketing, healthcare and financial services. Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due.

The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
For the year ended December 31, 2002,
Allowance for doubtful accounts	$30,000	$3,950	$30,000	$3,950
For the year ended December 31, 2003,
Allowance for doubtful accounts	$3,950	$17,864	$2,995	$18,819

Unbilled accounts receivable on time-and-materials contracts represent costs incurred and gross profit recognized near the period-end but not billed until the following period. Unbilled accounts receivable on fixed-price contracts consist of amounts incurred that are not yet billable under contract terms. At December 31, 2003 and 2002, unbilled accounts receivable totaled $6,207 and $5,483, respectively.

Revenue Recognition

Revenue on time-and-materials contracts is recognized based upon hours incurred at contract rates plus direct costs. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated losses are recognized as soon as they become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Out of pocket expenses for billable work are recognized as revenues and such out of pocket expenses are expensed in Cost of Revenues.

Significant Customers

During 2003, four customers individually represented 18%, 14%, 13% and 13% of revenues. During 2002, three customers individually represented 22%, 15%, and 13% of revenue.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. As of December 31, 2003, three customers individually represented 26% and 11% and 10% of accounts receivable. As of December 31, 2002, two customers individually represented 41% and 11% of accounts receivable.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment consisted of the following:

	December 31,
	2003	2002
Computers, equipment and software	$25,535	$43,596
Less- Accumulated depreciation and amortization	(18,555)	(31,631)

	$6,990	$11,965

Depreciation expense is computed using the straight-line method over the estimated useful lives of three years.

– In accordance with the American Institute of Certified Public Accountants Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” the Company capitalizes costs related to software and implementation in connection with its internal use software systems.

Long-Lived Assets

        The Company reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets.

        During the fourth quarter of 2001, the Company determined that certain of its long-lived assets related to its acquisition of Eclipse were impaired and should be written off in accordance with the guidance of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of”. This analysis was based in part on the Company’s continued refinement of its strategic direction and changes to its business plan that eliminated the Eclipse business unit. The assets impaired included the remaining intangible assets related to the goodwill associated with the original Eclipse acquisition transaction. The Company recorded an impairment charge of $5,853,693 to write-off the net book value of these long-lived assets in the 2001 consolidated statement of operations.

Basic and Diluted Net Loss Per Share

        Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The treasury stock effect of options and warrants to purchase 2,112,000, 1,978,000, and 2,845,500, shares of common stock outstanding at December 31, 2003, 2002, and 2001, respectively, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for all periods presented are identical.

Reclassifications

        Certain amounts in prior years’ financial statements have been reclassified to conform with the current year presentation.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.” Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company’s common stock and the amount an employee must pay to acquire the stock. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement 123, Accounting for Stock-Based Compensation, using the assumptions described in Note 8, to its stock-based employee plans.

	Year ended December 31,
	2003	2002	2001
Net loss, as reported	$291,088	$59,609	$6,786,839
Deduct: Total stock-based employee
compensation expense determined under fair
value based method for awards granted,
modified, or settled, net of related tax
effects	$615,704	$644,178	$654,658
Pro forma net loss	$906,792	$703,787	$7,441,497
Loss per share:
Basic and diluted - as reported	$0.02	$0.00	$0.52
Basic and diluted - pro forma	$0.06	$0.05	$0.57

The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, pro forma compensation expense is recognized as the options vest and additional awards may also be granted.

For purposes of determining the effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option pricing model assuming the following for the years ended December 31, 2003, 2002 and 2001:

	2003	2002	2001
Dividend yield	--	--	--
Risk-free interest rate	3.03 - 3.25%	2.70 - 4.13%	4.38 - 5.28%
Volatility factor	140%	156%	140%
Expected life in years	5	5	5

Fair Value of Financial Instruments

WidePoint financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The fair value of these financial instruments approximates their carrying value as of December 31, 2003, due to their short-term nature.

New accounting pronouncements

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment on Statement 133 on Derivative Instruments and Hedging Activities,” which is effective for all contracts entered into or modified after June 30, 2003. SFAS No. 149 clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Company has determined that SFAS No. 149 has no impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that an issuer classify certain financial instruments as a liability (or an asset in some circumstances). The Company is not currently the issuer of any financial instruments that would qualify under SFAS No. 150. Therefore, the Company has determined that the adoption of this pronouncement did not have an impact on its financial statements.

3.   Promissory Notes:

Related Party Notes

Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Steve L. Komar, James T. McCubbin and Mark M. Mirabile, the Company privately sold 865,000 shares of its common stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration of a three (3) year full-recourse, five percent (5%) interest bearing promissory note with equal annual principal payments due, issued by each such person to the Company in the principal amount of $60,550.00, or $181,650.00 in the aggregate (which equals $0.07 per share, being the closing price of the Company’s common stock on July 8, 2002). Amounts outstanding under these notes are reflected as a reduction to stockholders’ equity until paid.

4.   Intangible Assets:

As described in Note 2, the Company recognized an impairment charge in 2001 related to the acquisition of Eclipse. Prior to this write-off, intangible assets associated with the Eclipse acquisition were being amortized over a weighted-average life of 25 years. Accumulated amortization related to the Eclipse intangibles was approximately $1,167,000 as of December 31, 2001 and the Company recognized amortization expense of approximately $302,000 during 2001 prior to the disposition.

Prior to the disposition of its PMC subsidiary , intangible assets associated with the PMC acquisition were being amortized over a weighted average life of 10 years.

5.   Income Taxes:

The Company had no provision for income taxes for the years ended December 31, 2003, 2002, and 2001.

        The provision (benefit) for income taxes results in effective rates, which differ from the federal statutory rate as follows:

	For the Years Ended December 31,
	2003	2002	2001
Statutory federal income tax rate	(34.0)%	(34.0)%	(34.0)%
State income tax, net of benefit	--	--	--
Amortization and write-off of intangibles	--	--	(30.8)
Increase in valuation allowance	(35.4)	(36.4)	(3.6)
Non-deductible expenses	(0.2)	(2.1)	--
Other	1.6	4.5%	0.4%

	--	--	--

        The deferred tax assets (liabilities) consisted of the following as of December 31, 2003 and 2002 (in thousands):

	December 31,
	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$6,561,552	$6,440,151
AMT credit	13,853	13,853
Capital losses in excess of capital gains	696,215	696,215
Other assets	162,189	321,545

Total deferred tax assets	7,433,809	7,471,764
	--	--
	--	--

Less- Valuation allowance	(7,433,809)	(7,471,764)

	$--	$--

The Company has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in SFAS No. 109 and, accordingly, established a valuation allowance for 100 percent of the net deferred tax asset.

        As of December 31, 2003 the Company had net operating loss carry forwards of approximately $16,432,701 to offset future taxable income. These carry forwards expire between 2010 and 2023. Under the provision of the Tax Reform Act of 1986, when there has been a change in an entity’s ownership of 50 percent or greater, utilization of net operating loss carry forwards may be limited. As a result of WidePoint’s equity transactions, the Company’s net operating losses will be subject to such limitations and may not be available to offset future income for tax purposes.The capital losses in excess of capital gains expire in the year 2005.

6.   Common Stock:

Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Steve L. Komar, James T. McCubbin and Mark M. Mirabile, the Company privately sold 865,000 shares of its common stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration of a three (3) year full-recourse note. (See note 3)

7.   Stock Options and Stock-Based Compensation:

1997 Stock Incentive Plan

In May 1997, the Company adopted the 1997 Stock Incentive Plan (the “Incentive Plan”). The purpose of the Incentive Plan is to provide additional compensation to employees, officers, directors and consultants of the Company or its affiliates. Under the terms of the Incentive Plan, as amended, 3,000,000 shares of common stock have been reserved for issuance as incentive awards under the Incentive Plan. The number of shares of Company common stock associated with any forfeited stock incentive will be added back to the number of shares that can be issued under the Incentive Plan. Awards under the Incentive Plan and their terms are determined by a committee (the “Committee”) that has been selected by the Board of Directors. The Incentive Plan permits the Committee to make awards of a variety of equity-based incentives (collectively, “Stock Incentives”).

The Incentive Plan allows for the grant of incentive stock options and nonqualified stock options. The exercise price of the options will be established by the Committee. The term of an option will be specified in the applicable agreement provided, however, that no option can be exercised ten years after the date of grant. In addition to stock options, the Incentive Plan also allows for the grant of other Stock Incentives, including stock appreciation rights, stock awards, phantom shares, performance unit appreciation rights and dividend equivalent rights. These Stock Incentives will be subject to the terms prescribed by the Committee in accordance with the provisions of the Incentive Plan.

In February 1998, the Company amended the Incentive Plan to permit the adjustment of the terms and conditions of outstanding options.

1997 Directors Formula Stock Option Plan

In May 1997, the Company adopted the 1997 Directors Formula Stock Option Plan (the “Director Plan”). The Company has reserved 120,000 shares of common stock to underlie stock options granted under the Director Plan. Any shares associated with forfeited options are added back to the number of shares that underlie stock options to be granted under the Director Plan.

The awards of stock options under the Director Plan are determined by the express terms of the Director Plan. Generally, only non-employee directors of the Company who do not perform services for the Company are eligible to participate in the Director Plan. The Director Plan provides for option grants to purchase 12,000 shares of common stock upon a non employee director’s initial appointment to the Board of Directors. The options will vest immediately to 8,000 shares of common stock underlying such options, will vest to an additional 2,000 shares after the director’s completion of the first year of continued service to the Company, and will vest to the remaining 2,000 shares after the completion of the second year of continued service to the Company. Each option granted pursuant to the Director Plan will be evidenced by an agreement and will be subject to additional terms as set forth in the agreement. Options become exercisable when vested and expire ten years after the date of grant, subject to any shorter period that may be provided in the agreement.

The following is a summary of the WidePoint options activity:

	Number of Shares	Option Price Range	Weighted-Average Exercise Price
Outstanding, December 31, 2000	1,301,500	0,521,406	3.90
Granted	1,742,000	012,019	0.17
Canceled or expired	(605,000)	0,171,406	3.55

Outstanding, December 31, 2001	2,438,500	012,1406	1.37

Granted	620,000	007,007	0.07
Canceled or expired	(1,242,500)	0,141,406	2.42

Outstanding, December 31, 2002	1,816,000	007,135	0.15

Granted	400,000	007,013	0.12
Canceled or expired	(104,000)	0,121,406	0.17

Outstanding, December 31, 2003	2,112,000	007,135	0.14

As of December 31, 2003 and 2002, options to purchase 1,447,340 and 1,075,673 shares, respectively of common stock were exercisable with a weighted average exercise price of $0.14 and $0.15, respectively. The weighted-average remaining contractual life of the options outstanding at December 31, 2003 and December 31, 2002, was 8 and 8.17 years, respectively. The weighted-average fair value of options granted in 2003 and 2002 was $0.04 and $0.06, respectively.

Had compensation expense been determined based on the fair value of the options at the grant dates consistent with the method of accounting under SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	For the Years Ended December 31,
	2003	2002	2001
Net loss:
As reported	$291,088	$59,609	$6,786,839
Pro forma	$906,792	$703,787	$7,441,497
Pro forma basic and diluted net loss per share:
As reported	$0.02	$0.00	$0.52
Pro forma	$0.06	$0.05	$0.57

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: no dividend yield, expected volatility of 140-156 percent, risk-free interest rates from 2.70 to 5.28 percent and an expected term of five years.

Stock Warrants

On October 1, 1999, the Company issued a stock warrant to purchase 200,000 shares of common stock at $5.00 per share, an amount that exceeded the stock’s trading price on that date, as part of the PMC acquisition. The warrant has a term of 3 years. The Company used a fair-value option pricing model to value this stock warrant at approximately $140,000. This value has been reflected as part of stock warrants in the stockholders’ equity section of the consolidated balance sheet and has been included as part of the Company’s purchase accounting for the PMC acquisition. This warrant expired on October 1, 2002 and as such, the Company reversed the expense recognized in 1999 and reduced the amounts allocated to deferred compensation and to the warrant.

8.   Commitments and Contingencies:

The Company entered into a lease for its offices location at One Lincoln Centre, Oakbrook Terrace IL, 60181 that runs from February 1, 2004 through July 31, 2007. There were no minimum lease obligations under operating leases as of December 31, 2003, but the Company’s lease obligations from February 1, 2004 are as follows:

Year Ended December 31,	Operating Leases
2004	$27,784
2005	42,822
2006	44,104
2007	26,450

Total	$141,160

Employment Agreements

The Company has employment agreements with certain executives that prescribe compensation levels and provide for severance payments in certain instances.

Litigation

The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.

9.   Subsequent events.

        On March 24, 2004, the Company entered into an agreement to acquire Chesapeake Government Technologies, Inc. Terms and conditions of the subsequent event will be disclosed on an 8K filing to be filed within 15 days from the of the execution of the agreement.

10.  Segment reporting.

During 1998, the Company adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented.

11.  Selected Quarterly Financial Data (Unaudited)

A summary of selected quarterly information for 2003 and 2002 is as follows:

2003 Quarter Ended
(in thousands of U.S. dollars except per share amounts)

	March 31	June 30	Sep. 30	Dec. 31
Net Sales	$923	$815	$759	$796
Gross Profit	246	219	197	171
Net Earnings	(64)	(56)	(73)	(98)
Earnings per Share	$(0.00)	$(0.00)	$0.00	$(0.01)

2002 Quarter Ended
(in thousands of U.S. dollars except per share amounts)

	March 31		June 30		Sep. 30	Dec. 31
Net Sales	$863		$839		$917	$876
Gross Profit	266		261		259	219
Net Earnings	(94)		(51)		0	85
Earnings per Share	$(0.0	1)	$(0.0	0)	$0.00	$0.01

WIDEPOINT CORPORATION AND SUBSIDIARIES

SEPTEMBER 30, 2004 INTERIM FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$598,111	$949,612
Accounts receivable,
net of allowance of $0 and 18,819, respectively	$511,527	$405,662
Prepaid expenses and other assets	42,361	49,645

Total current assets	1,151,999	1,404,919
Property and equipment, net	7,858	6,990
Goodwill and other intangibles	1,540,319	--
Other assets	71,867	60,639

Total assets	$2,772,043	$1,472,548

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$94,155	$52,382
Accrued expenses	300,111	238,902
Short-term portion of deferred rent	2,407	--

Total current liabilities	396,673	291,284
Long-term portion of deferred rent	7,764	--

Total Liabilities	$404,437	$291,284
Shareholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized,
None issued and outstanding	--	--
Common stock, $0.001 par value, 50,000,000 shares authorized,
20,162,893 and 15,579,913 shares issued and outstanding
as of September 30, 2004 and December 31, 2003, respectively	17,148	15,580
Related party notes receivable	(121,100)	(121,100)
Additional paid-in capital	43,677,184	42,110,539
Accumulated deficit	(41,205,626)	(40,823,755)

Total shareholders' equity	2,367,606	1,181,264

Total liabilities & shareholders' equity	$2,772,043	$1,472,548

The accompanying notes are an integral part of these consolidated statements.

WIDEPOINT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)
Revenues	$759,262	$916,781	$2,497,145	$2,618,676

Operating expenses:
Cost of sales	562,107	657,518	1,834,534	1,832,353
Sales and marketing
	101,021	130,735	338,748	411,707
General & administrative	167,535	121,748	516,404	484,132
Depreciation & amortization	3,386	10,017	10,025	47,042

Loss from operations	(74,787)	(3,237)	(202,566)	(156,558)

Other income (expenses), net:
Interest income (expenses), net	2,045	3,872	9,976	12,118

Net (loss)/income	$(72,742)	$635	$(192,590)	$(144,440)

Basic and diluted net loss per share	$(0.00)	$0.00	$(0.01)	$(0.01)

Basic and diluted weighted average shares outstanding	15,579,913	15,406,913	15,579,913	13,711,513

The accompanying notes are an integral part of these consolidated statements.

WIDEPOINT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(unaudited)
Cash flows from operating activities:
Net (loss)/profit	$(72,742)	$635	$(192,590)	$(144,440)
Adjustments to reconcile net (loss)/ profit
to net cash provided (used in) operating
activities
Depreciation and amortization expense	3,386	10,017	10,025	47,042

Changes in assets and liabilities
Accounts receivable	102,621	10,972	78,948	(64,642)
Prepaid expenses	11,119	(12,345)	29,993	(41,156)
Other assets	64,852	(4,419)	60,311	1,498
Accounts payable and accrued expenses	(79,083)	(3,997)	(92,513)	(273,032)

Net cash provided by/(used in)
operating activities	$30,153	$863	$(105,826)	$(474,730)

Net cash used in investing activities:
Purchase of property and equipment	--	--	(7,802)	--

Net cash used in investing
activities	$--	$--	$(7,802)	$--

Net cash (used in)/provided by financing
Activities
Net (payments)/borrowings on
promissory notes	(7,579)	(28,325)	15,663	27,500
Net payments on long-term obligations	(648)	(657)	(6,421)	(6,421)

Net cash (used in)/provided by
financing activities	$(8,227)	$(28,982)	$9,242	$21,079

Net increase/(decrease) in cash	$21,926	$(28,119)	$(104,386)	$(453,651)

Cash and equivalents, beginning of period	$1,082,348	$1,138,012	$1,208,660	$1,563,544

Cash and equivalents, end of period	$1,104,274	$1,109,893	$1,104,274	$1,109,893

The accompanying notes are an integral part of these consolidated statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation, Organization and Nature of Operations:

The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“US GAAP”) for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements of WidePoint Corporation, as of December 31, 2003, and the notes thereto included in the Annual Report on Form 10-K filed by the Company. The results of operations for the three and nine months ended September 30, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

WidePoint Corporation is a consulting services firm specializing in planning, managing and implementing Information Technology (“IT”) solutions. Its staff consists of business and technical specialists that help customers augment and expand their technical capabilities, drive new technical innovations and help maintain a competitive edge in today’s rapidly changing technological environment. The Company, through a concerted mergers and acquisition strategy is focused on expanding its IT public market segment and has acquired two enterprises since December 31, 2003. The Company is having discussions with other enterprises which may or may not lead to further mergers and acquisitions.

During 2003, the Company witnessed a negative economic environment within the commercial IT sector due to constrained business investment and an excessive supply of IT Consultants which as a result reduced gross margins and decreased demand for the IT services that the Company provided to its customers.

In its efforts to expand its revenue streams, the Company continued to implement and refine a strategic plan that has included: the launch of a federal business initiative in 2003, the continued development of new technologies and capabilities focused within wireless technologies, the development of various other practice areas, the initiation and expansion of several alliances to expand the Company’s ability to provide expanded services and reach to a wider group of new customers, and an expansion of both management talent and reach through its focused efforts to acquire additional business assets and revenues streams through targeted merger and acquisition activities in 2004.

On March 24, 2004 the Company entered into a merger agreement to acquire the stock of Chesapeake Government Technologies, Inc. (“CGT”), a Delaware Corporation. The Company closed on the transaction on April 30, 2004 through a reverse triangular merger between Chesapeake Acquisition Corporation, Chesapeake Government Technologies, Inc. and WidePoint Corporation with Chesapeake Government Technologies, Inc. becoming a wholly owned subsidiary of WidePoint Corporation. The consideration included the issuance of stock and the assumption of debt as further described within a Form 8-K filed on May 14, 2004. The executive management expertise of the Company was greatly expanded through this transaction and further augmented the reach and expertise of the Company. CGT additionally brings to WidePoint several additional alliances, relationships, and targeted companies that CGT is in various phases of discussion in regards to merger and acquisition opportunities with CGT and WidePoint. The Company continues its efforts to expand the operations of WidePoint through mergers and acquisitions. The Company has entered into several letters of intent to acquire companies that if consummated will materially expand the public sector segment of the Company. The Company closed on one of those transactions on October 25, 2004, with the acquisition of Operational Research Consultants, Inc. (“ORC”) through a stock purchase. The consideration included the issuance of stock, the assumption of debt, and provision of cash as further described within a Form 8-K filed on October 29, 2004. The management of the Company was further expanded through this transaction and future revenues as a result of this transaction should increase dramatically. A letter of intent to acquire Knowledgeworkers.com was also terminated and the Company continues to have discussions with other interested parties.

Most of the Company’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel. As a result of its plan to expand its operations through new internal initiatives and merger and acquisition related activities, the Company expects these costs to increase. The Company’s profitability depends upon both the volume of services performed and the Company’s ability to manage costs. Because a significant portion of the Company’s cost structure is labor related, the Company must effectively manage these costs to achieve profitability. To date, the Company has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies and by offsetting increases in consultant salaries with increases in consultant fees received from clients. The current business environment has witnessed an increase in the competitive environment for the Company’s services. The Company anticipates that this trend may continue until an economic recovery is further underway and unemployment levels fall in which resource scarcity should improve the Company’s margins.

Significant Accounting Policies:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the acquired entities since their respective dates of acquisition. All significant intercompany amounts have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these condensed consolidated financial statements. The Company maintains cash and cash equivalents with various major financial institutions. At September 30, 2004 and December 31, 2003, cash and cash equivalents included $150,987 and $250,144, respectively, on investments in interest bearing accounts. At times, cash balances held at financial institutions were in excess of federally insured limits. The Company places its temporary cash investments with high-credit, quality financial institutions, and as a result, the Company believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of the Company’s accounts receivable are due from established companies in the following industries: manufacturing, consumer product goods, direct marketing, healthcare and other service companies.

Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. The following table sets forth the rolling forward balances of the Allowance for doubtful accounts of the Company.

Description	Balance at Beginning of Period	Additions Charged to Costs and Expenses	Deductions	Balance at End of Period
For the quarter ended December, 2003,
Allowance for doubtful accounts	$1,800	$17,319	$300	$18,819
For the quarter ended September 30, 2004,
Allowance for doubtful accounts	$--	$--	$--	$--

Unbilled accounts receivable on time-and-materials contracts represent costs incurred and gross profit recognized near the period-end but not billed until the following period. Unbilled accounts receivable on fixed-price contracts consist of amounts incurred that are not yet billable under contract terms. Unbilled accounts receivable totaled $0 and $6,207 at September 30, 2004 and December 31, 2003, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. As of September 30, 2004, three customers represented 24%, 23%, and 13% of accounts receivable, respectively. As of December 31, 2003, three customers individually represented 26%, 11%, and 10% of accounts receivable.

Fair Value of Financial Instruments

WidePoint financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of September 30, 2004, due to their short-term nature.

Revenue Recognition

Revenue on time-and-materials contracts is recognized based upon hours incurred at contract rates plus direct costs. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated losses are recognized as soon as they become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Out of pocket expenses for billable work are recognized as revenues and such out of pocket expenses are expensed in Cost of Revenues.

Significant Customers

During the third quarter of 2004, three customers individually represented 19%, 18%, and 13% of revenue. During the third quarter of 2003, four customers individually represented 19%, 16%, 16%, and 11% of revenue.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company continues to reduce its net deferred taxes by a 100% valuation allowance.

Stock-based compensation

The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and complies with the disclosure provisions of SFAS No. 123 “Accounting for Stock-Based Compensation.” Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company’s common stock and the amount an employee must pay to acquire the stock. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement 123, “Accounting for Stock-Based Compensation,” using the assumptions described below, to its stock-based employee plans.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net (loss)/income, as reported	$(72,742)	$635	$(192,590)	$(144,440)
Deduct: Total stock-based employee
compensation expense determined under fair
value based method for awards granted,
modified, or settled, net of related tax effects	152,364	161,045	457,091	483,135

Pro forma net loss	$225,106	$160,410	$649,681	$627,575
Earnings per share:
Basic and diluted - as reported	$(0.00)	$0.00	$(0.01)	$(0.01)
Basic and diluted - pro forma	$(0.01)	$(0.01)	$(0.04)	$(0.04)

The pro forma disclosure is not likely to be indicative of pro forma results which may be expected in future years because of the fact that options vest over several years, pro forma compensation expense is recognized as the options vest and additional awards may also be granted.

For purposes of determining the effect of these options, the fair value of each option is estimated on the date of grant based on the Black-Scholes single-option pricing model assuming the following for the three and nine months ended September 30, 2004 and 2003:

2004 & 2003
Dividend yield	--
Risk-free interest rate (%)	2.70 - 4.13%
Volatility factor (%)	156
Expected life in years	5

Stock Based Performance Warrants

The Company has entered into several stock performance incentive arrangements utilizing warrants with members of the Company’s management team. These warrants are accounted for as variable plans under APB 25 because vesting of the warrants are tied to specific performance parameters which cannot be determined until such performance has been achieved. Presently, no warrants have satisfied any performance requirements.

Basic and Diluted Net Loss Per Share

Basic income or loss per share includes no dilution and is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted income or loss per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The treasury stock effect of options and warrants to purchase 2,112,000 and 1,816,000 shares of common stock outstanding at September 30, 2004 and 2003, respectively, has not been included in the calculation of the net loss per share as such effect would have been anti-dilutive. As a result of these items, the basic and diluted loss per share for all periods presented are identical.

Goodwill and other intangibles

Goodwill represents costs in excess of fair values assigned to the underlying net assets acquired. The Company has adopted the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” These standards require the use of the purchase method of accounting for business combinations, set forth the accounting for the initial recognition of acquired intangible assets and goodwill and describe the accounting for intangible assets and goodwill subsequent to initial recognition. Under the provisions of these standards, goodwill is not subject to amortization and annual review is required for impairment. The impairment test under SFAS No. 142 is based on a two-step process involving (i) comparing the estimated fair value of the related reporting unit to its net book value and (ii) comparing the estimated implied fair value of goodwill to its carrying value. Impairment losses are recognized whenever the implied fair value of goodwill is less than its carrying value.

The Company recognizes an acquired intangible apart from goodwill whenever the intangible arises from contractual or other legal rights, or when it can be separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged, either individually or in combination with a related contract, asset or liability. Such intangibles are amortized over their useful lives. Impairment losses are recognized if the carrying amount of an intangible subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its fair value. The Company is currently in the process of identifying such intangible assets acquired.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform with the current year presentation.

3.   Promissory Notes:

Promissory Notes

Pursuant to stock purchase agreements entered into on July 8, 2002, between the Company and each of Steve L. Komar, James T. McCubbin and Mark M. Mirabile, the Company privately sold 865,000 shares of its common stock to each such person without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, in consideration of a three (3) year full-recourse, five percent (5%) interest bearing promissory note with equal annual principal payments due, issued by each such person to the Company in the principal amount of $60,550, or $181,650 in the aggregate (which equals $0.07 per share, being the closing price of the Company’s common stock on July 8, 2002). The individuals have repaid to date $21,500 individually, or $64,500 in aggregate to the Company.

4.   Commitments and Contingencies:

Litigation

The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.

STEPHEN EARL EDWARDS
CERTIFIED PUBLIC ACCOUNTANT
5213 PLEASANT HALL DRIVE
VIRGINIA BEACH, VA 23464
757/467-2551

REPORT OF CERTIFIED PUBLIC ACCOUNTANT

The Officers and Directors
Operational Research Consultants, Inc.
Chesapeake, VA 23320

I have audited the accompanying balance sheets of Operational Research Consultants, Inc. as of December 31, 2003 and 2002 and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Operational Research Consultants, Inc. as of December 31,2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/S/ Stephen Earl Edwards, CPA

May 16,2004

OPERATIONAL RESEARCH CONSULTANTS, INC

BALANCE SHEETS
DECEMBER 31, 2003 AND 2002

	2003	2002
ASSETS
Current assets:
Cash in Banks	$27,327	$5,773
Accounts Receivable - Other	8,019	18,618
Receivables	1,870,713	4,608,891
Prepaid Expenses	88,596	66,322
Deferred Income Tax Benefit	19,763	0
Deposits - Utility and Rental	39,988	49,689

Total current assets	2,054,406	4,749,293
Properties:
Equipment	358,419	331,804
Less Accumulated Depreciation	247,949	165,286

Total properties	110,470	166,518
Other Assets - Intangible Asset - Net	11,806	25,139

Total assets	$2,176,682	$4,940,950

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Deferred Income Tax	$0	$91,094
Accrued Expenses	528,917	636,802
Accounts Payable	250,125	2,146,802
Note Payable - Current maturities	102,823	866,274
Taxes Payable	27,668	11,361

Total current liabilities	909,533	3,752,333
Long-term debt, net of current maturities	0	0

Total Liabilities	$909,533	$3,752,333
Stockholders' equity:
Common stock, No par value,
Authorized 1,800 shares, issued
and outstanding 1,800 shares	1,800	1,800
Paid-in capital	53,620	53,620
Retained earnings	1,211,729	1,133,197

Total stockholders' equity	1,267,149	1,188,617

Total liabilities & shareholders' equity	$2,176,682	$4,940,950

The accompanying notes are an integral part of these consolidated statements.

OPERATIONAL RESEARCH CONSULTANTS, INC.
STATEMENTS OF INCOME AND RETAINED EARNINGS

For the Years Ended December 31, 2003 and 2002

	2003	2002
REVENUE:
Contract-8(a)	$7,968,900	$8,371,280
Contract-Other Government	4,320,476	5,369,095
Contract-Commercial	2,667,239	1,104,795

TOTAL	$14,956,615	$14,845,170
DIRECT COSTS:
Material	6,346,600	5,587,979
Labor	3,716,239	3,968,550
Overhead	315,277	591,829

TOTAL DIRECT COSTS	$10,378,116	$10,148,358

GROSS MARGIN	$4,578,499	$4,696,812
OPERATING EXPENSES:
Advertising	34,427	60,782
Auto expense	1,154	7,745
Depreciation and Amortization	95,996	59,638
Due and Subscriptions	10,814	11,104
Equipment Rental	88,606	90,424
Fringe Benefits	1,699,668	1,446,483
General and Miscellaneous	205,303	104,458
Insurance	55,985	27,297
Office Expense and Supplies	150,158	224,326
Professional Fees	87,292	42,843
Rent	540,092	504,109
Repairs	76,610	53,628
Salaries and Consultants	1,061,757	1,159,914
Taxes	106,758	82,350
Telephone	148,334	153,292
Travel	68,238	104,714
Utilities	10,442	6,373

TOTAL	$4,441,634	$4,139,480

INCOME FROM OPERATIONS	$136,865	$557,332
OTHER Expense, Net	$(58,193)	$(8,967)

NET INCOME BEFORE INCOME TAXES	$78,672	$548,365
INCOME TAXES	140	189,387

NET INCOME	$78,532	$358,978
RETAINED EARNINGS - Beginning	1,133,197	774,219
RETAINED EARNINGS - Ending	$1,211,729	$1,133,197

F-27

The accompanying notes are an integral part of these consolidated statements.

OPERATIONAL RESEARCH CONSULTANTS, INC.
STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003 and 2002

	2003	2002
CASH FLOWS FROM (TO) OPERATING ACTIVITIES:
Net Income	$78,532	$358,978
Adjustments to reconcile net income to net
cash provided by operating activities
Depreciation and Amortization	$95,996	$59,638
Book Value of assets disposed	--	2,090
Increase/ (Decrease) in receivables and deposits	2,758,478	(2,785,965)
Decrease in prepaid expenses	(22,274)	(53,960)
Increase (Decrease) in deferred income taxes payable and	(110,857)	33,450
Deferred income tax benefit
Increase (Decrease) in accrued expenses	(107,885)	264,831
Increase (Decrease) in Accounts payable and taxes payable	(1,880,370)	1,528,488

TOTAL ADJUSTMENTS	$733,088	$(951,428)

NET CASH PROVIDED BY (TO) OPERATING ACTIVITIES	$811,620	$(592,450)
CASH FLOWS TO INVESTING ACTIVITIES:
Capital Expenditures and Other Assets	(26,615)	(88,558)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (Reductions) from Borrowings-Net	$(763,451)	$666,858

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$21,554	$(14,150)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	5,773	19,923

CASH AND CASH EQUIVALENTS AT END OF YEAR	$27,327	$5,773

The accompanying notes are an integral part of these consolidated statements.

OPERATIONAL RESEARCH CONSULTANTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   Basis of Presentation, Organization and Nature of Operations:

ORC is a multi disciplinary firm offering a broad range of planning, management, acquisition, installation, test and evaluation, financial and engineering support services. ORC began business in 1991 and became 8(a) certified in 1993. ORC had four locations during 2003, but as of February 29, 2004 the Maryland office was closed. Its staff consists of business and technical specialists that provide technical support services that augment and expand ORC’s customers technical capabilities, drive new technical innovations and help maintain a competitive edge in today’s rapidly changing technological environment. ORC supports and assist federal agencies of the United States government, various systems integrators, and government contractor’s. ORC was acquired on October 25, 2004 in a subsequent event by WidePoint Corporation.

Most of ORC’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel. ORC’s profitability depends upon both the volume of services performed and their ability to manage costs. Because a significant portion of ORC’s cost structure is labor related, they must effectively manage these costs to achieve profitability. To date, ORC has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies and expertise and by offsetting increases in consultant salaries with increases in consultant fees received from clients.

2.   Significant Accounting Policies:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these condensed consolidated financial statements. ORC maintains cash and cash equivalents with various major financial institutions. At December 31, 2003 and December 31, 2002, cash and cash equivalents included $27,327 and $5,773, respectively, in non-interest bearing accounts. ORC had no investments in interest bearing accounts. ORC places its temporary cash investments with high-credit, quality financial institutions, and as a result, ORC believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of ORC’s accounts receivable are due from federal agencies of the United States Government or from established companies that sell to the United States federal government.

Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. ORC determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. ORC writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. ORC had no allowance for doubtful accounts for the years ending December 31, 2003 or 2002, respectively.

Fair Value of Financial Instruments

ORC’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of September 30, 2004, due to their short-term nature.

Revenue Recognition

Revenue on time-and-materials contracts is recognized based upon hours incurred at contract rates plus direct costs. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated losses are recognized as soon as they become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Out of pocket expenses for billable work are recognized as revenues and such out of pocket expenses are expensed in Cost of Revenues.

Significant Customers

For the year ended December 31, 2003, 2 customers individually represented 50% and 10% of revenue. For the year ended December 31, 2002, 2 represented 59% and 12% of revenue.

Concentrations of Credit Risk

Financial instruments that potentially subject ORC to credit risk consist of cash and cash equivalents and accounts receivable. As of December 31, 2003, 4 customers represented 19%, 13%, 12% and 10% of accounts receivable, respectively. As of December 31, 2002, 2 customers individually represented 68% and 34% of accounts receivable.

Note Payable

ORC maintains a line of credit with Wachovia Bank for which a loan is secured by Section 8 (a) receivables and requires a checking account be maintained at Wachovia Bank in which these receivables are deposited. The bank transfers money from ORC’s bank account to pay principal and interest of prime plus 0.50%. The loan is personally guaranteed by the CEO of ORC, and is secured by ORC’s equipment and software. ORC maximum loan limit is $2,000,000 and the Guarantor must continue to own at least 51% of the outstanding capital stock. The note expires on September 30, 2004. The note was extended on a month to month basis upon consummation of the acquisition of ORC by WidePoint Corporation on October 25, 2004 at which time the loan was retired and replaced by a new facility provided by WidePoint Corporation. The amount of the outstanding on the loan on December 31, 2003, and 2002, respectively, were 102,823 and 866,274.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company had no net deferred tax asset as of December 31, 2003. The Company presently utilizes the cash method to determine its taxable liability and has estimated and withheld for sufficient taxable liabilities.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Property and equipment consisted of the following:

	December 31,
	2003	2002
Furniture, computers, equipment and software	$358,419	$331,804
Less- Accumulated depreciation and amortization	247,949	165,286

	$110,470	$166,518

– Depreciation expense is computed using the straight-line method over the estimated useful lives of between three and seven years.

– In accordance with the American Institute of Certified Accountants Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” ORC capitalizes costs related to software and implementation in connection with its internal use software systems.

Long-lived Assets

ORC reviews its long-lived assets, including property and equipment, identifiable intangibles, and goodwill whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its long-lived assets, ORC evaluates the probability that future undiscounted net cash flows will be less that the carrying amount of the assets.

Basic and Diluted Net Income Per Share

Basic income per share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted income per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There were no diluted securities issued and as a result, the basic and diluted income per share for all periods presented are identical.

Fair Value of Financial Instruments

ORC’s financial instruments consist of cash and cash equivalents, accounts receivable, and accounts payable. The fair value of these financial instruments approximates their carrying value as of December 2003, due to their short-term nature.

Reclassifications

Certain amounts in prior years’ financial statements have been reclassified to conform with the current year.

New accounting pronouncements

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, “Amendment on Statement 133 on Derivative Instruments and Hedging Activities,” which is effective for all contracts entered into or modified after June 30, 2003. SFAS No. 149 clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” ORC has determined that SFAS No. 149 has no impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. SFAS No. 150 requires that an issuer classify certain financial instruments as a liability (or an asset in some circumstances). ORC is not currently the issuer of any financial instruments that would qualify under SFAS No. 150. Therefore, ORC has determined that the adoption of this pronouncement did not have an impact on its financial statements.

3.   Income Taxes.

The Company had no provision for income taxes for the year ended December 31, 2003 due to the application of ORC’s NOL’s and a provision for approximately $190,000 for the year ended December 31, 2002. ORC is a cash based filer.

4.   Commitments and Contingencies.

Leases

The Company has entered into numerous leasing arrangements that run from March 1998 until May 2008. ORC’s lease obligations are as follows:

1	Premises-month to month leases in the amount of $40,813 per month for four locations; as of March 1, 2004 in the amount of $39,230 for three locations.

2	Equipment, 1 year, beginning March, 1998, $28.73 per month.

2.1	Copier, 5 years, beginning February, 1999, $326 per month.
2.2	Equipment, 5 years, beginning March, 2000, $2,356 per month.
2.3	Equipment, 3 years, beginning December, 2000, $2,330 per month.
2.4	Equipment and furniture, 3 years, beginning June 2001, $2,643 per month.
2.5	Vehicles., 4 years, beginning 2000, $ 1,314 per month.
2.6	Vehicles, 4 years, beginning 2001, $922 per month.
2.7	Copier, 3 years, beginning January, 2002, $194 per month.
2.8	Furniture, 3 years, beginning March, 2002, $1,045 per month.
2.9	Equipment, 3 years, beginning May, 2002, $1,214 per month.
2.10	Equipment, 3 years, beginning May, 2002, $910 per month.
2.11	Equipment, 3 years, beginning May, 2002, $713 per month.
2.12	Vehicle, 4 years, beginning July, 2002, $430 per month.
2.13	Vehicle, 3 years, beginning August, 2002, $737 per month.
2.14	Equipment, 4 years, beginning September, 2002, $1,367 per month.
2.15	Telephones, 3 years, beginning October, 2002, $200 per month.
2.16	Equipment, 1 year, beginning October, 2003, $1,664 per month.
2.17	Copier, 3 years, beginning November, 2003, $533 per month.
2.18	Copier, 5 years, beginning May, 2003, $383 per month

Related Party Transactions

Beginning in 2002, ORC began leasing furniture and equipment from RLC of VA, LLC. The members of this company are the wives of ORC’s stockholders. Rental expense for the year 2003 and 2002 was $110,348 and $48,792, respectively, which is comparative with other sources.

Pension Expense

ORC has a 401(k) pension plan in which full-time employees are eligible to participate after meeting certain minimum criteria. The full pension cost has been reflected in the financial statements and payments are made to the plan at the Principal Financial Group soon after each payday. ORC matched employee contributions up to a certain percentage. Pension expense for 2003 was $351,575 and for 2002 was $240,219, and is included in fringe benefits.

Cafeteria Plan

ORC has a Cafeteria Plan in which all full-time employees are eligible to participate after meeting certain criteria. The plan is under the meaning of Section 125 of the Internal Revenue Code of 1986, as amended.. Costs of medical and dental insurance premiums under a group medical plan are covered. The plan is operated in accordance with HIPAA.

Litigation

ORC is currently the defendant in a lawsuit entitled Fleuette v. ORC, C.A. No. 1:04-cv-1054, in the Eastern District of Virginia, in which Renee Fleuette Gallagher, a former employee of ORC, is alleging that her employment with ORC was wrongfully terminated by ORC. The plaintiff seeks an unspecified amount of damages from ORC. Prior administrative and judicial proceedings instituted by Ms. Gallagher against ORC have been dismissed or found to be without merit. ORC does not believe that it has committed any wrong against Ms. Gallagher and ORC intends to defend itself in the current lawsuit filed by Ms. Gallagher against ORC. As part of the agreements entered into between WidePoint, ORC and the former stockholders of ORC at the time of WidePoint’s acquisition of ORC, the former stockholders of ORC have agreed to indemnify WidePoint and ORC from any liability involving the claims by Ms. Gallagher against ORC, including the above-captioned lawsuit.

5.   Subsequent events.

ORC was acquired by WidePoint Corporation on October 25, 2004 through a stock purchase. The consideration included the issuance of stock, the assumption of debt, and provision of cash as further described within a Form 8-K filed on October 29, 2004 by WidePoint Corporation.

6.   Segment reporting.

ORC adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” SFAS No. 131 requires a business enterprise, based upon a management approach, to disclose financial and descriptive information about its operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. Under this definition, the Company operated as a single segment for all periods presented.

OPERATIONAL RESEARCH CONSULTANTS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$85,089	$27,327
Accounts receivable	2,267,240	1,870,713
Prepaid expenses and other assets	63,474	156,366

Total current assets	2,415,803	2,054,406
Property and equipment, net	80,585	110,470
Development costs	496,613	--
Other assets	28,459	11,806

Total assets	$3,021,460	$2,176,682

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$617,947	$250,125
Accrued expenses	496,047	556,585
Note payable	429,115	102,823

Total current liabilities	1,543,109	909,533
Long-term liabilities	--	--

Total Liabilities	$1,543,109	$909,533
Shareholders' equity
Common stock, no par value, 1,800 shares authorized,
Issued, and outstanding
as of September 30, 2004 and December 31, 2003, respectively	1,800	1,800
Additional paid-in capital	53,620	53,620
Retained earnings	1,422,931	1,211,729

Total shareholders' equity	1,478,351	1,267,149

Total liabilities & shareholders' equity	$3,021,460	$2,176,682

The accompanying notes are an integral part of these statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Nine Months Ended September 30,
	2004	2003
Revenues, net	$7,520,445	$12,147,136

Operating expenses:
Cost of sales	4,954,492	8,679,591
Sales, general & administrative	2,201,388	3,350,382
Depreciation & amortization	20,712	20,550

Income from operations	343,853	96,613

Other Interest income (expenses):
Interest income	--	--
Interest expenses	(45,860)	(49,998)
Other income	4,823	464

Net income before provision for income taxes	302,816	46,151

Income tax provision	91,614	3,336

Net income	$211,202	$42,815

Basic and diluted net income per share	$117.33	$23.79

Basic and diluted weighted average shares outstanding	1,800	1,800

The accompanying notes are an integral part of these statements.

OPERATIONAL RESEARCH CONSULTANTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2004	2003
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$211,202	$42,815
Adjustments to reconcile net loss to net cash:
Depreciation and amortization expense	20,712	20,550
Book value of assets disposed	21,882	--

Changes in assets and liabilities
Accounts receivable	(396,527)	1,902,861
Prepaid expenses and other current	52,904	(17,299)
Development costs	(496,613)	--
Other assets	14,724	5,773
Accounts payable and accrued expenses	307,284	(1,586,065)

Net cash provided by/(used in) operating
Activities	$(264,432)	$368,635

Cashflows from investing activities:
Purchase of property and equipment	(4,098)	(19,208)

Net cash used in investing activities	$(4,098)	$(19,208)

Cashflows from financing activities
Net borrowings/(payments) on notes	326,292	(280,016)
Payable

Net cash (used in) provided by financing
activities	$326,292	$(280,016)

Net increase in cash	$57,762	$69,411

Cash, beginning of period	$27,327	$5,773

Cash, end of period	$85,089	$75,184

The accompanying notes are an integral part of these statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   Basis of Presentation, Organization and Nature of Operations:

The accompanying unaudited financial statements have been prepared in accordance with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“US GAAP”) for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation have been included. These financial statements should be read in conjunction with the financial statements of Operational Research Consultants, Inc. (“ORC”), as of December 31, 2003, and the notes thereto included in the Form S-1 filed by the Company. The results of operations for the nine months ended September 30, 2004, are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

ORC is a multi disciplinary firm offering a broad range of planning, management, acquisition, installation, test and evaluation, financial and engineering support services. ORC began business in 1991 and became 8(a) certified in 1993. ORC had four location during 2003, but as of February 29, 2004 the Maryland office was closed. Its staff consists of business and technical specialists that provide technical support services that augment and expand ORC’s customers technical capabilities, drive new technical innovations and help maintain a competitive edge in today’s rapidly changing technological environment. ORC supports and assist federal agencies of the United States government, various systems integrators, and government contractor’s. ORC was acquired on October 25, 2004 in a subsequent event by WidePoint Corporation.

Most of ORC’s current costs consist primarily of the salaries and benefits paid to the Company’s technical, marketing and administrative personnel. ORC’s profitability depends upon both the volume of services performed and their ability to manage costs. Because a significant portion of ORC’s cost structure is labor related, they must effectively manage these costs to achieve profitability. To date, ORC has attempted to maximize its operating margins through efficiencies achieved by the use of the Company’s proprietary methodologies and expertise and by offsetting increases in consultant salaries with increases in consultant fees received from clients.

2.   Significant Accounting Policies:

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Investments purchased with original maturities of three months or less are considered cash equivalents for purposes of these condensed consolidated financial statements. ORC maintains cash and cash equivalents with various major financial institutions. At September 30, 2004 and December 31, 2003, cash and cash equivalents included $85,089 and $27,327, respectively, on investments in interest bearing accounts. ORC places its temporary cash investments with high-credit, quality financial institutions, and as a result, ORC believes that no significant concentration of credit risk exists with respect to these cash investments.

Accounts Receivable

The majority of ORC’s accounts receivable are due from federal agencies of the United States Government or from established companies that sell to the United States federal government.

Credit is extended based on evaluation of a customers’ financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 45 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. ORC determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy and the industry as a whole. ORC writes-off accounts receivable when they become uncollectible and payments subsequently received on such receivables are credited to the allowance for doubtful accounts. ORC had no allowance for doubtfull accounts for the nine months ending September 30, 2004 or for the year ended December 31, 2003, respectively. For the nine months ended September 30 2004 and 2003, respectively, ORC charged off to costs and expenses $3,232 and $3,236.

        Unbilled accounts receivable on time-and-materials contracts represent costs incurred and gross profit recognized near the period-end but not billed until the following period. Unbilled accounts receivable on fixed-price contracts consist of amounts incurred that are not yet billable under contract terms. Unbilled accounts receivable totaled $32,620 and $39,384 at September 30, 2004 and December 31, 2003, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents and accounts receivable. As of September 30, 2004, two customers represented 22% and 11% of accounts receivable, respectively. As of December 31, 2003, four customers individually represented 19%, 13%, 12%, and 10% of accounts receivable.

Note Payable

ORC maintains a line of credit with Wachovia Bank for which a loan is secured by Section 8 (a) receivables and requires a checking account be maintained at Wachovia Bank in which these receivables are deposited. The bank transfers money from ORC’s bank account to pay principal and interest of prime plus 0.50%. The loan is personally guaranteed by the CEO of ORC, and is secured by ORC’s equipment and software. ORC maximum loan limit is $2,000,000 and the Guarantor must continue to own at least 51% of the outstanding capital stock. The note expires on September 30, 2004. The note was extended on a month to month basis upon consummation of the acquisition of ORC by WidePoint Corporation on October 25, 2004 at which time the loan was retired and replaced by a new facility provided by WidePoint Corporation. The amount of the outstanding on the loan on September 30, 2003, and 2002, respectively, were 429,115 and 102,823.

Development Cost

For the period ending September 30, 2004, ORC initiated the development of certain proprietary development work associated with the rollout of a PKI certificate program estimated to be launched in April of 2005 in which ORC has accumulated the associated cost of development of this system.

Fair Value of Financial Instruments

ORC’s financial instruments consist of cash, accounts receivable, accounts payable and accrued expenses. The fair value of these financial instruments approximates their carrying value as of September 30, 2004, due to their short-term nature.

Revenue Recognition

Revenue on time-and-materials contracts is recognized based upon hours incurred at contract rates plus direct costs. Revenue on fixed-price contracts is recognized on the percentage-of-completion method based on costs incurred in relation to total estimated costs. Anticipated losses are recognized as soon as they become known. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Out of pocket expenses for billable work are recognized as revenues and such out of pocket expenses are expensed in Cost of Revenues.

Significant Customers

For the nine months ended September 30, 2004, two customers individually represented 19% and 17% of revenue. For the nine months ended September 30, 2003, two represented 56% and 12% of revenue.

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” Under SFAS No.109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The Company had no net deferred tax asset. The Company presently utilizes the cash method to determine its taxable liability and has estimated and withheld for sufficient taxable liabilities.

Basic and Diluted Net Income Per Share

Basic income per share includes no dilution and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted income per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. There were no diluted securities issued and as a result, the basic and diluted income per share for all periods presented are identical.

3.   Subsequent Events:

        On October 25, 2004, ORC was acquired by WidePoint Corporation in a stock purchase transaction which created a change in control of 100% of the shares of the outstanding shares being transferred to WidePoint Corporation.

4.   Commitments and Contingencies:

Litigation

        ORC is currently the defendant in a lawsuit entitled Fleuette v. ORC, C.A. No. 1:04-cv-1054, in the Eastern District of Virginia, in which Renee Fleuette Gallagher, a former employee of ORC, is alleging that her employment with ORC was wrongfully terminated by ORC. The plaintiff seeks an unspecified amount of damages from ORC. Prior administrative and judicial proceedings instituted by Ms. Gallagher against ORC have been dismissed or found to be without merit. ORC does not believe that it has committed any wrong against Ms. Gallagher and ORC intends to defend itself in the current lawsuit filed by Ms. Gallagher against ORC. As part of the agreements entered into between WidePoint, ORC and the former stockholders of ORC at the time of WidePoint’s acquisition of ORC, the former stockholders of ORC have agreed to indemnify WidePoint and ORC from any liability involving the claims by Ms. Gallagher against ORC, including the above-captioned lawsuit.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses Of Issuance And Distribution

        The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby (except any underwriting discounts and commissions), all of which will be borne by us. All amounts shown are estimates except the SEC registration fee.

Filing Fee--Securities and Exchange Commission	$2,496.90
Legal fees and expenses	$125,000.00
Accounting fees and expenses	$10,000.00
Printing fees	$1,000.00
Miscellaneous expenses	$1,503.10

Total Expenses	$140,000.00

Item 14.  Indemnification Of Directors And Officers

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. WidePoint Corporation has included such a provision in its Certificate of Incorporation.

        Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

        Article EIGHTH of the registrant’s Certificate of Incorporation provides to the full extent permitted by the law or any of the applicable laws presently or hereafter in effect, no director of the registrant will be personally liable to the registrant or its stockholders with respect to any act or omission in the performance of his or her duties as a director of the registrant. Any amendment or repeal of this Article VIII will not adversely affect any right or protection of a director of the registrant with respect to any act or omission occurring before such amendment or repeal.

        Article NINTH of the registrant’s Certificate of Incorporation provides that the registrant shall indemnify (a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant), by reason of the fact that he is or was, a director of the registrant, or is or was serving, or has agreed to serve, at the request of the registrant, as a director, (all such persons being referred to hereafter as an “Indemnitee”), to the full extent then permitted by law against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such proceeding. The right to indemnification will continue as to an Indemnitee who has ceased to hold the position by virtue if which he or she was entitled to indemnification, and will inure to the benefit of his or her heirs and personal representatives. The registrant will, from time to time, reimburse or advance to any Indemnitee the funds necessary for payment of expenses, including attorneys’ fees and disbursements, incurred in connection with defending any proceeding for which he or she is indemnified by the registrant, in advance of the final disposition of such proceeding; provided that, if then required by law, the expenses incurred by or on behalf of an Indemnitee may be paid in advance of the final disposition of a proceedings only upon receipt by the Corporation of an undertaking by or on behalf of such director or officer to repay any such amount so advanced if it is ultimately determined by a final and unappealable judicial decision that the Indemnitee is not entitled to be indemnified for such expenses.

        The registrant has purchased directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 15.  Recent Sales of Unregistered Securities

        Pursuant to the terms of a preferred stock purchase agreement, master amendment, warrants and other related agreements between us and Barron Partners L.P., or Barron, on October 25, 2004 and October 29, 2004, we issued and sold, an aggregate of 2,045,714 shares of our Series A Convertible Preferred Stock (convertible into 20,457,140 of our common stock, and Warrants to purchase up to 10,228,571 shares of our common stock, for an aggregate price of $3,580,000. The financings were made pursuant to the exemption from the registration provisions of the Securities Act of 1933, as amended, provided by Section 4(2) of the Act. The securities issued in the financings have not been registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. With this registration statement and prospectus, we are fulfilling our obligations to register these securities under the registration rights executed in connection with the financings. In connection with the Barron financing, we also issued on October 29, 2004 a warrant to Westcap Securities, Inc., registered broker-dealer and our placement agent in the Barron financing transaction, for Westcap to purchase 511,428 shares of our common stock at the exercise price of $0.40 per share, which warrant expires on October 17, 2009.

        In connection with the agreement and plan of merger agreement we executed with Chesapeake Government Technologies, Inc., or Chesapeake, on April 30, 2004, we issued to each of Mark C. Fuller, John D. Crowley and Jay O. Wright, who together were the prior sole stockholders of Chesapeake, a warrant to purchase up to 1,814,658 shares of our common stock at an exercise price of $0.235 per share. Each warrant is exercisable only under certain conditions.

Item 16.  Exhibits

        The exhibits listed in the Exhibit Index immediately preceding the exhibits are incorporated herein by reference or filed as part of this Registration Statement on Form S-1.

Item 17.  Undertakings

        The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the town of Boca Raton, Florida, on January 4, 2005.

WIDEPOINT CORPORATION
By:	/s/ Steve L. Komar
Steve L. Komar Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of WidePoint Corporation, hereby severally constitute and appoint Steve L. Komar and James T. McCubbin and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable WidePoint Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Steve L. Komar	Chief Executive Officer and Chairman	January 4, 2005
Steve L. Komar	(Principal executive officer)
/s/ James T. McCubbin	Chief Financial Officer, Treasurer, Secretary and Director	January 4, 2005
James T. McCubbin	(Principal financial and accounting officer)
/s/ James M. Ritter	Director and Assistant Secretary	January 4, 2005
James M. Ritter
/s/ G.W. Norman Wareham	Director	January 4, 2005
G.W. Norman Wareham
/s/ Mark Mirabile	Director	January 4, 2005
Mark Mirabile

EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement among ZMAX Corporation, Michael C. Higgins and Michael S. Cannon, dated November 6, 1996, for the acquisition of Century Services, Inc. (Incorporated herein by reference to Exhibit 2.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

2.2	Agreement and Plan of Merger between ZMAX Corporation and New ZMAX Corporation, dated June 10, 1999. (Incorporated herein by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

3.1	Amended and Restated Certificate of Incorporation of ZMAX Corporation. (Incorporated herein by reference to Exhibit 3.5 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

3.2	Bylaws of ZMAX Corporation. (Incorporated herein by reference to Exhibit 3.6 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

4.1	Form of Warrant to Purchase Common Stock of ZMAX Corporation. (Incorporated herein by reference to Exhibit 4.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

5.1	Legal Opinion of Foley & Lardner LLP**

10.1	ZMAX Corporation 1999 Stock Incentive Plan. (Incorporated herein by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.2	Form of ZMAX Corporation 1999 Non-qualified Stock Option Award (form of grant and vesting schedule). (Incorporated herein by reference to Exhibit 10.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.3	ZMAX Corporation 1999 Directors Formula Stock Option Plan. (Incorporated herein by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.4	Form of ZMAX Corporation Directors Formula Stock Option Award (form of grant and vesting schedule). (Incorporated herein by reference to Exhibit 10.4 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.5	Employment Agreement between Century Services, Inc. and Michael C. Higgins, dated November 6, 1996. (Incorporated herein by reference to Exhibit 10.5 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.6	First Amendment to the Employment Agreement between Century Services, Inc. and Michael C. Higgins, dated May 21, 1999. (Incorporated herein by reference to Exhibit 10.6 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.7	Employment Agreement between Century Services, Inc. and Joseph Yeh, dated June 18, 1999. (Incorporated herein by reference to Exhibit 10.7 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.8	Separation Agreement between Century Services, Inc. and Michael S. Cannon, dated April 22, 1999. (Incorporated herein by reference to Exhibit 10.8 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

*	Management contract or compensatory plan

**	To be filed by amendment

Exhibit No.	Description

10.9	Consulting Agreement among ZMAX Corporation, MBY, Inc. and Michel Berty, dated April 1, 1999. (Incorporated herein by reference to Exhibit 10.9 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.10	Consulting Agreement among ZMAX Corporation, Wareham Management Ltd. And G.W. Norman Wareham, dated May 30, 1999. (Incorporated herein by reference to Exhibit 10.10 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.11	Consulting Agreement between ZMAX Corporation and Shafiq Nazerali, dated May 30, 1999. (Incorporated herein by reference to Exhibit 10.11 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)*

10.12	Earn Out Stock Escrow Agreement among ZMAX Corporation, Michael C. Higgins, Michael S. Cannon and Powell, Goldstein, Frazer & Murphy, dated November 6, 1996. (Incorporated herein by reference to Exhibit 10.12 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

10.13	ZMAX Corporation Stockholders Agreement among Michael C. Higgins, Michael S. Cannon and ZMAX Corporation, dated November 6, 1996. (Incorporated herein by reference to Exhibit 10.13 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

10.14	Stock Pledge and Security Agreement from Michael C. Higgins in favor of ZMAX Corporation, dated November 6, 1996. (Incorporated herein by reference to Exhibit 10.14 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

10.15	Letter Agreement among ZMAX Corporation, IMS International, Inc., Wan Hsien Information International Corporation, Ltd., Multi-Dimension International, and Institute for Information Industry Regarding the Purchase by ZMAX Corporation of the "COCACT" Software Program, dated April 30, 1999. (Incorporated herein by reference to Exhibit 10.15 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

10.16	Letter Agreement between ZMAX Corporation and Institute for Information Industry Regarding the Purchase by ZMAX Corporation of the “COCACT” Software Program, dated April 30, 1999. (Incorporated herein by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 (File No. 333-29833).)

10.17	Letter Agreement between ZMAX Corporation and Wan Hsien Information International Corporation Ltd. Regarding the Purchase by ZMAX Corporation of the “COCACT”Software Program, dated April 30, 1999, as amended. (Incorporated herein by reference to Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4 (File No. 333-29833).)

10.18	Conversion Agreement between Fiserv Federal Systems, Inc. and ZMAX Corporation, dated April 28, 1999. (Incorporated herein by reference to Exhibit 10.18 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

10.19	Agreement between ZMAX Corporation and Investor Communications Company, LLC, dated as of May 20, 1999. (Incorporated herein by reference to Exhibit 2.2 to the Registrant's Registration Statement on Form S-4 (File No. 333-29833).)

10.20	Investor Relations Consulting Agreement between ZMAX Corporation and Investor Communications Company, LLC, dated as of May 20, 1999. (Incorporated herein by reference to Exhibit 10.20 to the Registrant’s Registration Statement on Form S-4 (File No. 333-29833).)

Exhibit No.	Description

10.21	Agreement and Plan of Merger, dated as of December 14, 1998, by and among ZMAX Corporation, Eclipse Acquisition Corporation, Eclipse Information Systems, Inc., and Frank Schultz, Mark Mirabile, John Schultz, Scott Shedd, Brad Adams, Ron Hilicki, Fred Anderson, Harold Zimmerman, Chris Gildone, Dave Vittitow, Kristina Palmer, Tom Carroll and Gary Singer. (Incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report of Form 8-K, as filed on December 29, 1998 (File No. 333-555993).)

10.22	Agreement and Plan of Merger, dated as of October 1, 1999, by and among ZMAX Corporation, Parker Acquisition Corporation, Parker Management Consultants, Ltd., Westmont Non-Grantor Trust, and Kenneth W. Parker and Jennifer L Parker. (Incorporated herein by reference to Exhibit 2 to the Registrant’s Current Report of Form 8-K, as filed on October 18, 1999 (File No. 333-55993).)

10.23	Employment Agreement between ZMAX Corporation and Michael C. Higgins, dated September 1, 1999.* (Incorporated herein by reference to Exhibit 10.23 to Registrant's Report of Form 10-K, as filed on March 30, 2000 (File No. 000-23967).)

10.24	Employment Agreement between ZMAX Corporation and James T. McCubbin, dated Registrant's Report of Form 10-K, as filed on March 30, 2000 (File No. 000-23967).)

10.25	Separation Agreement between WidePoint Corporation and Michael C. Higgins, dated December 31, 2001.*

10.26	Employment Agreement between WidePoint Corporation and Steve Komar, dated July 1, 2002.* (Incorporated herein by reference to Exhibit 10.26 to Registrant's Report of Form 10Q, as filed on August 15, 2002 (File No. 000-23967).)

10.27	Employment Agreement between WidePoint Corporation and James McCubbin, dated July 1, 2002.* (Incorporated herein by reference to Exhibit 10.26 to Registrant’s Report of Form 10Q, as filed on August 15, 2002 (File No. 000-23967)

10.28	Employment Agreement between WidePoint Corporation and Mark Mirabile, dated July 1, 2002.* (Incorporated herein by reference to Exhibit 10.26 to Registrant's Report of Form 10Q, as filed on August 15, 2002 (File No. 000-23967).)

10.29	Agreement and Plan of Merger by and among Widepoint Corporation, Chesapeake Acquisition Corporation, Chesapeake Government Technologies, Inc. and Mark C. Fuller, John D. Crowley and Jay O. Wright. (Incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on May 14, 2004.)

10.30	Escrow Agreement by and among Widepoint Corporation, Mark C. Fuller, John D. Crowley, Jay O. Wright and Foley & Lardner LLP. (Incorporated herein by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on May 14, 2004.)

10.31	Stock Pledge Agreement by and among Widepoint Corporation, Mark C. Fuller, John D. Crowley, Jay O. Wright and Foley & Lardner LLP. (Incorporated herein by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on May 14, 2004.)

10.32	Employment and Non-Compete Agreement between Widepoint Corporation and Mark C. Fuller. (Incorporated herein by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed on May 14, 2004.)

10.33	Employment and Non-Compete Agreement between Widepoint Corporation and John D. Crowley. (Incorporated herein by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K filed on May 14, 2004.)

10.34	Consulting and Non-Compete Agreement between Widepoint Corporation and Jay O. Wright. (Incorporated herein by reference to Exhibit 10.6 to the Registrant's Current Report on Form 8-K filed on May 14, 2004.)

Exhibit No.	Description

10.35	Warrant Agreement between Widepoint Corporation and Mark C. Fuller. (Incorporated herein by reference to Exhibit 10.7 to the Registrant's Current Report on Form 8-K filed on May 14, 2004.)

10.36	Warrant Agreement between Widepoint Corporation and John D. Crowley. (Incorporated herein by reference to Exhibit 10.8 to the Registrant's Current Report on Form 8-K filed on May 14, 2004.)

10.37	Warrant Agreement between Widepoint Corporation and Jay O. Wright. (Incorporated herein by reference to Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed on May 14, 2004.

10.38	Preferred Stock Purchase Agreement Between WidePoint Corporation and Barron Partners LP. (Incorporated herein by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K/A filed on November 2, 2004.)

10.39	Common Stock Purchase Warrant between WidePoint Corporation and Barron Partners LP. (Incorporated herein by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K/A filed on November 2, 2004.)

10.40	Registration Rights Agreement between WidePoint Corporation and Barron Partners LP. (Incorporated herein by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K/A filed on November 2, 2004.)

10.41	Certificate Of Designations, Rights And Preferences Of The Series A Convertible Preferred Stock between WidePoint Corporation and Barron Partners LP (Incorporated herein by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K/A filed on November 2, 2004.)

10.42	Stock Purchase Agreement between WidePoint Corporation, Operational Research Consultants, Inc. (Incorporated herein by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K/A filed on November 2, 2004.)

10.43	Master Amendment between WidePoint Corporation and Barron Partners L.P. (Incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on November 11, 2004.)

10.44	Common Stock Purchase Warrant between Widepoint Corporation and Westcap Securities Inc.

21	Subsidiaries of WidePoint Corporation

23.1	Consent of Grant Thornton LLP

23.2	Consent of Stephen Earl Edwards, CPA

24	Power of Attorney (included on page II-4)